VOLUME

1

Exhibit 99.8

PUBLIC ACCOUNTS 2020-2021

CONSOLIDATED FINANCIAL STATEMENTS OF THE GOUVERNEMENT DU QUÉBEC

Fiscal year ended March 31, 2021

Finances Québec

Public Accounts 2020-2021 - Volume 1

Legal deposit - Bibliothèque et Archives nationales du Québec
November 2021

ISSN 0706-2850 (Print version)
ISSN 1925-1823 (PDF)

© Gouvernement du Québec, 2021

His Honour the Honourable J. Michel Doyon

Lieutenant-Governor of Québec

Parliament Building

Québec

Your Honour,

I am pleased to present you with the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2021.

Eric Girard

Minister of Finance

Québec, November 2021

Mr. Eric Girard

Minister of Finance

Parliament Building

Québec

Dear Minister,

In accordance with the commission entrusted to me, I have the honour of presenting the Public Accounts of the Gouvernement du Québec for the fiscal year ended March 31, 2021. These accounts have been prepared under section 86 of the Financial Administration Act (CQLR, chapter A-6.001), in accordance with the Government's accounting policies and the public sector accounting standards.

Respectfully yours,

Lucie Pageau, CPA, CA

Comptroller of Finance

Québec, November 2021

Presentation of the Public Accounts

The Public Accounts 2020-2021 have been prepared by the Comptroller of Finance for the Minister of Finance in accordance with the accounting policies adopted by the Conseil du trésor and the public sector accounting standards and pursuant to the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). They are published in two volumes.

Volume 1 - Consolidated financial statements of the Gouvernement du Québec

Volume 1 presents the results and financial position of the Gouvernement du Québec. The financial operations include those of the National Assembly, of the people it appoints, of the government departments, and of all bodies, funds and enterprises controlled by the Government.

Volume 1 presents a financial analysis to increase its usefulness and transparency. The analysis lays out the highlights for the 2020-2021 fiscal year including the financial impact of the actions to manage the COVID-19 health crisis, and compares the actual results with both forecasted results and the 2019-2020 results. It also presents the Governement's budget balance in compliance with the Budget Balance Act as well as the stabilization reserve's balance. Finally, it presents the development of main trends relating to important items in the consolidated financial statements and the outcome of the analysis of 10 indicators.

In accordance with the Auditor General Act (CQLR, chapter V-5.01), the Auditor General of Québec prepares an Independent Auditor's Report included with the Government's consolidated financial statements and in which she expresses her opinion on the financial statements.

Volume 2 - Financial information on the Consolidated Revenue Fund: general fund and special funds

Volume 2 presents the financial information on the Consolidated Revenue Fund, which is made up of the general fund and the special funds. This volume is divided into two sections. The first section reports on the revenue of government departments and budget-funded bodies, their authorized appropriations, the expenses and other costs charged to each of these appropriations and, lastly, the financial operations of the specified purpose accounts they administer. The second section presents the revenue of the special funds as well as their approved and realized expenses and investments.

Acknowledgements

Preparing the Public Accounts requires the participation and collaboration of many employees from different government departments, funds, bodies, and organizations in the health and social services and education networks as well as employees from government enterprises. We would like to thank all of them for their help in preparing these documents.

PUBLIC ACCOUNTS 2019-2020	1

SECTION

A

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS

▌ 1.  Highlights for the 2020-2021 fiscal year1

Summary of consolidated results

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

			Actual results			Actual results
			as at			as at		Change compared
	Budget		March 31,	Change compared		March 31,		with the 2019-2020
	2020-2021	(1),(2)	2021	with Budget		2020	(3)	actual results
				M$	%	(adjusted)		M$	%
REVENUE

Income and property taxes	52 210		51 503	(707)	(1.4)	50 482		1 021	2.0

Consumption taxes	22 961		21 377	(1 584)	(6.9)	21 348		29	0.1

Duties and permits	4 643		4 613	(30)	(0.6)	4 535		78	1.7

Miscellaneous revenue	10 975		9 884	(1 091)	(9.9)	10 962		(1 078)	(9.8)

Revenue from government enterprises	4 814		4 491	(323)	(6.7)	4 419		72	1.6

Own-source revenue	95 603		91 868	(3 735)	(3.9)	91 746		122	0.1

Federal government transfers	25 692		30 716	5 024	19.6	25 228		5 488	21.8

Total revenue	121 295		122 584	1 289	1.1	116 974		5 610	4.8

EXPENDITURE

Health and Social Services	46 562		53 339	6 777	14.6	43 931		9 408	21.4

Education and Culture	26 989		26 543	(446)	(1.7)	25 473		1 070	4.2

Economy and Environment	16 683		18 453	1 770	10.6	17 753		700	3.9

Support for Individuals and Families	11 413		11 063	(350)	(3.1)	10 916		147	1.3

Administration and Justice	8 653		9 723	1 070	12.4	9 142		581	6.4

Sub-total	110 300		119 121	8 821	8.0	107 215		11 906	11.1

Debt service	8 266		7 689	(577)	(7.0)	7 676		13	0.2

Total expenditure	118 566		126 810	8 244	7.0	114 891		11 919	10.4

(DEFICIT) ANNUAL SURPLUS	2 729		(4 226)	(6 955)	―	2 083		(6 309)	―

(1) Based on the data presented in Budget 2020-2021 of the Ministère des Finances tabled on March 10, 2020.

(2) For the purposes of establishing budget forecasts, certain factors that constitute risk and uncertainty factors do not depend directly on the government but can lead to real results that differ from those anticipated. Such factors are presented in Appendix 1, "Risks and uncertainties".

(3) Certain figures for 2019-2020 have been reclassified for consistency with the presentation adopted as at March 31, 2021.

___________________________________

1 The data presented in the financial analysis corresponds to portfolio and responsibilities established in the Expenditure Budget 2020-2021. Between the publication of the Expenditure Budget 2020-2021 and the publication of the Expenditure Budget 2021-2022, the Éducation et Enseignement supérieur portfolio was split up to become the Éducation portfolio and the Enseignement supérieur portfolio

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	5

1.  Highlights for the 2020-2021 fiscal year (cont'd)

Budget balance

In Budget 2020-2021 of March 10, 2020 (hereinafter "the Budget"), the Government forecast an annual surplus of $2 729 million for fiscal 2020-2021. Within the meaning of the Balanced Budget Act2  and taking into account the allocation of $2 729 million in revenue to the Generations Fund, a balanced budget was forecast.

On March 11, 2020, the World Health Organization declared a global pandemic due to the novel coronavirus (COVID-19). On March 13, the Québec government declared a health emergency and quickly implemented measures to control the disease's spread. The budget balance anticipated on March 10, 2020 did not consider the pandemic's impact. In June 2020, in Québec's Economic and Financial Situation, the forecast budgetary balance before the use of the stabilization reserve was revised to a deficit balance of $14 940 million. After the use of the stabilisation reserve, budget balance was maintained. In November 2020, budget balance was again revised. As a matter of fact, the Update on Québec's Economic and Financial Situation forecasted a $2 991 million deficit for the budget balance. This balance, before the use of the stabilization reserve, was a deficit of $15 000 million.

The consolidated financial statements of the Gouvernement du Québec for the fiscal year ended March 31, 2021 show an annual deficit of $4 226 million. Taking into account the deposits of $3 313 million in dedicated revenues in the Generations Fund, the budget balance representing the results of operations for the fiscal ended March 31, 2021 shows a deficit of $7 539 million. Furthermore, budget balance also takes into account the impact of the change in application of the accounting standard respecting transfer payments which amounts to $3 221 million. As per the meaning of the Balanced Budget Act, the government reached a balanced budget using $10 760 million of the stabilization reserve.

___________________________________

2 CQLR, chapter E-12.00001

6	PUBLIC ACCOUNTS 2020-2021

1.  Highlights for the 2020-2021 fiscal year (cont'd)

Actions to manage the COVID-19 health crisis

The initiatives to manage the crisis and for economic recovery that the government announced have significantly affected consolidated expenditure in 2020-2021. On one hand, the government has implemented measures to bolster the healthcare system in order to face the health crisis. In that regard, expenditures have largely been incurred by the ministère de la Santé et des Services sociaux and the organizations of that network. On the other hand, initiatives have been implemented to support workers, individuals, and businesses and to mitigate the pandemic's impact on the economy. The federal government contributed to the financing of these measures through additional transfers amounting to 4.5 billion dollars.

The COVID-19 pandemic has also affected in other ways the government's consolidated financial results as at March 31, 2021. The impact stems, in particular, from the lockdown measures, including the temporary closing of establishments, and has mainly led to a reduction in some of the government's own-source revenue and to an increase of certain expenditures categories. It is however difficult to accurately quantify the extent to which the pandemic has affected these revenues and expenditures. For this reason, the following tables cannot be interpreted as reflecting the COVID-19 pandemic's total impact on the government's consolidated results as at March 31, 2021.

Pandemic-related expenditures in the health and social services sector
For the period from April 1, 2020 to March 31, 2021(1)

(millions of dollars)

Expenditure categories

Remuneration(2)	3 535

Operating(3)	1 904

Transfer(4)	945

Personal protective equipment(5)	1 949

TOTAL	8 333

(1) This represents additional pandemic-related expenditures compiled by organizations in the health and social services network (the list of organizations is presented in Appendix 3 of the consolidated financial statements) as well as those realized by the Ministère de la Santé et des Services sociaux and by the Prescription Drug Insurance Fund. Such expenditures exclude the impact of the elimination of non-priority activities, which lowered health expenditures in 2020-2021.

(2) Remuneration includes, in particular, the wages of full-time staff and managers, including bonuses, overtime, employee future benefits, and payroll taxes. These costs do not include remuneration related to payment requests from health professionals submitted to the Régie de l'assurance maladie du Québec pertaining to billing procedures specific to COVID-19.

(3) Operating expenditures include other direct COVID-19-related expenditures, in particular, the cost of equipment and supplies, transportation expenses, and staff training costs.

(4) Transfer expenditures include, in particular, the amounts paid to seniors' homes and private residential and long-term care centres, support for community organizations, and hospital emergency services.

(5) Pertaining to personal protective equipment and medical supplies relating to the management of the pandemic, particularly masks, gloves and protective gowns. Personal protective equipment received from the federal government adds to this amount.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	7

1.  Highlights for the 2020-2021 fiscal year (cont'd)

Financial impact of the initiatives to support Quebecers and our economy

From April 1, 2020 to March 31, 2021

(millions of dollars)

	Estimated financial impacts	(1)	Actual consolidated expenditures

Support Quebecers
Incentive Program to Retain Essential Workers (IPREW)	198		199
Support childcare services	74		98
Enhance financial assistance for education expenses and better student assistance services	290		194
Promote outdoors physical activity, sports, and leasure	70		66
Reinforce support for students and workforce in schools as well as their security	85		81
Adapt teaching environments and promote distance learning	57		45
Other initiatives	223		189
Sub-total	997		872

Mitigate the pandemic's impact on the economy
Specific aid for mass transit organizations	1 400		1 390
Support for municipalities	900		900
Support for commercial rents	274		210
Concerted Action Program for Maintaining Employment (PACME)	165		122
Tourism initiatives	166		150
Other initiatives	170		137
Sub-total	3 075		2 909

8	PUBLIC ACCOUNTS 2020-2021

1.  Highlights for the 2020-2021 fiscal year (cont'd)

Financial impact of the initiatives to support Quebecers and our economy

From April 1, 2020 to March 31, 2021 (cont'd)

(en millions de dollars)

	Estimated financial impacts	(1)	Actual consolidated expenditures

Economic recovery
Promote Quebecer's reintegration in the job market
Offer specific support for disabled people	62		60
Implement initiatives aiming to retrain and to improve the workforce's skills	40	(2)	11
Other initiatives	132		108
Stimulate economic growth
Roll out initiatives adated to certain strategic sectors	39		38
Push for business digitization	20		30
Support outfitters' development	25		25
Renew financial assistance to the National Optics Institute	75		75
Prolong and enhance the Quebec's Cybersecurity Innovation Program	27		27
Support the Applied Research and Expertise Centre for Information Technologies	20		20
Stimulate economic development, and inclusive and diversified entrepreneurship	23		23
Other initiatives	117		88
Foster Québec's manufacturing and local buying
Improve food self-sufficency and support the green-house industry	40		40
Other initiatives	35		35
Sub-total	655		580
TOTAL	4 727		4 361

(1) This represents financial impacts estimated in the June 2020 Québec's Economic and Financial Situation, Québec's Economic and Financial Situation, and the March 2021 Budget Plan 2021-2022.

(2) This is the amount presented in budget taking into account a $50 M reallocation from the "Implement initiatives aiming to retrain and to improve the workforce's skills" initiative to the "Concerted Action Program for Maintaining Employment (PACME)" initiative.

Change in the application of the accounting standard respecting transfer payments

The government has changed the application of the accounting standard respecting transfer payments to account for transfer expenditures according to the completion progress of eligible work by transfer recipients. This accounting change, explained in detail in Note 3 of the consolidated financial statements, raised the consolidated expenditure by $462 million as at March 31, 2021. The government's net debt and accumulated deficit have also been adjusted upward by $12.5 billion because of this change.

As a result of this accounting change, the Auditor General of Québec's auditor's report no longer includes a qualified opinion.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	9

▌ 2.  Variance analysis

2.1. Comparison of actual and forecast results

The forecasts included in Budget 2020-2021 were published on March 10, 2020. Because of the special circumstances surrounding the COVID-19 pandemic, in June 2020, the Minister of Finance made public Québec's Economic and Financial Situation. The publication presents revised forecasts for 2020-2021, including the impact of the government's initiatives to manage the health crisis and support Québec economy. These forecasts were also revised in November 2020's Update on Québec's Economic and Financial Situation.

In keeping with the standards adopted by the Public Sector Accounting Board, the financial analysis that accompanies the government's consolidated financial statements must compare real results with those in its initial budget. However, in the context of the COVID-19 pandemic, it appears that for fiscal 2020-2021, considering the June 2020 adjustments will better serve the objectives of this analysis.

Summary of forecasts and consolidated results

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Budget 2020-2021	Québec's Economic and Financial Situation 2020-2021	Variation	Actual results as at March 31, 2021	Change compared with 2020- 2021 Budget	Change compared with Québec's Economic and Financial

REVENUE

Own-source revenue excluding revenue from government enterprises	90 789	82 338	(8 451)	87 377	(3 412)	5 039

Revenue from government enterprises	4 814	3 316	(1 498)	4 491	(323)	1 175

Own-source revenue	95 603	85 654	(9 949)	91 868	(3 735)	6 214

Federal government transfers	25 692	29 781	4 089	30 716	5 024	935

Total revenue	121 295	115 435	(5 860)	122 584	1 289	7 149

EXPENDITURE

Expenditure excluding debt service	110 300	115 504	5 204	119 121	8 821	3 617

Debt service	8 266	8 304	38	7 689	(577)	(615)

Total expenditure	118 566	123 808	5 242	126 810	8 244	3 002

Allowances for economic risks and other support and recovery measures		4 000	4 000	n/a		(4 000)

ANNUAL (DEFICIT) SURPLUS	2 729	(12 373)	(15 102)	(4 226)	(6 955)	8 147

10	PUBLIC ACCOUNTS 2020-2021

2.  Variance analysis (cont'd)

2.1. Comparison of actual and forecast results (cont'd)

Own-source revenue excluding that of government enterprises

In Québec's Economic and Financial Situation of June 2020, own-source revenue excluding revenue from government enterprises was adjusted downward by $8.5 billion in relation to the March 2020 forecast. The June forecast was attributable to the reduction in the tax bases of personal income tax, corporate tax, and sales tax due to reduced economic activity stemming from the lockdown measures. However, the reduction in the tax bases was smaller than anticipated, namely because of the impact of government initiatives aimed at supporting individuals and businesses.

Revenue from government enterprises

In Québec's Economic and Financial Situation of June 2020, revenue from government enterprises was adjusted downward by $1.5 billion because of the closing of Loto-Québec's facilities and reduced electricity consumption in the commercial and industrial sectors. However, as at March 31, 2021, Investissement Québec's real results were $948 million higher than the June 2020 forecast. The performance of its publicly listed equity portfolio and other Investissement Québec investments explain, to a large extent, the increase.

Federal government transfers

In June 2020, revenue from federal government transfers was adjusted upward by $4.1 billion, in particular because of one-off transfers that the federal government announced to ensure a safe economic recovery. The actual results as at March 31, 2021 take into account these additional transfers on top of the $303 million for a safe back-to-school season and $330 million in transfers recorded in 2020-2021 under the Canada-Québec agreement to fund access to high-speed Internet service for nearly 150 000 Québec households.

Expenditures excluding debt service

The expenditures excluding debt service stipulated in Québec's Economic and Financial Situation of June 2020 included downward adjustments to reflect the stoppage of certain activities, especially in the education portfolio but also upward adjustment to reflect the impact of the initiatives implemented to manage the crisis and for economic recovery. The initiatives were estimated at $6.3 billion in June 2020.

As at March 31, 2021, expenditures excluding debt service were $3.6 billion higher than those forecast in Québec's Economic and Financial Situation. The support and recovery measures implemented in a pandemic context largely explain these variations since the additional measures were announced after June 2020. The change in application of the accounting standard respecting transfer payments increased expenditures by $462 million in relation to what was forecast.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	11

2.  Variance analysis (cont'd)

2.1. Comparison of actual and forecast results (cont'd)

Debt service

Despite the increase in the debt forecast in Québec's Economic and Financial Situation of June 2020, debt service has not been adjusted upward because of a forecasted decrease of interest rates. Finally, this interest rates decrease was stronger than anticipated, which resulted in a lower debt service than forecast.

2.2. Comparison of actual results with the previous fiscal year

Consolidated revenue

Income and property taxes

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Actual results	Actual results
	as at	as at
	March 31, 2021	March 31, 2020	Change
			M$	%

Personal income tax	34 998	33 814	1 184	3.5
Contributions dedicated to health services	6 398	6 522	(124)	(1.9)
Corporate tax	8 951	8 607	344	4.0
School property tax	1 156	1 539	(383)	(24.9)

TOTAL	51 503	50 482	1 021	2.0

The $1 021-million increase in revenue from income and property taxes is attributable to:

  a $1 184-million increase in personal income tax revenue, stemming mainly from the growth in average weekly earnings and additional tax related to the income support measures that the government granted in response to the COVID-19 pandemic;

  a $124-million reduction in contributions for health services, stemming, in particular, from the implementation of a contribution credit granted to employers eligible for the Canada Emergency Wage Subsidy in respect of employees on paid leave;

  a $344-million increase in corporate tax revenue mainly due to receipts higher than in the previous fiscal year affected by government emergency assistance measures that supported corporate profits;

  a $383-million decrease in revenue from school property taxes, attributable to the school tax reform, which seeks to reduce school tax rates in Québec.

12	PUBLIC ACCOUNTS 2020-2021

2.  Variance analysis (cont'd)

2.2. Comparison of actual results with the previous fiscal year (cont'd)

Consumption taxes

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Actual results	Actual results
	as at	as at
	March 31, 2021	March 31, 2020	Change
			M$	%
Sales	17 794	17 536	258	1.5
Fuel	1 916	2 206	(290)	(13.1)
Tobacco	971	938	33	3.5
Alcoholic beverages	619	637	(18)	(2.8)
Other	77	31	46	148.4
TOTAL	21 377	21 348	29	0.1

Consumption tax revenue were $29 million higher than in the previous fiscal year.

  Sales tax revenue increased by $258 million, mainly as a result of the reduction in input tax rebates stemming, in particular, from a reduction in exports.

  Fuel tax revenue declined by $290 million, in particular because of a significant reduction in gasoline consumption during the COVID-19 pandemic.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	13

2.  Variance analysis (cont'd)

2.2. Comparison of actual results with the previous fiscal year (cont'd)

Duties and permits

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Actual results	Actual results
	as at	as at
	March 31, 2021	March 31, 2020	Change
			M$	%
Motor vehicles	1 413	1 390	23	1.7
Natural resources	1 778	1 392	386	27.7
Greenhouse gas emissions	635	997	(362)	(36.3)
Other	787	756	31	4.1
TOTAL	4 613	4 535	78	1.7

Revenues from duties asnd permits increased by $78 million compared to the preceding fiscal year.

  The $386-million increase in revenues from natural resources is mainly due to higher mining revenue arising from sustained metal prices on the markets in 2020.

  The $362-million reduction in revenue collected in the context of Québec's greenhouse gas emission cap-and-trade system results mainly from a reduction in the volume of sales of greenhouse gas emission units.

14	PUBLIC ACCOUNTS 2020-2021

2.  Variance analysis (cont'd)

2.2. Comparison of actual results with the previous fiscal year (cont'd)

Miscellaneous revenues

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)s

	Actual results	Actual results
	as at	as at
	March 31, 2021	March 31, 2020	Change
			M$	%
Sales of goods and services	4 601	5 306	(705)	(13.3)
User contributions	1 589	1 838	(249)	(13.5)
Interest on accounts receivable and loans	921	884	37	4.2
Income from portfolio investments	910	805	105	13.0
Fines, forfeitures and recoveries	696	878	(182)	(20.7)
Third-party donations	658	730	(72)	(9.9)
Tuition fees	399	406	(7)	(1.7)
Transfers from entities other than the federal government	110	115	(5)	(4.3)
TOTAL	9 884	10 962	(1 078)	(9.8)

The $1 078-million decrease in miscellaneous revenue is attributable, in particular, to:

  the $705-million reduction in revenue from the sale of goods and services due to the COVID-19 pandemic. The reduction in revenue from childcare services, the cancellation of cultural and educational activities in schools and the reduction of parking rates in healthcare institutions are its most notable causes;

  the $249-million reduction in revenue from the users of the education and the health and social services networks mainly due to the pandemic.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	15

2.  Variance analysis (cont'd)

2.2. Comparison of actual results with the previous fiscal year (cont'd)

Revenue from government enterprises

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Actual results	Actual results
	as at	as at
	March 31, 2021	March 31, 2020	Change
			M$	%
Hydro-Québec	1 776	1 959	(183)	(9.3)
Société des alcools du Québec	1 219	1 226	(7)	(0.6)
Investissement Québec	987	(130)	1 117	n. a.
Loto-Québec	433	1 328	(895)	(67.4)
Other	76	36	40	111.1
TOTAL	4 491	4 419	72	1.6

The $72-million increase in revenue from government enterprises stems essentially from:

  the $1 117-million increase in Investissement Québec's net financial results, explained by the exceptional performance of its securities portfolio combined with that of its investments in venture capital and investment funds. The adjusted yield on equity stood at 25.1%, as against −4.9% in the preceding fiscal year.

This increase is partially offset by:

  the $895-million reduction in Loto-Québec's net results, affected by the temporary closing of casinos, gaming halls, and sales outlets;

  the $183-million reduction in Hydro-Québec's net results, due notably to lower electricity consumption in Québec.

16	PUBLIC ACCOUNTS 2020-2021

2.  Variance analysis (cont'd)

2.2. Comparison of actual results with the previous fiscal year (cont'd)

Federal government transfers

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Actual results	Actual results
	as at	as at
	March 31, 2021	March 31, 2020	Change
			M$	%

Equalization	13 252	13 124	128	1.0
Health transfers	6 800	6 617	183	2.8
Transfers for post-secondary education and other social programs	1 590	1 542	48	3.1
Other programs	9 074	3 945	5 129	130.0
TOTAL	30 716	25 228	5 488	21.8

The $5 488-million increase in federal government transfers results from:

  a $183-million increase in health transfer revenue that is mainly attributable to canadian nominal GDP growth, which sets the canadian envelope of the Canada Health Transfer's (CHT) growth rate;

  a $5 129-million increase in transfer revenue for other programs due to, in particular:

- $3.4 billion in transfer payments pertaining to new agreements for a safe economic recovery and a safe back to school season to support the provinces in implementing pandemic-related measures,

- a $661-million transfer payment made in June 2020 to partly compensate Québec's efforts to mitigate the financial impact of the COVID-19 pandemic,

- a $330-million transfer payment pertaining to the Canada-Québec agreement to finance access to high-speed Internet service for nearly 150 000 Québec households,

- $535 million in transfer payments related to the Gas tax program.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	17

2.  Variance analysis (cont'd)

2.2. Comparison of actual results with the previous fiscal year (cont'd)

Consolidated expenditure

Health and Social Services mission

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Actual results	Actual results
	as at	as at
	March 31, 2021	March 31, 2020	Change
		(adjusted)	M$	%

Transfers	6 167	5 246	921	17.6
Remuneration	32 843	28 488	4 355	15.3
Operating	14 237	10 116	4 121	40.7
Doubtful accounts and other allowances	92	81	11	13.6
TOTAL	53 339	43 931	9 408	21.4

Transfers

The $921-million increase in health transfer expenditures stems mainly from:

  the increase in funding allocated, in particular, to emergency pre-hospitalization services and community-based organizations, totalling $493 million;

  $141-million expenses pertaining to measures to support the autonomy of seniors in private accommodation in the context of the COVID-19 pandemic;

  the enhancement of tax credit for caregivers and the increase of the cost of the tax credit for home support for seniors, totalling $130 million.

Remuneration

The $4 355-million increase in remuneration expenses in the health sector is mainly attributable to the wage enhancements granted to healthcare workers, including patient-care attendants, to recognize the additional efforts to confront the health crisis, and to the renewal of the collective agreements.

Operating

The $4 121-million increase in operating expenditures in the health sector stems chiefly from personal protective equipment and an increase in other COVID-19-related operating costs in healthcare institutions.

18	PUBLIC ACCOUNTS 2020-2021

2.  Variance analysis (cont'd)

2.2. Comparison of actual results with the previous fiscal year (cont'd)

Education and Culture mission

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Actual results	Actual results
	as at	as at
	March 31, 2021	March 31, 2020	Change
		(adjusted)	M$	%

Transfers	6 320	5 647	673	11.9
Remuneration	16 089	15 371	718	4.7
Operating	4 097	4 391	(294)	(6.7)
Doubtful accounts and other allowances	37	64	(27)	(42.2)
TOTAL	26 543	25 473	1 070	4.2

Transfers

The $673-million increase in transfer expenditures is attributable to the additional subsidies granted, including:

  $192 million for the Cultural Sector Economic Recovery Plan and $104 million for the recreation and sport recovery;

  $80 million pertaining to film production tax credits;

  a $136-million increase in grants to private educational institutions and private universities.

Remuneration

The $718-million increase in remuneration expenses stems principally from the $722-million increase in remuneration in schools. The renewal of collective agreements, pay increments, and the addition of resources related to the COVID-19 pandemic are the main causes.

Operating

The $294-million reduction in operating expenses is mainly explained by a $282-million reduction in operating expenses in schools. The savings are, in particular, due to the cancellation of part of the school transportation contracts, the reduction in travel expenses and the cost of supplies and the cancellation of cultural outings because of the COVID-19 pandemic.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	19

2.  Variance analysis (cont'd)

2.2. Comparison of actual results with the previous fiscal year (cont'd)

Economy and Environment mission

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Actual results	Actual results
	as at	as at
	March 31, 2021	March 31, 2020	Change
		(adjusted)	M$	%

Transfers	12 504	10 436	2 068	19.8
Remuneration	1 603	1 591	12	0.8
Operating	3 807	4 415	(608)	(13.8)
Doubtful accounts and other allowances	539	1 311	(772)	(58.9)
TOTAL	18 453	17 753	700	3.9

Transfers

The $2 068-million increase in transfer expenses is primarily due to additional subsidies allocated because of the COVID-19 pandemic, including $1 390 million for the specific assitance to mass transit organizations.

What is more, an increase has been observed:

  $669 million in transfer payments for infrastructure programs in respect of drinking water, wastewater, local road networks and other types of infrastructure, and mass transit;

  $135 million in transfers related to tax credits, essentially to invest in manufacturing and processing equipment, e-business development, and multimedia titles;

  $179 million in transfers related to financial assistance granted to businesses under the "Assistance for Businesses in Regions on Maximum Alert" section of the Emergency Assistance Program for Small and Medium-Sized Businesses, under which up to 100% of the loan granted to businesses affected by a closure order issued by public health authorities can be forgiven;

  $60 million in transfers for the multi-resources pathways costs reimbursement program.

These increases are partly offset by the non-recurrence of the subsidies paid in 2019-2020 under the mass transit programs, including:

  $334 million under the Program to compensate taxi permit holders;

  $171 million for the Réseau express métropolitain (REM) for decontamination and the relocation of public services.

20	PUBLIC ACCOUNTS 2020-2021

2.  Variance analysis (cont'd)

2.2. Comparison of actual results with the previous fiscal year (cont'd)

Operating

The $608-million reduction in operating expenditures mainly stems from a $745-million loss triggered in 2019-2020 in the government's investment in the Airbus Canada Limited Partnership following Bombardier's withdrawal from the Airbus A220 program.

Doubful accounts and other allowances

The $772-million reduction in doubtful accounts expenditures mainly stems from other than temporary declines in value of investments and increases in allowances for loans, investments, and guaranteed financial initiatives in 2019-2020, in particular as a result of the COVID-19 pandemic.

Support for Individuals and Families

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Actual results	Actual results
	as at	as at
	March 31, 2021	March 31, 2020	Change
		(adjusted)	M$	%

Transfers	10 086	9 956	130	1.3
Remuneration	604	583	21	3.6
Operating	332	356	(24)	(6.7)
Doubtful accounts and other allowances	41	21	20	95.2
TOTAL	11 063	10 916	147	1.3

Transfers

The $130-million increase in transfer expenditures is attributable mainly to a $438-million expense related to the full enhancement of the Family Allowance announced in Québec's Economic and Financial Situation in November 2019.

This increase is partly offset by:

  the $162-million reduction in the tax credit for childcare expenses;

  the $135-million decrease in the work premium tax credit.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	21

2.  Variance analysis (cont'd)

2.2. Comparison of actual results with the previous fiscal year (cont'd)

Administration and Justice

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Actual results	Actual results
	as at	as at
	March 31, 2021	March 31, 2020	Change
		(adjusted)	M$	%

Transfers	3 708	2 070	1 638	79.1
Remuneration	4 641	4 865	(224)	(4.6)
Operating	1 318	1 346	(28)	(2.1)
Doubtful accounts and other allowances	56	861	(805)	(93.5)
TOTAL	9 723	9 142	581	6.4

Transfers

The $1 638-million increase in transfer expenditures is attributed primarily to granting additional subsidies in relation to the COVID-19 pandemic, including:

  $900 million in financial assistance for municipality support in the context of the pandemic;

  $201 million for Québec's contribution to the Canada Emergency Commercial Rent Assistance program and for the enhancement of this federal assistance program;

  $199 million for the Incentive Program to Retain Essential Workers.

Moreover, the increase is also attributable to $660 million in financial assistance aimed at financing access to high-speed Internet service for nearly 150 000 Québec households.

The increases are partly offset by the $294 million in non-recurrent financial assistance granted in 2019-2020 in respect of spring flooding in 2019.

Doubful accounts and other allowances

Doubtful account expenditures were $805 million lower than in 2019-2020, mainly because of a significant drop in the provision rate notably stemming from the revision of the COVID-19 pandemic's impact on the credit risk of individuals and companies.

Debt Service

Despite the increase in the level of debt in 2020-2021, debt service expenditures did not change significantly in relation to 2019-2020 mainly because interest rates reached a historic low in 2020-2021.

22	PUBLIC ACCOUNTS 2020-2021

▌ 3.  Balanced Budget Act

Budget balance

The purpose of the Balanced Budget Act is to balance the budget of the Québec government. It stipulates that the Government may not incur a budgetary deficit after use of the stabilization reserve.

Budget balance represents the results of the operations of the fiscal year ended on March 31, 2021 which was a deficit of $7 539 million after taking into account the allocation of $3 313 million to the Generations fund. Budget balance within the meaning of the Balanced Budget Act also takes into consideration $3 221 million resulting from the change in the application of the accounting standard respecting transfer payments. Following the use of part of the stabilization reserve, budget balance is achieved within the meaning of the Act.

Budget balance within the meaning of the Balanced Budget Act

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Budget	Actual results as
	2020-2021	at March 31, 2021

Annual surplus (deficit)	2 729	(4 226)

Revenue of the Generations Fund	(2 729)	(3 313)

Budget balance representing the results for the operations of the year	─	(7 539)

Change in application of section PS 3410 - Government transfers(1)		(3 221)

Use of part of the stabilization reserve		10 760

Budget balance	─	─

(1) In compliance with the Budget Balance Act, budget balance was established by taking into consideration the amounts added to the accumulated deficit of the fiscal years 2015-2016 to 2019-2020 arising from the change in the application of the accounting standard respecting transfer payments. The Act's provisions were not effective for the fiscal years 2009-2010 to 2014-2015.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	23

3.  Balanced Budget Act (cont'd)

Stabilization reserve

The Act provides for the establishment of a stabilization reserve to facilitate the Government's multi-year budget planning. From an accounting standpoint, this reserve has no impact on the annual surplus or deficit.

The stabilization reserve is used to maintain a balanced budget; its balance is reduced by the amount needed to achieve that objective. In addition, the Government may, on the conditions it determines, use the stabilization reserve to deposit sums in the Generations Fund. Its balance is reduced by the amount deposited in the Fund.

The sums allocated annually to the stabilization reserve correspond to the amount of the recorded surplus for that fiscal year, i.e. a budget balance that is greater than zero, established in accordance with the provisions of the Balanced Budget Act.

In 2020-2021, $10 760 million has been used out of the stabilization reserve in compliance with the Act's provisions, which puts the reserve's balance at $1 221 million as at March 31, 2021.

Stabilization reserve

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

2021

Opening balance	11 981

Use of the reserve to maintain a balanced budget	(10 760)

Closing balance	1 221

24	PUBLIC ACCOUNTS 2020-2021

3.  Balanced Budget Act (cont'd)

Change in budget balance and stabilization reserve(1)

(millions of dollars)

(1) From an accounting standpoint, this reserve has no impact on the annual surplus (deficit).

(2) The 2020-2021 budget balance takes into account the use of $10 760M of the stabilization reserve.

In 2011-2012, the financial crisis and global recession that had held sway since 2008-2009 led to a substantial deterioration in the Government's financial balances. The provisions of the Balanced Budget Act passed on April 21, 2015 and prohibiting a budgetary deficit did not apply to the 2009-2010 to 2014-2015 fiscal years. Over that period, the Government showed budgetary deficits annually in compliance with the Act.

From 2015-2016 to 2018-2019, the Government has shown budgetary surpluses that have been allocated to the stabilization reserve. For fiscal 2020-2021, the COVID-19 pandemic, as well as the change in the application of the accounting standard respecting transfer payments, required the use of $10 760 million from the stabilization reserve, bringing the latter to $1 221 million as at March 31, 2021.

Generations Fund

The Generations Fund, created under the Act to reduce the debt and establish the Generations Fund, is used exclusively to repay the Government's gross debt. The statement of change in the balance of the Generations Fund is presented in Note 13 "Generations Fund" of the consolidated financial statements.

Budget 2020-2021 forecast that the revenue of the Generations Fund would amount to $2 729 million. The fund's actual revenue is $3 313 million, or $584 million more than forecast. The fund's balance is $12 212 million as at March 31, 2021.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	25

▌ 4.  Analysis of main trends

The main trends analysis presented in this section uses financial information from the consolidated financial statements of the Gouvernement du Québec.

The data presented put into perspective the trends observed over the past 10 years for the following main items:

  the annual surplus (deficit);

  consolidated revenue by source;

  consolidated expenditures by mission;

  the net book value of fixed assets;

  the Government's gross debt.

Change in annual surplus (deficit)(1)

(millions of dollars)

(1) The annual surpluses (deficits) were adjusted starting in 2011-2012 to consider the change in the application of the accounting standard respecting transfer payments.

From 2011-2012 to 2014-2015, the deficits presented gradually decreased following the introduction of a cap on program spending growth, except in 2012-2013 owing to the recording of a loss of $1 876 million arising from discontinued operations following the closure of the Gentilly-2 nuclear generating station. From 2015-2016 to 2018-2019, the Government has generated annual surpluses, which reached $7 890 million in 2018-2019.

Since 2019-2020, initiatives targeted in the budgets and the COVID-19 pandemic, that entailed revenue losses and additional expenditures for the Government, were part of the factors contributing to the decrease of the surplus for 2019-2020 and the deficit in 2020-2021, the latter amounting to $4 226 million.

26	PUBLIC ACCOUNTS 2020-2021

4.  Analysis of main trends (cont'd)

Change in consolidated revenue

REVENUE BY SOURCE

(millions of dollars)

(1) Other revenue includes revenue from duties and permits as well as miscellaneous revenue.

The Government's consolidated revenue rose from $86.3 billion to $122.6 billion from 2011-2012 to 2020-2021. The annual average growth of this revenue was 4.0%, while that of GDP was 2.8% over the same period.

Total revenue has grown constantly since 2011-2012.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	27

4.  Analysis of main trends (cont'd)

Change in consolidated revenue (cont'd)

Income and property taxes

Revenue from income and property taxes rose from $37 622 million in 2011-2012 to $51 503 million in 2020-2021. On average, it grew by 3.6% per year over that period, owing in particular to an increase in the average wage and the number of jobs in Québec.

Consumption taxes

Revenue from consumption taxes has grown regularly since 2011-2012, going from $15 520 million in 2011-2012 to $21 377 million in 2020-2021. The average annual growth rate for the period was 3.6% owing to sustained growth in retail sales, the one-percentage-point increase in the QST rate as of January 1, 2012, and the harmonization of the QST with the GST as of January 1, 2013 for financial institutions.

Federal government transfers

Federal government transfer revenue rose from $17 113 million in 2011-2012 to $30 716 million in 2020-2021. Federal government transfer revenue grew by an average of 6.7% per year over that period. It had been increased from 2011-2012 to 2013-2014, notably because of payments totalling $2 200 million in federal compensation for harmonization of the sales taxes.

Since 2014-2015, this revenue has grown by 8.8% on average annually to reach $30 716 million in 2020-2021. This growth is due to an increase in all types of federal transfers and more specifically for 2020-2021, to federal government transfers made to support the implementation by the provinces of pandemic-related measures and to partly compensate Québec's efforts to mitigate the financial impact of the COVID-19 pandemic.

Government enterprises

Revenue from government enterprises, which consists mainly of the results of Hydro-Québec, Loto-Québec, the Société des alcools du Québec and Investissement Québec, went from $4 749 million in 2011-2012 to $4 491 million in 2020-2021, which corresponds to an average negative growth of 0.6% per year during that period. That negative growth rate is strongly influenced by a decrease in revenue in 2019-2020 and 2020-2021 due to the COVID-19 pandemic.

28	PUBLIC ACCOUNTS 2020-2021

4.  Analysis of main trends (cont'd)

Change in consolidated revenue (cont'd)

Other revenue

Lastly, other revenue grew substantially from 2011-2012 to 2020-2021 owing to, among other things:

  the auction, since 2013-2014, of greenhouse gas emission allowances under Québec's cap-and-trade system for greenhouse gas emission allowances;

  growth in the income of the Generations Fund, in particular income from portfolio investments;

  growth in revenue from registration fees;

  growth in revenue from mining resources;

  an increase in revenue from user contributions in the health and social services and education networks.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	29

4.  Analysis of main trends (cont'd)

Change in consolidated expenditure

EXPENDITURE BY MISSION(1)

(millions of dollars)

(1) The expenditures by mission were adjusted starting in 2011-2012 to consider the change in the application of the accounting standard respecting transfer payments.

(2) The other missions are "Economy and Environment", "Support for Individuals and Families" and "Administration and Justice".

Between 2011-2012 and 2020-2021, the Government's consolidated expenditure increased by $38.2 billion, from $88.6 billion to $126.8 billion. The average annual growth of this spending was 4.1%.

Health and Social Services and Education and Culture

The expenditures of the "Health and Social Services" and "Education and Culture" missions are constantly climbing, and this trend has been even more pronounced in the health sector. As at March 31, 2021, spending for health and education account for 63.0% of consolidated expenditure and, of that share, 42.1% is for the "Health and Social Services" mission and 20.9% for the "Education and Culture" mission.

30	PUBLIC ACCOUNTS 2020-2021

4.  Analysis of main trends (cont'd)

Change in consolidated expenditure (cont'd)

Other missions

The expenditures of all the other missions have also increased in recent years, particularly because of:

  the increase in spending related to investments in road network improvement, development and maintenance, and in transportation systems;

  growth in spending on municipal affairs and housing, particularly to improve access to housing and to contribute to the repair and construction of water supply and sewer systems and the treatment of municipal wastewater in all regions of Québec;

  growth in financial support for childcare centres and other day care services;

  increased action on environmental protection, sustainable development and climate change;

  the increase in the budgets allocated to public safety, notably to cover costs related to the Sûreté du Québec, correctional services and policing affairs.

Debt service

Debt service increased by an average of 5.9% per year between 2011-2012 and 2013-2014. Since 2014-2015, it has decreased by an average of 4.5% per year to $7 689 million in 2020-2021.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	31

4.  Analysis of main trends (cont'd)

Change in the net book value of fixed assets

(millions of dollars)

Fixed assets can be broken down into several different categories, including complex networks, which consist mainly of net investments in road infrastructure. Such investments accounted for 35.6% of the total net book value of fixed assets as at March 31, 2021.

The net book value of fixed assets increased by $4.3 billion over the past year, from $75.1 billion as at March 31, 2020 to $79.4 billion as at March 31, 2021. This shows that investments in fixed assets outstrip the related depreciation of the Government's fixed assets as a whole.

32	PUBLIC ACCOUNTS 2020-2021

4.  Analysis of main trends (cont'd)

Government's gross debt

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Actual results as at March 31, 2021	Actual results as at March 31, 2020

Debts before deferred foreign exchange gains (losses)	218 468	200 963

Plus

Pension plans and other employee future benefits	12 368	14 716

Less

Generations Fund	(12 212)	(8 899)

Gross debt including advance borrowings	218 624	206 780

Less

Advance borrowings	(8 552)	(7 988)

Gross debt	210 072	198 792

As a % of nominal GDP	47.6%	43.2%

Change in the Government's gross debt

(millions of dollars)

Note: The value of the gross debt as at March 31, 2014 was increased by $709 M to reflect the taking over by Financement-Québec of loans belonging to the Financing Fund made to entities not included in the Government's reporting entity.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	33

4. Analysis of main trends (cont'd)

Increase of the gross debt from March 31, 2011 to March 31, 2021

Gross debt as at March 31, 2011 stood at $173.4 billion. It amounted to $210.1 billion as at March 31, 2021. Accordingly, for fiscal 2011-2012 to 2020-2021, the Government's gross debt rose by $36.7 billion. This increase is due to:

  investments of $34.6 billion by the Government in its fixed assets;

  investments, loans and advances totalling $14.2 billion, some of which were made to government enterprises;

  budgetary deficits of $11.1 billion.

The increase in the gross debt is offset by:

  deposits in the Generations Fund, which reduced the gross debt by $19.7 billion;

  change in other factors which decreased the gross debt by $3.5 billion.

Factors responsible for growth in the Government's gross debt from March 31, 2011 to March 31, 2021

(millions of dollars)

(1) For the purpose of establishing the factors responsible for growth in the Government's gross debt, the budget deficits (surpluses) were established based on the adjusted annual deficits (surpluses) established on page 26, minus the Generations Fund's revenues.

(2) The annual budget deficit (surpluses), investments, loans and advances, and other factors were adjusted starting in 2011-2012 to consider the change in the application of the accounting standard respecting transfer payments.

(3) Other factors include, in particular, the change in "Other accounts", such as accounts receivable and accounts payable.

34	PUBLIC ACCOUNTS 2020-2021

4.  Analysis of main trends (cont'd)

Net financial surpluses (requirements) and financing transactions

Net financial surpluses or requirements represent the gap between the Government's revenues and expenditures. More specifically, they mark the Government's available or required cash flow levels after it has conducted all its activities during a given fiscal year.

Net financial surpluses or requirements include the financial impacts of the entire government reporting entity, whether they be budget operations (consolidated statement of operations) or non-budget operations (consolidated statements of financial position).

The primary objective of determining net financial surpluses or requirements is to provide the Ministère des Finances with the most accurate information so that it can make decisions about changes in government borrowing.

Generally, the impact of net financial surpluses or requirements will have a corresponding impact on gross debt, i.e. increases in net financial requirements will entail borrowing, thereby increasing gross debt, while net financial surpluses lead to loan repayments, thereby reducing gross debt.

Financing transactions

Financing transactions show the loans contracted (repaid) and the cash flow generated (used) for all government activities during the fiscal year.

Net financial surpluses (requirements) and financing transactions

(millions of dollars)

Fiscal year ended March 31

	2021	2020
(adjusted)

Cash flow provided by operating activities	(6 559)	2 751

Cash flow used for investments activities(1)	(4 397)	1 833

Cash flow used for fixed asset investment activities	(8 367)	(7 545)

Net financial surplus (requirements)(2)	(19 323)	(2 961)

Cash flow provided by financing activities(1)	18 396	6 768

Change in cash flow during the fiscal year	927	(3 807)

Financing transactions	19 323	2 961

(1) Cash flows used for investment activities included anticipated titles repurchasings totalling $4 000 M ($3 000 M as at March 31, 2020) and withdrawals from the Generations Funds for the repayment of borrowings totalling $0 M ($2 000 M as at March 31, 2020). For the purposes of the net financial surpluses (requirements) and financing transactions, those transactions are presented in the cash flows used for financing activities.

(2) The net financial surpluses (requirements) include financial requirements related to the payment of revenues dedicated to the Generations Fund totalling $3 313 M in 2020-2021 ($2 606 M in 2019-2020).

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	35

▌ 5.  Results of the indicator analysis

The financial indicator analysis aims primarily to clarify and explain the information contained in the consolidated financial statements.

Those indicators are established based on financial information published in the consolidated financial statements. The latter have been adjusted to consider the modification of the application of the accounting standard respecting transfer payments, where appropriate.

The Gouvernement du Québec presents 10 indicators based on those established by the Public Sector Accounting Board in a Statement of Recommended Practice. These indicators are intended to measure a government's sustainability, flexibility and vulnerability:

  sustainability refers to the degree to which the government can meet its existing financial obligations without increasing, in relative terms, the debt or tax burden on the economy;

  flexibility is the extent to which the government can change its debt burden or the tax burden of its citizens to meet its existing financial obligations without compromising its ability to meet its future obligations;

  vulnerability is the degree to which the government is dependent on sources of funding outside its control or influence.

Indicator's evolution over the past five years

(percent)

		2016-2017	2017-2018	2018-2019	2019-2020	2020-2021
Sustainability
1.	Assets / Liabilities	53.8	55.8	56.7	59.4	61.9
2.	Gross debt / Total revenue	197.4	185.5	173.5	169.9	171.4
3.	Expenditures by mission / Consolidated expenditure
3a.	Expenditure for the "Health and Social Services" mission / Consolidated expenditure	39.2	38.1	38.9	38.2	42.1
3b.	Expenditure for the "Education and Culture" mission / Consolidated expenditure	22.1	21.7	22.5	22.2	20.9
3c.	Expenditure for the "Debt service" mission / Consolidated expenditure	9.6	8.8	8.2	6.7	6.1
3d.	Expenditure for the other missions / Consolidated expenditure	29.1	31.4	30.5	32.9	30.9
4.	Gross debt / GDP	51.0	48.0	45.1	43.2	47.6
5.	Debt representing accumulated deficits / GDP	30.7	28.4	25.5	23.4	24.6
6.	Consolidated expenditure / GDP	22.4	23.0	22.2	23.3	27.0
Flexibility
7.	Debt service / Total revenue	9.2	8.5	7.6	6.6	6.3
8.	NBV of fixed assets / Cost of fixed assets	56.8	56.1	56.0	56.0	56.4
9.	Own-source revenue / GDP	20.8	20.5	20.8	19.9	20.8
Vulnerability
10. Federal government transfers / Total revenue		19.6	20.7	20.1	21.6	25.1

In this section, gross domestic product (GDP) corresponds to nominal GDP as of September 23, 2021.

36	PUBLIC ACCOUNTS 2020-2021

5.  Results of the indicator analysis (cont'd)

Indicator 1: Assets to total liabilities

This indicator illustrates the extent to which the Government finances its current operations through liabilities. A ratio of over 100% indicates that a surplus was accumulated in the past and that the value of the Government's financial and non-financial assets is higher than that of its liabilities. A ratio of less than 100% indicates that a deficit was accumulated in the past and that the value of the Government's financial and non-financial assets is lower than that of its liabilities. An upward ratio illustrates a favourable trend.

Financial and non-financial assets(1)

(percentage of total liabilities)

(1) The financial assets and liabilities were adjusted starting in 2011-2012 to consider the change in the application of the accounting standard respecting transfer payments.

The ratio of financial and non-financial assets to total liabilities was 47.2% in 2011-2012. The ratio stood at 61.9% as at March 31, 2021. Taking the accumulated deficit into account, the value of assets is still lower than that of liabilities. In addition, an improvement can be observed in the ratio, showing that assets have climbed at a faster rate than liabilities. Over the past years, borrowings have been used mainly to finance fixed asset acquisitions.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	37

5.  Results of the indicator analysis (cont'd)

Indicator 2: Gross debt to total revenue

This indicator is intended to put the size of the Government's gross debt into perspective by comparing it with the Government's revenue. A declining ratio indicates a decrease in the relative weight of the gross debt.

Gross debt

(percentage of total revenue)

(1) The increase in the ratio in 2012-2013 is due mainly to the recording of the loss of $1 876 M arising from discontinued operations following the closure of Hydro-Québec's Gentilly-2 nuclear generating station, which reduced revenue accordingly. Excluding this loss, the ratio amounts to 213.9%.

(2) The value of the gross debt as at March 31, 2014 was increased by $709 M to reflect the taking over by Financement-Québec of loans belonging to the Financing Fund made to entities not included in the Government's reporting entity.

From 2011-2012 to 2012-2013, the gross debt as a percentage of total revenue rose, reaching 218.4%. From 2012-2013 to 2019-2020, the ratio decreased from 218.4% to 169.9%. It stood at 171.4% at March 31, 2021, slightly higher than in the previous fiscal year.

38	PUBLIC ACCOUNTS 2020-2021

5.  Results of the indicator analysis (cont'd)

Indicator 3: Expenditures by mission to consolidated expenditure

This indicator illustrates the change in the breakdown of the Government's consolidated expenditure among the missions.

Expenditures by mission(1)

(millions of dollars and percentage of consolidated expenditure)

(1) The expenditures by mission were adjusted starting in 2011-2012 to consider the change in the application of the accounting standard respecting transfer payments.

(2) Other missions are "Economy and Environment", "Support for Individuals and Families" and "Administration and Justice".

The expenses of the "Health and Social Services" mission have shown an average annual progression of 5.7% from 2011-2012 to 2020-2021, compared with 4.1% for consolidated expenditure. This indicator reflects the growing proportion of expenditures for this mission which went from 36.6% to 42.1% over the past 10 years. It reflects, in particular, the increase in the needs entailed by the aging of the population. In 2020-2021, the pandemic's impact significantly affected growth in the share of expenditure of the "Health and Social Services" mission in relation to 2019-2020, which increased by 3.9%.

This indicator also shows that the proportion of expenditures devoted to the "Education and Culture" mission fell from 22.0% to 20.9%. Regarding the other mission expenditures, their share in consolidated expenditure went from 30.7% in 2011-2012 to 30.9% in 2020-2021.

The share of expenditure devoted to "Debt service" fell from 10.7% in 2011-2012 to 6.1% in 2020-2021. Debt service grew at an average annual rate of 5.9% between 2011-2012 and 2013-2014. Since 2014-2015, it has instead decreased by an average annual rate of 4.5%.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	39

5.  Results of the indicator analysis (cont'd)

Indicator 4: Gross debt to GDP

This indicator puts the Government's gross debt and its ability to pay into perspective, as measured by GDP. A downward trend in this ratio reflects a decline in the relative weight of the gross debt.

Gross debt

(percentage of GDP)

(1) The value of the gross debt as at March 31, 2014 was increased by $709 M to reflect the taking over by Financement-Québec of loans belonging to the Financing Fund made to entities not included in the Government's reporting entity.

In 2011-2012, the ratio of gross debt to GDP stood at 53.0%. From 2014-2015 to 2019-2020, the ratio decreased from 54.1% to 43.2%. It then increased to reach 47.6% at March 31, 2021. The 4.4% increase in the ratio in 2020-2021 in relation to 2019-2020 is attributable to an increase in the debt to confront the pandemic and a decrease in GDP stemming from the confinement measures, including the temporary closing of certain economic sectors.

40	PUBLIC ACCOUNTS 2020-2021

5.  Results of the indicator analysis (cont'd)

Indicator 5: Debt representing accumulated deficits to GDP

This indicator relates the debt representing accumulated deficits, or the debt not used to finance assets, with the Government's ability to pay, as measured by GDP. A downward trend in this ratio means a reduction in the relative weight of the debt representing accumulated deficits.

Debt representing accumulated deficits(1)

(percentage of GDP)

Note: Before taking into account the stabilization reserve.

(1) The debt representing accumulated deficits was adjusted starting in 2011-2012 to take into account the change in the application of the accounting standard respecting transfer payments.

From 2011-2012 to 2012-2013, the ratio of the debt representing accumulated deficits to GDP stood at 35.5%. From 2013-2014 to 2019-2020, the ratio of the debt representing accumulated deficits to GDP has constantly decreased, falling from 35.7% to 23.4%. It increased to 24.6% as at March 31, 2021. The 1.2% increase in the ratio in 2020-2021 in relation to 2019-2020 is attributable to the deficit in the fiscal year and a downturn in GDP stemming from the confinement measures, including the temporary closing of certain economic sectors.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	41

5.  Results of the indicator analysis (cont'd)

Indicator 6: Consolidated expenditure to GDP

This indicator makes it possible to compare the growth of government spending with that of the economy over the years. A decline in this indicator means that spending is growing less rapidly than the economy. The indicator shows the change in the relative weight of the cost of public services in the economy.

Expenditures (excluding debt service)(1)

(percentage of GDP)

(1) Expenditures by mission were adjusted starting in de 2011-2012 to take into account the change in the application of the accounting standard respecting transfer payments.

Spending grew at a rate below that of GDP from 2011-2012 to 2012-2013, with the result that its relative weight in the economy fell from 22.9% to 22.8%. In 2013-2014, high growth in spending raised the ratio to 23.2%. The ratio gradually decreased to 22.2% in 2018-2019. In 2019-2020, the ratio reached 23.3% due to the high growth in expenses which is notably explained by certain intermittent costs including those related to the COVID-19 pandemic, to the new labour conditions for public servants and to the loss on the investment in Airbus Canada Limited Partnership. In 2020-2021, the ratio increased to 27.0% because of the high growth in spending, attributable mainly to significant one-off costs related to the COVID-19 pandemic, and because of the drop in GDP stemming from the confinement measures, including the temporary closing of certain economic sectors.

42	PUBLIC ACCOUNTS 2020-2021

5.  Results of the indicator analysis (cont'd)

Indicator 7: Debt service to total revenue

This indicator illustrates the share of government revenue that must be allocated to debt service. A decline in this ratio over time means that a larger share of revenue can be devoted to other mission expenditures.

Debt service

(percentage of total revenue)

Overall, the proportion of revenue devoted to debt service has fallen since 2011-2012, from 11.0% to 6.3% in 2020-2021. This part is declining steadily over the past 7 years.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	43

5.  Results of the indicator analysis (cont'd)

Indicator 8: Net book value of fixed assets to the cost of fixed assets

This indicator shows the extent to which the estimated remaining useful life of tangible assets will enable the Government to supply products and services in the future. An increase in this ratio indicates that on average the age of fixed assets is lower, and thus that their remaining useful life is longer. The fixed assets can thus be used for a longer period of time before they need to be replaced.

Net book value of fixed assets

(percentage of the cost of fixed assets)

The net book value to the cost of fixed assets indicator has risen over the past years, from 56.1% as at March 31, 2012 to 56.4% as at March 31, 2021. This shows that annual investments in fixed assets have outstripped the related annual depreciation of the Government's fixed assets as a whole.

44	PUBLIC ACCOUNTS 2020-2021

5.  Results of the indicator analysis (cont'd)

Indicator 9: Own-source revenue to GDP

This indicator shows the proportion of collective wealth that the Government must collect in order to fund public services. The Government's own-source revenue consists of income tax and other taxes, user fees and other revenue derived from its enterprises in particular. This revenue includes all of the Government's revenue, apart from transfers received from the federal government. A decline in this ratio over time tends to indicate that more created wealth is directly available to taxpayers.

Own-source revenue

(percentage of GDP)

(1) The decline of the ratio in 2012-2013 is due mainly to the recording of the loss of $1 876 M arising from discontinued operations following the closure of the Hydro-Québec's Gentilly-2 nuclear generating station, which reduced revenue accordingly. Excluding this loss, the ratio amounts to 20.3%.

From 2011-2012 to 2015-2016, the ratio of own-source revenue to GDP has increased from 20.0% to 21.0%. This increase contributed to a return to a balanced budget in 2015-2016. The ratio fell in 2016-2017 and 2017-2018, mainly because of the measures to reduce the tax burden implemented by the Government and the growth of the economy. In 2018-2019, the ratio reached 20.8%, up from the previous year, mainly due to income from portfolio investments of the Generations Fund resulting from withdrawals totalling $8 billion made in 2018-2019 as well as an exceptional gain on Hydro-Québec's income related to the partial sale of the TM4 subsidiary. In 2019-2020, the ratio fell back to 19.9%, reflecting the non-recurrence of Hydro-Québec's previous year exceptional gains and the impact of school tax reforms on revenue. In 2020-2021, the ratio increased to 20.8% mainly because of the drop in GDP stemming from the confinement measures, including the temporary closing of certain economic sectors.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	45

5.  Results of the indicator analysis (cont'd)

Indicator 10: Transfers from the federal government to total revenue

Transfers received from the federal government comprise equalization payments, payments from transfers for health care, and for post-secondary education and other social programs, and amounts transferred under various agreements. This indicator measures the proportion of the Québec government's revenue that comes from the federal government.

Federal government transfers

(percentage of total revenue)

The proportion of federal government transfers in total revenue was 19.8% in 2011-2012. The proportion fell slightly in 2014-2015, to 19.3%, due to the end of payments of compensation for harmonization of the QST with the GST. Since reaching a record low in 2015-2016, i.e. 18.9%, the ratio rose over the next two years to reach 20.7% in 2017-2018, owing in particular to the increase in equalization revenue and the increase in health transfers. The share of federal government transfers in total revenue has remained relatively stable at 20.1% in 2018-2019 and reached 21.6% in 2019-2020 as equalization revenue rose due notably to wider gaps in average fiscal capacity among the 10 provinces. In 2020-2021, the ratio increased to 25.1% due to an increase in federal government transfers to support the implementation by the provinces of pandemic-related measures and to partly compensate Québec's efforts to mitigate the financial impact of the COVID-19 pandemic.

46	PUBLIC ACCOUNTS 2020-2021

▌ 6.  Additional information

Financial statistics

These tables present certain financial information published in the Government's most recent consolidated financial statements.

Historical data for consolidated financial statement items

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal year	Revenue	Expenditure(1)	(Deficit) surplus(1)(2)	Financial assets(1)	Liabilities(1)	Net debt(1)(3)	Non-Financial assets(4)	Accumulated deficit(1)(5)
2020-2021	122 584	126 810	(4 226)	95 396	(285 641)	(190 245)	81 517	(108 728)
2019-2020	116 974	114 891	2 083	81 444	(265 261)	(183 817)	76 107	(107 710)
2018-2019	114 746	106 856	7 890	75 096	(259 631)	(184 535)	72 110	(112 425)
2017-2018	108 404	105 390	3 014	81 050	(269 180)	(188 130)	69 073	(119 057)
2016-2017	103 082	98 935	4 147	73 526	(264 967)	(191 441)	68 906	(122 535)
2015-2016	100 123	96 667	3 456	66 597	(261 093)	(194 496)	67 095	(127 401)
2014-2015	95 937	96 471	(534)	65 943	(260 913)	(194 970)	64 419	(130 551)
2013-2014	93 273	95 373	(2 100)	57 311	(249 176)	(191 865)	61 405	(130 460)
2012-2013	87 839	90 980	(3 141)	58 886	(242 558)	(183 672)	57 392	(126 280)
2011-2012	86 268(6)	88 619(6)	(2 351)	57 297	(232 545)	(175 248)	52 480	(122 768)

(1) The financial informations were restated back to 2011-2012 to take into consideration the change in application of the accounting standard respecting transfer payments.

(2) The budget balance within the meaning of the Balanced Budget Act is presented in Table 1.3 (page 50).

(3) The net debt represents liabilities minus the financial assets presented in the consolidated statement of financial position.

(4) Table 1.1 (page 48) presents the breakdown of the annual change in non-financial assets.

(5) Table 1.2 (page 49) presents the breakdown of the annual change in accumulated deficit attributable to the comprehensive income of government enterprises and to accounting changes.

(5) Revenue and expenditure were restated to take into account the presentation of tax-funded transfers resulting from the accounting standard on tax revenue coming into effect on April 1, 2012.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	47

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.1 - Breakdown of the annual change in non-financial assets

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal Year	Current year change		Total change for fiscal year
	Net book value of fixed assets	Other non-financial assets
2020-2021	4 351	1 059	5 410
2019-2020	3 737	260	3 997
2018-2019	3 002	35	3 037
2017-2018	160	7	167
2016-2017	1 784	27	1 811
2015-2016	2 695	(19)	2 676
2014-2015	2 980	34	3 014
2013-2014	4 010	3	4 013
2012-2013	4 863	49	4 912
2011-2012	5 071	22	5 093

48	PUBLIC ACCOUNTS 2020-2021

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.2 - Breakdown of the annual change in accumulated deficits attributable to the comprehensive income of government enterprises and to accounting changes

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal year	Enterprises comprehensive income and other	Restatements of accumulated deficit		Total for other factors	Restatement details
		Government enterprises	Departments and bodies
2020-2021	3 208	―	(12 504)	(9 296)

Departments and bodies: ($12 504 M) for the change in the application of the accounting standard on government transfers in order to account for transfer expenditures according to the completion progress of eligible work by transfer recipients.

2019-2020	2 632	―	―	2 632
2018-2019	(1 303)	45	―	(1 258)

Government enterprises: $10 M following Hydro-Québec's adoption of new guidance of the Financial Accounting Standards Board (FASB) on leases and $35 M resulting from accounting changes made by other government enterprises to comply with new International Financial Reporting Standards (IFRS) on financial instruments.

2017-2018	464	―	―	464
2016-2017	719	―	―	719
2015-2016	(306)	(107)	―	(413)	Government enterprises: ($107 M) to finalize the adjustments made in 2014-2015 in order to comply with IFRS.
2014-2015	550	(2 252)	294	(1 408)

Departments and bodies: $294 M for the adjustment to revenue for previous years, in respect of the sale tax, collected by Canada Revenue Agency from selected listed financial institutions;

Government enterprises: ($2 252 M) in order to comply with IFRS.

2013-2014	(80)	(11)	―	(91)	Government enterprises: ($11 M) in order to comply with IFRS IAS 19 - Employee Benefits.
2012-2013	(360)	―	(1 098)	(1 458)

Departments and bodies: ($988 M) for the accounting policy change made to take into account the recommendations of the revised accounting standard on government transfers of the Public Sector Accounting Board; and ($110 M) to take into account the improvements to the method used to calculate tax revenue allowances.

2011-2012	(376)	(56)	―	(432)	Government enterprises: ($56 M) in order to comply with IFRS.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	49

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.3 - Budget balance within the meaning of the Balanced Budget Act

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal Year	Restated Surplus (deficit)	Generations Fund	Sub-total	Accounting changes and other(1)		Use of the stabilization reserve	Budget balance(2)	Allocation to the stabilization reserve
2020-2021	(4 226)	(3 313)	(7 539)	(3 221)		10 760	-
2019-2020	2 083	(2 606)	(523)	527			4	(4)
2018-2019	7 890	(3 477)	4 413	390			4 803	(4 803)
2017-2018	3 014	(2 293)	721	1 901			2 622	(2 622)
2016-2017	4 147	(2 001)	2 146	215			2 361	(2 361)
2015-2016	3 456	(1 453)	2 003	188			2 191	(2 191)
2014-2015	(534)	(1 279)	(1 813)	1 088			(725)
2013-2014	(2 100)	(1 121)	(3 221)	397			(2 824)
2012-2013	(3 141)	(961)	(4 102)	2 502	(3)		(1 600)
2011-2012	(2 351)	(840)	(3 191)	563			(2 628)

(1) In order to comply with the Budget Balance Act's provisions, adjustements to the adjusted annual surpluses and deficits are required. Among those adjustments, accounting changes that require affecting the accumulated deficits must be considered in the fiscal year in which the change is made. Thus, adjustments have notably been made to take into account the fact that the change in application of the accounting standard respecting transfer payments must only affect the establishement of the 2020-2021 budget balance.

(2) The budget balance shows the achievement of a balanced budget in accordance with section 6 of the Act, which stipulates that the Government may not incur a budgetary deficit. This section does not apply to the years 2009-2010 to 2014-2015.

(3) The Act provides for the exclusion, in the calculation of the budget balance for fiscal 2012-2013, of the result arising from discontinued operations following the decision to close the Gentilly-2 nuclear generating station, presented in Hydro-Québec's annual consolidated financial statements.

50	PUBLIC ACCOUNTS 2020-2021

6.  Additional information (cont'd)

Financial statistics (cont'd)

Table 1.4 - Stabilization reserve

FISCAL YEAR ENDED MARCH 31

(millions of dollars)

Fiscal Year	Opening balance	Amounts used to allocated to the reserve	Amounts used to maintain a balanced budget	Deposits in the Generations Fund	Closing balance
2020-2021	11 981		(10 760)		1 221
2019-2020	11 977	4			11 981
2018-2019	7 174	4 803			11 977
2017-2018	4 552	2 622			7 174
2016-2017	2 191	2 361			4 552
2015-2016	-	2 191			2 191
2014-2015	-				-
2013-2014	-				-
2012-2013	-				-
2011-2012	-				-

Information by reporting sector

AS AT MARCH 31, 2021

Consolidated operations include financial information from numerous departments, bodies, funds and government enterprises. The Government's financial framework presents consolidated financial forecasts for the revenue and expenditure of all of these entities, grouped by sector according to their control and accountability relationship with the Government. Criteria such as ministerial accountability, legal framework, scope of authority delegated to management, funding method, degree of autonomy and nature of activities are used to classify the entities in the different sectors.

The following tables report on the operations of each of the sectors identified in the Government's financial framework. Since it was possible to associate all revenue and expenditure items with a specific sector, it was not necessary to use allocation methods to allocate some of the items among two or more specific sectors.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	51

6.  Additional information (cont'd)

Information by reporting sector (cont'd)

AS AT MARCH 31, 2021

Consolidated statement of operations by sector

(millions of dollars)

52	PUBLIC ACCOUNTS 2020-2021

6.  Additional information (cont'd)

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	53

6.  Additional information (cont'd)

Information by reporting sector (cont'd)

AS AT MARCH 31, 2021

(1) The Consolidated Revenue Fund consists of money collected or received from various sources over which the Parliament of Québec has the power of appropriation. The fund comprises a general fund and special funds.

(2) The general fund consists of money paid into the Consolidated Revenue Fund that has not been credited to a special fund under legislative provisions, as well as the expenditures of the National Assembly, persons appointed by it, departments and bodies administered by a minister whose budget is financed by appropriations allocated by the National Assembly. As stipulated in the Act respecting the Agence du revenu du Québec (CQLR, chapter A-7.003), tax revenue administered by the Agence du revenu du Québec on behalf of the Government is reduced by the related allowances for doubtful accounts. In addition, income and property tax revenue is reduced by the refundable tax credits provided for in the Taxation Act (CQLR, chapter I-3); since, within the meaning of the Act, these credits are payments on account of tax payable or, overpayments of tax payable. This sector also includes the activities of the Health Services Fund.

(3) Tax revenue used to finance doubtful accounts related to this revenue and transfer expenditures made through the tax system are not subject to the allocation of appropriations by the National Assembly and are the focus of a specific reporting sector. A transfer expenditure made through the tax system is a refundable tax credit that provides a taxpayer with a financial benefit for a purpose other than that of reducing the taxes that the taxpayer would otherwise have been required to pay to the Government.

(4) Government enterprises are distinct legal entities that have the power to carry out commercial activities. The sale of their goods or delivery of their services target individuals or organizations not included in the Government's reporting entity. Therefore, these enterprises are financially autonomous in that their revenue from outside the reporting entity ensures that they carry out their activities and repay their debts on their own. Since their accounts are accounted for using the modified equity method, only their net surpluses for the fiscal year are presented in the table, after deducting the dividends paid into the general fund.

(5) A special fund is a fund established by an Act to provide for certain financial commitments of a minister, a budget-funded body or a non-budget-funded body exercising an adjudicative function. Legislative provisions determine which sums paid into the Consolidated Revenue Fund must be credited to a special fund. The results of the special funds do not include the activities of the Health Services Fund and the Generations Fund.

(6) A specified purpose account is a financial management mechanism created by a government order in council under legislative provisions. It allows a department to account in a distinct way for funds paid into the Consolidated Revenue Fund by a third party under a contract or an agreement that provides for the allocation of the funds to a specific purpose.

(7) The Generations Fund, created under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), differs from other funds in that it is dedicated exclusively to repaying the Government's debt.

(8) Non-budget-funded bodies depend in whole or in part on departments for their funding. However, non-budget-funded bodies have more autonomy than those funded by budgetary appropriations. Although non-budget-funded bodies also answer to a minister, the legislation grants their management more extensive funding and operating powers.

(9) The health and social services network includes integrated health and social services centres, as well as other public institutions and regional authorities.

The education networks are made up of the school service centres and school board network, the general and vocational college (CEGEP) network and the Université du Québec and its constituent universities network.

All of these organizations, which are funded largely through budgetary appropriations, are autonomous in regard to the delivery of public services. They are legal entities that are vested with the financial and administrative powers needed to provide public services, and they have a board of directors made up of elected or appointed local representatives from the area or sector served by each organization. In addition, the Government's ability to dispose of their assets is subject to major restrictions.

(10) Consolidation adjustments stem mainly from the elimination of transactions and balances between entities in the different sectors. Therefore, the revenues and expenses of each sector are presented prior to the elimination of these items. However, transactions and balances between entities within the same sector are eliminated before the segment amounts are determined.

(11) The Québec government receives federal government transfer revenue whose received assets must be used for the purposes prescribed by the federal government in accordance with contracts or agreements entered into between the two parties. These funds are collected by the general fund and accounted for in specified purpose accounts. The sums are then paid to recipients when the latter become eligible. Consolidation adjustments are made to eliminate the federal transfer revenue related to the sums paid by the general fund to bodies included in the government's reporting entity.

54	PUBLIC ACCOUNTS 2020-2021

6.  Additional information (cont'd)

Information by departmental portfolio

AS AT MARCH 2021

To carry out its missions, the Government sets up programs that are administered directly by government entities, including departments and bodies. The entities under the responsibility of a minister taken as a whole constitute a portfolio.

Expenditures under a departmental portfolio include those incurred by entities under the responsibility of a minister as well as tax-funded transfers that are relevant to the sector covered by the portfolio.

The data presented corresponds to portfolio and responsibilities established in the Expenditure Budget 2020-2021. Between the publication of the Expenditure Budget 2020-2021 and the publication of the Expenditure Budget 2021-2022, the Éducation et Enseignement supérieur portfolio was split up to become the Éducation portfolio and the Enseignement supérieur portfolio.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	55

6.  Additional information (cont'd)

Information by departmental portfolio (cont'd)

AS AT MARCH 2021

Expenditure by supesrcategory

(millions of dollars)

	Transfers	Remuneration	Operating

Éducation et Enseignement supérieur	4 950	16 342	3 932

Santé et Services sociaux	6 306	33 681	14 646

Other portfolios

Affaires municipales et Habitation	3 542	149	189

Agriculture, Pêcheries et Alimentation	956	187	78

Assemblée nationale		101	44

Conseil du trésor et Administration gouvernementale	(12)	1 238	1 412

Conseil exécutif	1 004	114	37

Culture et Communications	1 195	176	234

Économie et Innovation	2 848	67	145

Énergie et Ressources naturelles	525	137	160

Environnement et Lutte contre les changements climatiques	831	178	145

Famille	6 629	93	81

Finances	1 974	1 099	465

Forêts, Faune et Parcs	351	284	545

Immigration	160	148	86

Justice	212	665	332

Personnes désignées par l'Assemblée nationale	11	73	19

Relations internationales et Francophonie	27	67	26

Sécurité publique	300	1 404	575

Tourisme	288	54	97

Transports	3 413	646	2 547

Travail, Emploi et Solidarité sociale	4 342	469	206

Other portfolios	28 596	7 349	7 423

Sub-Total	39 852	57 372	26 001

Inter-portfolio eliminations(1)	(1 067)	(1 592)	(2 210)

Consolidated expenditure	38 785	55 780	23 791

 (1) Consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different portfolios.

56	PUBLIC ACCOUNTS 2020-2021

6.  Additional information (cont'd)

Doubtful accounts
and other allowances	Sub-total	Debt service	2021	2020

34	25 258	405	25 663	25 037
92	54 725	590	55 315	45 641
109	3 989	71	4 060	3 459
2	1 223	2	1 225	1 209
	145		145	138
	2 638	146	2 784	3 010
	1 155		1 155	536
3	1 608	17	1 625	1 285
419	3 479	86	3 565	4 559
1	823	2	825	844
	1 154		1 154	1 139
	6 803		6 803	6 419
39	3 577	7 399	10 976	10 610
	1 180	2	1 182	1 035
	394		394	359
11	1 220		1 220	1 173
	103		103	100
	120		120	124
	2 279	2	2 281	2 567
1	440	15	455	387
7	6 613	762	7 375	6 505
47	5 064	1	5 065	5 205
639	44 007	8 505	52 512	50 663

765	123 990	9 500	133 490	121 341
─	(4 869)	(1 811)	(6 680)	(6 450)

765	119 121	7 689	126 810	114 891

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	57

Appendix 1

Risks and uncertainties

The following factors are elements of risk and uncertainty that are not directly dependent on the Government but that can cause actual results to differ from forecast results, particularly:

  the economic forecasts the Government uses to determine its annual budgetary revenue, particularly those concerning changes in economic growth, employment and the Consumer Price Index. For example, a 1.0% difference in nominal GDP has an impact of about $800 million on the Government's own-source revenue;

  the level of spending, whose cost is related to the economic situation. For example, changes in the labour market affect the cost of employment assistance and income security programs. Similarly, in the health sector, the aging of the population raises the risk of cost overruns for medication and public services. To this must be added the public capital investment completion rate which affects expenditures related to the depreciation of fixed assets;

  revenue from government enterprises which varies according to assumptions concerning such things as weather conditions, which are hard to predict. For example, a variation of 1ºC in winter temperatures compared to normal temperatures has a nearly $100-million impact on Hydro-Québec's net earnings;

  the economic, taxation and population data the Government uses to determine revenue from federal government transfers, as well as the negotiations carried out regularly with the federal government. These data and negotiations can both affect federal government transfer revenue;

  unforeseen situations such as a pandemic, natural catastrophes or work stoppages;

  the change in interest rates and in returns of the Retirement Plans Sinking Fund, which have an impact on debt service;

  the risk that a financial intermediary will default on its contractual obligations (credit risk);

  the settlement of certain claims and lawsuits pending against the Government before the courts.

The consolidated financial statements also set forth in its notes the uncertainties to which the estimates needed to prepare these statements are subject.

To reduce its exposure to risk, the Government develops management strategies for some of these variables. With the help of economic, fiscal and budgetary policies, the Government can influence its revenue and expenditure, other than debt service, by:

  using economic forecasts that do not anticipate overly high or overly low revenue-a situation that could lead to inappropriate policy decisions;

  monitoring economic, budgetary and financial indicators, including the monthly reports on its budgetary revenue and expenditure, and monitoring the results of the consolidated entities;

  implementing economic support measures.

58	PUBLIC ACCOUNTS 2020-2021

Appendix 1

Risks and uncertainties (cont'd)

A government cannot prevent a recession or the impact of an economic slowdown single-handedly. However, it has the necessary means to play a stabilizing role in order to offset the effects of an economic slowdown and speed up the recovery.

In addition, financing policies lead the Government to have an impact on its debt service through various strategies.

ANALYSIS OF THE CONSOLIDATED FINANCIAL STATEMENTS	59

Statement of responsibility

The Comptroller of Finance is responsible for preparing the Government's consolidated financial statements for the Minister of Finance in accordance with the provisions of section 86 of the Financial Administration Act (CQLR, chapter A-6.001). He is also responsible for the integrity and objectivity of the consolidated financial statements in accordance with the accounting policies disclosed in the notes and with the public sector accounting standards.

To fulfill their accounting and financial reporting responsibilities, the Comptroller of Finance and the entities making up the Government's reporting entity maintain financial management systems and internal controls that take costs, benefits and risks into account. These systems are designed to provide reasonable assurance that transactions are duly authorized by Parliament, carried out based on the adopted regulations and are properly recorded in order to account for the use of public funds.

The Comptroller of Finance obtains all the information needed to meet the accounting requirements from government departments, bodies, enterprises and funds and implements processes to ensure that this information is reliable. He submits the Government's consolidated financial statements for audit to the Auditor General of Québec which states the nature and scope of its audit and expresses its opinion in its independent auditor's report to the National Assembly.

The consolidated financial statements are part of the Public Accounts and are tabled annually in the National Assembly by the Minister of Finance.

On behalf of the Gouvernement du Québec,

Pierre Côté	Lucie Pageau, CPA, CA
Deputy Minister of Finance	Comptroller of Finance

Québec, October 22, 2021

CONSOLIDATED FINANCIAL STATEMENTS	63

INDEPENDENT AUDITOR'S REPORT

To the National Assembly

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Gouvernement du Québec (the Government), which comprise the consolidated statement of financial position as at March 31, 2021, consolidated statement of operations and accumulated deficit, consolidated statement of change in net debt and consolidated statement of cash flow for the year then ended, and notes and appendices to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Government as at March 31, 2021, and the consolidated results of its operations, the consolidated changes in its net debt and its consolidated cash flow for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Government in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

CONSOLIDATED FINANCIAL STATEMENTS	65

Other Information

Management is responsible for the other information. The other information comprises the information included in Volume 1 of the 2020-2021 Public Accounts, but does not include the consolidated financial statements and my auditor's report thereon.

My opinion on the consolidated financial statements does not cover the other information and I do not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

I obtained Volume 1 of the 2020-2021 Public Accounts prior to the date of this auditor's report. If, based on the work I have performed, I conclude that there is a material misstatement of this other information, I am required to report that fact in this auditor's report. I have nothing to report in this regard.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Government's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting. Management believes the Government has the ability to continue its operations.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

66	PUBLIC ACCOUNTS 2020-2021

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government's internal control.

  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Government's ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor's report. However, future events or conditions may cause the Government to cease to continue as a going concern.

  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

  Obtain sufficient appropriate audit evidence regarding the financial information of the entities or activities within the Government to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with management regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide management with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

CONSOLIDATED FINANCIAL STATEMENTS	67

Report on Other Legal and Regulatory Requirements

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Governement as at March 31, 2021, and the consolidated results of its operations and the changes in its consolidated financial position for the year then ended in accordance with the accounting policies of the Governement as stated in the notes to the consolidated financial statements.

As required by the Auditor General Act (CQLR, chapter V-5.01), I report that, in my opinion, after giving retroactive effect to the changes to the accounting policy for some transfer expenditures (subsidies) as explained in Note 3, these policies have been applied on a basis consistent with that of the preceding year.

Guylaine Leclerc, FCPA auditor, FCA

Auditor General of Québec

Québec, October 22, 2021

68	PUBLIC ACCOUNTS 2020-2021

Consolidated statement of operations and accumulated deficit

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

		2021		2020
	Notes	Budget(1)	Actual results	Actual results
(adjusted - Note 3)
REVENUE	4
Income and property taxes		52 210	51 503	50 482
Consumption taxes		22 961	21 377	21 348
Duties and permits		4 643	4 613	4 535
Miscellaneous revenue		10 975	9 884	10 962
Revenue from government enterprises	11	4 814	4 491	4 419
Own-source revenue		95 603	91 868	91 746
Federal government transfers		25 692	30 716	25 228
Total revenue		121 295	122 584	116 974

EXPENDITURE	5
Health and Social Services		46 562	53 339	43 931
Education and Culture		26 989	26 543	25 473
Economy and Environment		16 683	18 453	17 753
Support for Individuals and Families		11 413	11 063	10 916
Administration and Justice		8 653	9 723	9 142
Sub-total		110 300	119 121	107 215
Debt service		8 266	7 689	7 676
Total expenditure		118 566	126 810	114 891

ANNUAL (DEFICIT) SURPLUS		2 729	(4 226)	2 083

ADJUSTED ACCUMULATED DEFICIT, BEGINNING OF YEAR	6	(95 915)	(107 710)	(112 425)

Other comprehensive income items of government enterprises	6	―	3 208	2 632

ACCUMULATED DEFICIT, END OF YEAR	6	(93 186)	(108 728)	(107 710)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) According to data presented in Budget 2020-2021 of the Ministère des Finances tabled on March 10, 2020.

CONSOLIDATED FINANCIAL STATEMENTS	69

Consolidated statement of financial position

AS AT MARCH 31, 2021

(millions of dollars)

	Notes	2021	2020
			(adjusted - Note 3)

FINANCIAL ASSETS

Cash and cash equivalents	7	12 244	13 190
Short-term investments	8	5 018	1 813
Accounts receivable	9	21 489	19 047
Portfolio investments	10	5 510	5 416
Investment in government enterprises	11	32 886	27 974
Loans	12	5 167	4 297
Generations Fund	13	12 212	8 899
Other financial assets	14	870	808
Total financial assets		95 396	81 444

LIABILITIES

Accounts payable and accrued expenses	15	36 926	31 920
Deferred revenue	16	8 005	7 605
Environmental liability	17	2 838	2 988
Other liabilities	18	6 913	6 898
Pension plans and other employee future benefits	19	12 368	14 716
Debts	20, 21	218 591	201 134

Total liabilities		285 641	265 261

NET DEBT		(190 245)	(183 817)

NON-FINANCIAL ASSETS
Fixed assets	22	79 404	75 053
Other non-financial assets	23	2 113	1 054
Total non-financial assets		81 517	76 107

ACCUMULATED DEFICIT	6	(108 728)	(107 710)

Contractual obligations and contractual rights	24
Contingencies	25

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

Pierre Côté	Lucie Pageau, CPA, CA
Deputy Minister of Finance	Comptroller of Finance

70	PUBLIC ACCOUNTS 2020-2021

Consolidated statement of change in net debt

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

		2021		2020

			Actual	Actual
	Notes	Budget(1)	results	results
				(adjusted - Note 3)

PREVIOUSLY ESTABLISHED NET DEBT, BEGINNING OF YEAR		(171 658)	(171 313)	(172 558)

Accounting change with restatement of previous years	3	―	(12 504)	(11 977)

Restated net debt, begining of year		(171 658)	(183 817)	(184 535)

Annual (deficit) surplus		2 729	(4 226)	2 083

Change due to fixed assets	22

Acquisition and work in progress		(8 070)	(8 840)	(8 009)

Depreciation		4 374	4 399	4 198

Disposals, reductions in value and other			90	74

Total change due to fixed assets		(3 696)	(4 351)	(3 737)

Change due to other non-financial assets			(1 059)	(260)

Other comprehensive income items of government enterprises	11		3 208	2 632

Net (increase) decrease in the net debt		(967)	(6 428)	718

NET DEBT, END OF YEAR		(172 625)	(190 245)	(183 817)

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) According to data presented in Budget 2020-2021 of the Ministère des Finances tabled on March 10, 2020.

CONSOLIDATED FINANCIAL STATEMENTS	71

Consolidated statement of cash flow

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Notes	2021	2020
			(adjusted - Note 3)

OPERATING ACTIVITIES(1)

Annual (deficit) surplus		(4 226)	2 083

Items not affecting cash flow	26	3 645	5 999

Change in assets and liabilities related to operations	26	1 217	1 632

Benefits paid for pension plans and other

employee future benefits		(7 195)	(6 963)

Cash flow (used for) from operating activities		(6 559)	2 751

INVESTMENT ACTIVITIES(1)

Short-term investments made		(9 306)	(5 781)

Short-term investments received		2 024	3 794

Portfolio investments made		(1 116)	(1 575)

Portfolio investments received		735	493

Loans made		(1 409)	(954)

Loans received		459	440

Government enterprises

Equity related operations		(30)	(9)

Loans and advances made		(999)	(294)

Loans and advances received		419	20

Dividends received		3 362	4 883

Investments in the Generations Fund		(2 536)	(2 184)

Withdrawals from the Generations Fund to repay debts			2 000

Cash flow (used for) from investment activities		(8 397)	833

FIXED ASSET INVESTMENT ACTIVITIES(1)

Fixed assets acquired		(8 426)	(7 594)

Fixed assets disposed of		59	49

Cash flow used for fixed assets investment activities		(8 367)	(7 545)

72	PUBLIC ACCOUNTS 2020-2021

Consolidated statement of cash flow (cont'd)

FISCAL YEAR ENDED MARCH 31, 2021

(millions of dollars)

	Notes	2021	2020
			(adjusted - Note 3)

FINANCING ACTIVITIES(1)

Debt issued		39 514	24 446

Debt repaid		(17 391)	(15 377)

Pension plans and other employee future benefits

Reimbursements to depositors		165	100

Deposits to funds		(15)	(1 517)

Contributions deposited net of benefits paid		123	116

Cash flow used for financing activities		22 396	7 768

(Decrease) increase in cash and cash equivalents		(927)	3 807

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR		13 190	9 341

Cash and cash equivalents resulting from government enterprises restructuring operations		(19)	42

CASH AND CASH EQUIVALENTS, END OF YEAR		12 244	13 190

The notes to the financial statements and the appendices are an integral part of the consolidated financial statements.

(1) Non-cash transactions are not included in the consolidated statement of cash flow and are itemized in Note 26, "Cash flow information".

CONSOLIDATED FINANCIAL STATEMENTS	73

Notes to the consolidated financial statements

▌ 1.  Summary of significant accounting policies

Accounting framework

The Gouvernement du Québec accounts for its financial transactions in accordance with the accounting policies adopted by the Conseil du trésor. The primary source of reference for establishing these policies are the Canadian public sector accounting standards.

Reporting entity and government partnerships

The Government's reporting entity encompasses the financial transactions of the National Assembly and persons appointed by the National Assembly, departments and all the bodies, funds and enterprises under the Government's control, that is, entities for which the Government has the power to direct their financial and administrative policies, such that their activities will provide the Government with anticipated benefits or expose it to a risk of loss.

All of the entities in the Government's reporting entity over which the Government exercises control are listed in appendices 1 to 4. The Government's consolidated financial statements also include the financial operations of the partnerships over which the Government exercises shared control. Those partnerships with private sector partners or other governments are presented in Appendix 5.

Property held and fiduciary activities carried out by Government departments and bodies on behalf of the designated beneficiaries mentioned in Appendix 6 are not included in the Government's reporting entity.

Consolidation methods

The assets, liabilities, revenues and expenditures (hereafter referred to as "accounts") of entities included in the Government's reporting entity, with the exception of government enterprises and commercial partnerships, are consolidated line by line in the financial statements. The financial transactions of government non-business partnerships are consolidated line by line, in proportion to the Government's share in each of these accounts under shared control. Prior to consolidation, the accounts of each entity are harmonized according to the Government's accounting policies. Finally, inter-entity transactions and balances as well as unrealized gains and losses relating to transactions on assets and liabilities that remain within the Government's reporting entity are eliminated.

Investments in government enterprises and interests in government business partnerships represent a financial asset for the Government and, given their commercial orientation, management autonomy and financial self-sufficiency, they are accounted for using the modified equity method.

74	PUBLIC ACCOUNTS 2020-2021

1.  Summary of significant accounting policies (cont'd)

Consolidation methods (cont'd)

According to this method, which does not require that accounting policies be harmonized with those of the Government, investments and interests are accounted for at cost. Every year, the cost is adjusted based on the Government's share in the results of these enterprises and government partnerships, with an offsetting entry to revenue, and based on its share in the other items of their comprehensive income, with an offsetting entry to accumulated deficit. The value of the investments is reduced by declared dividends and adjusted by the amount of the elimination of unrealized inter-entity gains and losses pertaining to assets and liabilities that remain within the Government's reporting entity.

Translation of foreign currency

Foreign currency transactions are translated into Canadian dollars at the exchange rates in effect at the time of the transactions. At the end of the fiscal year, monetary assets and liabilities denominated in foreign currency are translated into Canadian dollars at the exchange rates in effect on that date. Gains and losses resulting from exchange rate fluctuations are recognized in the Government's annual results, with the exception of unrealized gains or losses resulting from the translation of long-term items, which are deferred and amortized using the straight-line method over the remaining useful life of the assets or liabilities concerned.

Measurement uncertainty

Measurement uncertainty exists when there is a difference between the amount recorded or presented in the financial statements and another reasonably possible amount. Some uncertainties are called "material" when the range of reasonably possible amounts is wide and when the situation could influence decisions made by the users of the financial statements. The impact of the resolution of the uncertainties may be felt in the short term or in a longer term.

The Government has determined that material measurement uncertainty in the short term was attributable to the assumptions used to determine the allowances for contingencies (Note 25) pertaining to lawsuits and disputes. Stakes in government enterprises (Note 11), environmental liability (Note 17) and pension plans and other employee future benefits (Note 19) present more long-term material measurement uncertainties due to the assumptions used to determine their value.

Other measurement uncertainties are attributable to the estimates made in the course of the Governmnent's regular operations. New events, experience acquired or the information available to the Government may lead to short-term revision of the allowances for doubtful accounts in accounts receivable (Note 9), tax revenue and the corresponding receivable and payable amounts (Notes 9 and 15), long-term declines in portfolio investments (Note 10) and participation deposits held by the Generations Fund in a particular fund of the Caisse de dépôt et de placements du Québec (Note 13), allowances for loan declines (Note 12), deffered transfer revenue from the federal government (Note 16) and liabilities from transfer agreements and provisions for losses on financial interventions (Note 18).

CONSOLIDATED FINANCIAL STATEMENTS	75

1.  Summary of significant accounting policies (cont'd)

Measurement uncertainty (cont'd)

Moreover, the useful life of fixed assets is estimated based on the period during which they should be of use to the Government. The length of some contracts presented in the contractual obligations and contractual rights is also estimated.

The estimates and assumptions the Government uses to record or present some items in the financial statements are based on the most reliable data and the most likely assumptions available, and require the application of professionnal judgment.

It is reasonably possible that the amounts will change after the annual revision of the estimates and assumptions. Accounting estimates are revised during the estimate revision period if they concern only that period, or during that revision period and the next ones if they concern several periods. Further information about the nature and circumstances giving rise to measurement uncertainty is presented in the appropriate Notes.

Special considerations related to the COVID-19 pandemic

In March 2020, the World Health Organization declared a worldwide pandemic caused by the novel coronavirus (COVID-19). This situation has perturbed both the worldwide and local economy and has required the introduction of various public health measures as well as financial assistance to individuals and businesses.

The resiliency of Quebec's economy during the health crisis combined with governmental support measures ensures a faster than forecasted recovery of the economic activity. Thus, on March 31, 2021, some recovery in the markets is observed.

In order to create allowances for losses related to loans and loan guarantees and determine the value of investments, the Government has notably taken into account the economic environment resulting from the COVID-19 pandemic. Since the length of the pandemic and its effects are unknown, the actual results of the coming fiscal years may differ from Government estimates. Adjustments made to the assessment methods are detailed in the appropriate Notes.

Moreover, the fair value of the investments held in participation deposits at the Caisse de dépôt et placement du Québec, presented in the various notes to the consolidated financial statement, was established by this entity while taking into account the best information available given the circumstances. Uncertainty regarding the length, the gravity and extend of the pandemic, the effectiveness of government measures and all the economic impacts that may result from them could have future repercussions on those fair values. This is because these fair values will depend on the development of the situation in various economic sectors which remain uncertain and cannot be predicted at the current time.

76	PUBLIC ACCOUNTS 2020-2021

1.  Summary of significant accounting policies (cont'd)

Significant accounting policies by component

To increase the consolidated financial statements' understandability, significant accounting policies by component are detailed in the Notes of the following components:

Notes	Components
Note 4	Revenue
Note 5	Expenditure
Note 6	Accumulated deficit
Note 7	Cash and cash equivalents
Note 8	Short-term investments
Note 9	Accounts receivable
Note 10	Portfolio investments
Note 11	Investments in government enterprises
Note 12	Loans
Note 13	Generations Fund
Note 14	Other financial assets
Note 15	Accounts payable and accrued expenses
Note 16	Deferred revenue
Note 17	Environmental liability
Note 18	Other liabilities
Note 19	Pension plans and other employee future benefits
Note 21	Debts
Note 22	Fixed assets
Note 23	Other non-financial assets
Note 24	Contractual obligations and contractual rights
Note 25	Contingencies

CONSOLIDATED FINANCIAL STATEMENTS	77

▌ 2.  Compliance with legislative authorizations

The government must be authorized by Parliament to draw money from the Consolidated Revenue Fund. Parliament grants this authorization by annually passing laws on appropriations or by including provisions in other laws, which authorize departments and budget-funded bodies to make expenditures, capital acquisitions, loans, investments, and bear other costs out of the general fund. For special funds, the annual expenditure and investment forecasts are approved by Parliament in the context of the adoption of appropriation acts or special acts, in particular when a special fund is established.

In accordance with section 86 of the Financial Administration Act, Volume 2 of public accounts reports on the annual use of legislative authorizations for investments and expenditures for each of the departmental portfolios and special funds.

For the fiscal year ended March 31, 2021, surpluses on expenditures and other costs totaling $40 592 million on appropriations voted by Parliament and surpluses of expenditures and investments of special funds on amounts approved of $733 million and $6 212 million respectively, were recorded primarily as a result of the change in application of the accounting standard on transfer payments.

▌ 3.  Accounting changes and reclassification of comparative financial data

Accounting changes

Transfer expenditures

The Québec government contributes to the financing of public infrastructures owned by third parties. In most cases, financing is provided through transfers paid according to a schedule that generally corresponds to the rate of repayment of the loans contracted by the recipients to carry out the projects.

For these projects, the government changed the application of PS 3410, Government transfers, to record transfer expenditures according to the completion progress of eligible work by transfer recipients. Previously, the government recorded transfer expenditures in accordance with the timing of payments authorized by Parliament and the balance of the funded work was reported in contractual obligations. This change results in more timely recording of transfer expenditures in the government's consolidated financial statements. In addition, starting fiscal 2021-2022, parliamentary authorizations are provided according to an estimate of the rythm of realization of eligible work by recipients.

The change in application of the accounting standard was based on information known to the government regarding the progress of admissible work done by recipients. In line with what was announced in March 2021's Budget, the Government will progressively implement additional information collection from recipients regarding the progress of admissible work to sharpen its estimate.

78	PUBLIC ACCOUNTS 2020-2021

3.  Accounting changes and reclassification of comparative financial data (cont'd)

Accounting changes (cont'd)

The effect of this change has been accounted for retroactively with a restatement of prior years and has resulted in a change in the following components of the fiscal years ended on March 31, 2021 and March 31, 2020:

	2021	2020

Consolidated statement of operations and accumulated deficit
(millions of dollars)

Expenditure increase (decrease)

Health and Social Services	5	(18)

Education and Culture	36	98

Economy and Environment	486	460

Support for Individuals and Families	(6)	(10)

Administration and Justice	(59)	(3)

Expenditure increase	462	527

Increase of the annual deficit	462

Decrease of the annual surplus		527

Increase of accumulated deficit, beginning of year	12 504	11 977

Increase in accumulated deficit, end of year	12 966	12 504

Consolidated statement of financial position
(millions of dollars)

Decrease in loans	7 090	6 560

Increase in accounts payable and accrued expenses		91

Increase in other liabilities	5 876	5 853

Increase of net debt and accumulated deficit, end of year	12 966	12 504

Consolidated statement of net debt
(millions of dollars)

Increase in net debt, beginning of year	12 504	11 977

Increase of the annual deficit	462

Decrease of the annual surplus		527

Increase in net debt, end of year	12 966	12 504

CONSOLIDATED FINANCIAL STATEMENTS	79

3.  Accounting changes and reclassification of comparative financial data (cont'd)

	2021	2020

Consolidated statement of cash flow
(millions of dollars)

Operating activities

Increase of the annual deficit	(462)

Decrease of the annual surplus		(527)

Decrease in non-cash items	(619)	(669)

(Decrease) increase in the change in operating assets and liabilities	(69)	514

Decrease in operating activities cash flows	(1 150)	(682)

Investment activities

Decrease in loans made	1 181	1 143

Decrease in loans received	(31)	(461)

Increase in investment activities cash flows	1 150	682

Impact on cash and cash equivalents	―	―

Note 24 - Contractual obligations and contractual rights
(millions of dollars)

Contractual obligations by expenditure category

Decrease in transfers - capital	(12 966)

Reclassification of comparative financial data

Some of the 2019-2020 financial data have been reclassified to comply with the 2020-2021 presentation method.

80	PUBLIC ACCOUNTS 2020-2021

▌ 4.  Revenue

Significant accounting policies

Tax revenue (income and property taxes and consumption taxes)

Once the tax measures have been authorized by Parliament, tax revenue is recognized in the following manner:

— Personal income tax revenue and contributions dedicated to health services are recognized when the taxpayer earned the income subject to tax. Revenue not collected at the end of the fiscal year and refunds not yet issued are recorded on the basis of estimates established according to transactions that took place after the end of the fiscal year.

— Corporate income tax revenue is recognized at the time the funds are received. Receipts are primarily comprised of instalment payments the companies calculate based on estimates of their taxable earnings. These revenues are adjusted to take amounts in notices of assessment issued before the end of the fiscal year into account. The receivable or refundable amounts resulting from the variation between the estimated taxable income and the income actually earned by the companies during the fiscal year are not recorded because they cannot be accurately estimated.

— Revenue from school property taxes is recognized over the period in which such taxes are levied.

— Revenue from consumption taxes is recognized at the time of the sale of the products or the delivery of the services, after deducting tax credits.

Tax revenue does not take into account estimates concerning taxes due on unreported revenue within the time prescribed. These amounts are recorded when notices of assessments are issued or following tax checks activities or the filing of tax returns by taxpayers.

Duties and permits

Revenue from duties and permits is recognized when receivable. Where revenue is refundable on demand and is linked to clearly identifiable goods and services that must be rendered by the Government to the holder of the duty or the permit, the revenue is recognized over the reference period of that duty or permit.

CONSOLIDATED FINANCIAL STATEMENTS	81

4.  Revenue (cont'd)

Significant accounting policies (cont'd)

Miscellaneous revenue

Revenue from the sale of goods or services and from user contributions is recognized when the goods are sold or the services are provided.

Income from interest on accounts receivable and loans as well as income from portfolio investments are recognized as they are earned. They cease to be recorded when the recovery of interest or principal is not reasonably assured.

Revenue from donors other than governments is recognized in the year of its donation when such revenue is not designated for a specific purpose. When, on the contrary, such revenue is designated for a specific purpose, it is recognized in revenue according to the conditions of the designation. In the case of donations related to land, the revenue is recognized in the year of acquisition.

Revenue from tuition fees is recognized over the duration of the training in question.

Transfers from governments

Transfers from the federal government and other governments are recognized in revenue for the fiscal year in which they are authorized by the transferring government and in which the eligibility criteria are met, except if the stipulations create an obligation that meets the definition of a liability. Once a liability is recognized, the transfer is recorded in revenue as the liabilities are paid.

Measurement uncertainty

The measurement uncertainties that affect revenue are presented in Note 9 on accounts receivable, Note 11 on investment in government enterprises, Note 15 on accounts payable and accrued expenses and Note 16 on deferred revenue.

82	PUBLIC ACCOUNTS 2020-2021

4.  Revenue (cont'd)

Revenue by source

(millions of dollars)

	Fiscal year ended March 31

	2021		2020

	Budget(1)	Actual results	Actual results
Own-source revenue
Income and property taxes
Personal income tax		34 998	33 814
Contributions dedicated to health services		6 398	6 522
Corporate tax		8 951	8 607
School property tax		1 156	1 539
	52 210	51 503	50 482
Consumption taxes
Sales(2)		17 794	17 536
Fuel		1 916	2 206
Tobacco		971	938
Alcoholic beverages		619	637
Other(3)		77	31
	22 961	21 377	21 348
Duties and permits
Motor vehicles		1 413	1 390
Natural resources		1 778	1 392
Greenhouse gas emissions		635	997
Other		787	756
	4 643	4 613	4 535
Miscellaneous revenue
Sales of goods and services		4 601	5 306
User contributions		1 589	1 838
Interest on accounts receivable and loans		921	884
Income from portfolio investments		910	805
Fines, forfeitures and recoveries		696	878
Third-party donations		658	730
Tuition fees		399	406
Transfers from entities other than the federal government		110	115
	10 975	9 884	10 962
Revenue from government enterprises
Hydro-Québec		1 776	1 959
Société des alcools du Québec		1 219	1 226
Investissement Québec		987	(130)
Loto-Québec		433	1 328
Other		76	36
	4 814	4 491	4 419
	95 603	91 868	91 746
Total own-source revenue
Federal government transfers
Equalization		13 252	13 124
Health transfers		6 800	6 617
Transfers for post-secondary education and other social programs		1 590	1 542
Other programs		9 074	3 945

Total federal government transfers	25 692	30 716	25 228

Total revenue	121 295	122 584	116 974

(1) According to data presented in Budget 2020-2021 of the Ministère des Finances tabled on March 10, 2020.

(2) The solidarity tax credit, worth $1 702 M ($1 787 M in 2019-2020), is an abatement since it is designed to refund certain taxes to low-income households. It is presented as a reduction of consumption tax revenue on sales.

(3) Revenue included $76 M ($29 M in 2019-2020) from income related to the Québec component of the excise duty on the sale of cannabis.

CONSOLIDATED FINANCIAL STATEMENTS	83

4.  Revenue (cont'd)

Income and property taxes - Additional information on refundable tax credits

In accordance with the applicable tax legislation, refundable tax credits reduce related tax revenue. However, Canadian public sector accounting standards require that these credits be presented in expenditure when they represent transfers funded by the tax system, that is, when they confer on a taxpayer a financial benefit other than a reduction of the income or other taxes that the taxpayer would otherwise have had to pay the Government.

The refundable tax credits of $7 349 million ($6 975 million in 2019-2020) have been reclassified in transfer expenditures meaning that revenue derived from income and property taxes amount to $51 503 million ($50 482 million in 2019-2020).

Income and property taxes - Reclassification of refundable tax credits

(millions of dollars)

Fiscal year ended March 31
	2021			2020
Tax revenue
net of
	refundable	Refundable
	tax credits	tax credits	Total	Total

Income and property taxes
Personal income tax	29 897	5 101	34 998	33 814
Contributions dedicated to health services	6 398		6 398	6 522
Corporate tax	6 702	2 249	8 951	8 607
School property tax	1 156		1 156	1 539

	44 153	7 350	51 503	50 482

84	PUBLIC ACCOUNTS 2020-2021

4.  Revenue (cont'd)

Additional information - Tax-funded transfer expenditures by government mission

(millions of dollars)

	Fiscal year ended March 31
	2021						2020
	EXPENDITURE BY GOVERNMENT MISSION

	Health and		Economy	Support for
	Social	Education	and	Individuals	Administration
	Services	and Culture	Environment	and Families	and Justice	Total	Total

Income and property taxes
Personal income tax
Refundable tax credits
Family Allowance				3 264		3 264	2 825
Home-support services for seniors	630					630	596
Childcare expenses				535		535	697
Work premium				176		176	311
Caregivers	155					155	59
Senior assistance	105					105	101
Québec education savings incentive		102				102	134
Medical expenses	45					45	60
Tax shield				30		30	48
RénoVert			10			10	80
Other	12	18	17		2	49	62

	947	120	27	4 005	2	5 101	4 973

Corporate tax
Refundable tax credits
Scientific research and experimental development			484			484	466
E-business			482			482	446
Film production		442				442	362
Multimedia titles			298			298	270
Investments			166			166	95
Reporting of tips					96	96	101
On-the-job training period		37		32		69	67
Resources			42			42	68
Other		62	108			170	127
	―	541	1 580	32	96	2 249	2 002

	947	661	1 607	4 037	98	7 350	6 975

CONSOLIDATED FINANCIAL STATEMENTS	85

▌ 5.  Expenditure

Significant accounting policies

Transfer expenditures

Transfer expenditures are recognized in the fiscal year during which they are duly authorized and in which the recipients satisfied the eligibility criteria.

Remuneration and operating expenses

Remuneration and operating expenses are recorded in the fiscal year during which the goods are consumed or the services are delivered.

Measurement uncertainty

Measurement uncertainties that affect expenditures are presented in Note 9 on accounts receivable, Note 10 on portfolio investments, Note 12 on loans, Note 17 on environmental liability, Note 18 on other liabilities, Note 19 on pension plans and other future benefits and Note 25 on contingencies.

86	PUBLIC ACCOUNTS 2020-2021

5.  Expenditure (cont'd)

Expenditure by supercategory and category

(millions of dollars)

Fiscal year ended March 31
	2021		2020
	Budget(1)	Actual results	Actual results
(adjusted - Note 3)
Expenditure excluding debt service
Transfers
Remuneration		3 297	3 075
Operating		733	730
Capital		3 666	3 162
Interest		385	379
Support		30 704	26 009
		38 785	33 355
Remuneration		55 780	50 898
Operating(2)		23 791	20 624
Doubtful accounts and other allowances(3)		765	2 338
Total expenditure excluding debt service	110 300	119 121	107 215

Debt service(3)
Interest on debts		7 896	8 168
Less
Investment income of the sinking funds relating to borrowings		1 133	1 140
(Losses) Revenue on cash equivalents and on short-term investment		(41)	259
		6 804	6 769

Interest on obligations relating to accrued benefits under the pension plans and employee future benefits		7 128	6 963
Less
Investment income of the Retirement Plans Sinking Fund and specific pension funds		6 120	5 928
Investment income of other employee future benefit funds		123	128

		885	907

Total debt service	8 266	7 689	7 676

Total expenditure	118 566	126 810	114 891

(1) According to data presented in Budget 2020-2021 of the Ministère des Finances tabled on March 10, 2020.

(2) Operating expenditure included an amount of $4 399 M ($4 198 M in 2019-2020) related to the depreciation of fixed assets.

(3) This expenditure included net foreign exchange losses of $7 M (net foreign exchange gains of $55 M in 2019-2020), i.e. foreign exchange losses of $12 M (foreign exchange gains of $57 M in 2019-2020) in the "Debt service" supercategory and foreign exchange gains of $5 M (foreign exchange losses of $2 M in 2019-2020) in the "Doubtful accounts and other allowances" supercategory.

CONSOLIDATED FINANCIAL STATEMENTS	87

▌ 6.  Accumulated deficit

Significant accounting policies

Government enterprises record some unrealized gains or losses on financial instruments and the actuarial gains or losses on future benefits among the other items of comprehensive income, in accordance with International Financial Reporting Standards (IFRS). Those other items are not included in the Government's annual results and are recorded directly in the accumulated deficit. When these gains or losses on financial instruments are realized, they will be reclassified in revenue from government enterprises and recognized as such in the Government's annual result. Actuarial gains and losses on future benefits will never be reclassified among the Government's annual results.

Details of accumulated deficit

(millions of dollars)

	Notes	2021	2020
			(adjusted - Note 3)

PREVIOUSLY ESTABLISHED ACCUMULATED DEFICIT, BEGINNING OF YEAR		(95 206)	(100 448)

Accounting change with restatement of prior years	3	(12 504)	(11 977)

ADJUSTED ACCUMULATED DEFICIT, BEGINNING OF YEAR		(107 710)	(112 425)

Annual (deficit) surplus		(4 226)	2 083

Other comprehensive income items of government enterprises	11	3 208	2 632

ACCUMULATED DEFICIT, END OF YEAR		(108 728)	(107 710)

Accumulated other items of comprehensive income of government enterprises

(millions of dollars)

		Fiscal year ended March 31
		2021				2020
			Unrealized
		Actuarial gains	gains (losses)
		on employee	on financial
	Note	future benefits	instruments	Other	Total	Total

Opening balance		1 329	241	82	1 652	(975)

Other comprehensive income items of government enterprises	11	3 427	(176)	(43)	3 208	2 632

		4 756	65	39	4 860	1 657

Items reclassified in other shareholders' equity items		4			4	(5)

Closing balance	11	4 760	65	39	4 864	1 652

88	PUBLIC ACCOUNTS 2020-2021

▌ 7.  Cash and cash equivalents

Significant accounting policy

Cash and cash equivalents are comprised of cash and investments with an initial maturity of three months or less generally.

Cash and cash equivalents

(millions of dollars)

As at March 31

	2021	2020

Cash	3 844	3 064

Cash equivalents	8 400	10 126

	12 244	13 190

 Securities held and weighted average rate by cash equivalents categories

		As at March 31
	Weighted
	average rate	2021	2020
	(percent)	(millions of dollars)	(millions of dollars)
Banker's acceptances	0.18	5 023	4 760
Notes	0.20	1 444	847
Deposit certificates	0.22	1 036	1 932
Term deposits	1.15	284	70
Bonds	0.22	381	2 455
Other	0.53	232	62

	0.23	8 400	10 126

CONSOLIDATED FINANCIAL STATEMENTS	89

▌ 8.  Short-term investments

Significant accounting policy

Short-term investments are highly liquid investments that the Government does not intend to keep for more than one year. They are recorded at the lower of cost and fair value.

Securities held and weighted average rate by category

		As at March 31
	Weighted
	average rate	2021		2020
	(percent)	(millions of dollars)		(millions of dollars)
Banker's acceptances	0.20	6		7
Notes	0.22	610		259
Deposit certificates	0.69	31		29
Term deposits	2.29	11		80
Bonds	0.27	4 356		1 431
Other	0.22	4		7
	0.20(1)	5 018	(2)	1 813	(2)

(1) This rate corresponds to the effective rate for short-term investments held as at March 31 and takes into account interest rate swap contracts.

(2) As at March 31, 2021 and 2020, the quoted market value of marketable securities on official markets was close to their book value.

90	PUBLIC ACCOUNTS 2020-2021

▌ 9.  Accounts receivable

Significant accounting policies

Receivables are initially recorded at cost, except for income taxes and other taxes receivable, which are recorded at realizable value, i.e. an amount equivalent to what the Government expects to receive. The receivables are then brought down to their net recoverable value by means of an allowance for doubtful accounts. The annual change in this allowance is charged to expenditure.

Revenue from personal income tax, contributions dedicated to health services and consumption taxes uncollected at the end of the fiscal year are recorded as income taxes and other taxes receivable; the amounts are estimated based on transactions carried out after the end of the fiscal year.

Revenue from corporate income taxes uncollected at the end of the fiscal year is recorded as taxes receivable; the amounts are based on notices of assessment issued before the end of the fiscal year.

Measurement uncertainty

Initial assessment of income taxes and other taxes receivable

Income taxes and other taxes receivable stemming from notices of assessment issued after tax checks and contested taxpayer notices are based on estimates that may be hard to measure. The initial evaluation of the amounts the Government expects to collect with regard to such notices is based on the settlement rates of similar files in the past. Adjustments resulting from new information obtained after checks or court rulings are recorded in the fiscal year when they become known.

Estimate of the allowance for doubtful accounts

The value of the allowance for doubtful accounts relating to taxes receivable is uncertain due to the fact that it is estimated on the basis of a statistical sample of accounts receivable representative of the population as a whole. The accounts receivable's potential recoverable amount in the sample is determined primarily by considering the financial position of taxpayers, which takes notably into account the economic environment arising from the impact of the COVID-19 pandemic.

CONSOLIDATED FINANCIAL STATEMENTS	91

9.  Accounts receivable (cont'd)

Details of accounts receivable

(millions of dollars)

As at March 31

	2021	2020

Income taxes and other taxes receivable

Income and property taxes	9 612	8 704

Consumption taxes	4 732	4 906

Duties and permits	594	563

Miscellaneous revenue	5 637	5 133

	20 575	19 306

Allowance for doubtful accounts	(2 648)	(2 791)

	17 927	16 515

Revenue from government enterprises - dividends	423	338

Federal government transfers	3 139	2 194

	21 489	19 047

92	PUBLIC ACCOUNTS 2020-2021

▌ 10.  Portfolio investments

Significant accounting policies

Portfolio investments are recorded at cost.

When portfolio investments have significant concessionary terms, that is, if there is a difference of over 25% between their face value and their present value at the Government's average debt rate, the portfolio investments are recorded at their present value when they take effect. This difference constitutes a grant component, which is recognized as an expense. Subsequently, the investment income is recognized and added to the book value of the portfolio investment until their maturity date, using the effective interest method.

When a portfolio investment experiences a loss in value that is other than a temporary decline, its book value is reduced to reflect the decline in value, which is charged to expenditure. Any write-off of the book value of a portfolio investment is recorded as an expenditure and, if subsequently recovered, it is recognized as a revenue.

Measurement uncertainty

Portfolio investments in shares and equity are subject to measurement uncertainty because assumptions are used to estimate the recoverable value of the investments. The factors the Government relies on for determining whether there is a loss in value that is other than a temporary decline in its investments include their length and how sharply the fair value declined compared to cost. For private equity, the Government estimates the recoverable value with the help of experts and approaches based on models that take into account current economic conditions, the financial situation and the profitability outlook for each issuing entity.

The impact of the COVID-19 pandemic on economic activity can notably lead to higher borrowing costs for businesses, restricted access to cash and more material uncertainty about future earnings and cash flow. The Government has estimated the impact of the crisis on the value of its investments using all available information to exercise its judgment. Notably, additional risk factors were included in the usual valuation methods. Those factors, determined based on the industrial sector and the risk level of the enterprise, are adjusted to take into account the reduction of the average portfolio risk related to the pandemic since March 31, 2020.

Participation deposits, bonds and notes have not lost long-term value, since their fair value is higher than their cost.

CONSOLIDATED FINANCIAL STATEMENTS	93

10.  Portfolio investments (cont'd)

Portfolio investments by entity category and nature of securities held

(millions of dollars)

	As at March 31
	2021						2020
	Shares and
	capital		Participation		Bonds
	investments	(1),(2)	deposits	(3)	and notes	Total	Total

Governments and local administrations

Federal and provincial governments					548	548	581

Municipalities and municipal bodies					536	536	439
	―		―		1 084	1 084	1 020
Enterprises	2 469				180	2 649	2 797	(2)
Non-profit and fiduciary organizations			1 718		1	1 719	1 559
Other	22				36	58	40
	2 491		1 718		217	4 426	4 396
	2 491	(4)	1 718		1 301	5 510	5 416	(4)

(1) The quoted market value of marketable securities on official markets was $465 M ($156 M as at March 31, 2020) and their book value was $203 M ($137 M as at March 31, 2020).

(2) The Government holds portfolio investments with repayment terms such that they resemble loans. A valuation allowance of $96 M ($216 M as at March 31, 2020) was recorded for those investments.

(3) The Government holds participation units in specific funds entrusted to the Caisse de dépôt et placement du Québec.

(4) The value of the portfolio investments was reduced by $138 M ($137 M as at March 31, 2020), which represents the impact of the significantly advantageous terms of some of those investments.

94	PUBLIC ACCOUNTS 2020-2021

▌ 11.  Investment in government enterprises

Significant accounting policies

Investment in government enterprises is recorded using the modified equity method based on the Government's proportionate share of each enterprise.

The financial information from government enterprises is based on the IFRS, except for information from Hydro-Québec, which is based on generally accepted accounting principles (GAAP) in the United States. Adjustments are made to Hydro-Québec's financial information to bring it in line with the IFRS; such adjustments mainly concern employee future benefits, financial instruments and asset retirement obligations.

Material measurement uncertainty

Each government enterprise is subject to specific measurement uncertainties inherent to their own activities. These uncertainties are mainly with respect to revenue, other liabilities, including pension plans and other future benefits, fixed assets and financial instruments.

CONSOLIDATED FINANCIAL STATEMENTS	95

11.  Investment in government enterprises (cont'd)

Financial information on government enterprises

(millions of dollars)

	As at March 31
	2021									2020
					Investis-		Société des
					sement	Loto-	alcools du
	Hydro-Québec				Québec	Québec	Québec	Other	Total	Total
	(U.S. GAAP)		(IFRS)

		Adjustments for
	December 31	the three-month	Adjustments -	March 31
	2020	periods	IFRS (1)	2021
STATEMENT OF OPERATIONS
Revenue	13 594	76	18	13 688	2 075	1 395	3 650	636	21 444	21 302
Expenditure	11 291	(40)	787	12 038	1 083	937	2 431	560	17 049	16 914
Annual (deficit) surplus	2 303	116	(769)	1 650	992	458	1 219	76	4 395	4 388
Consolidation adjustments				126	(5)	(25)			96	31
Revenue from government enterprises				1 776	987	433	1 219	76	4 491	4 419
Other comprehensive income items	(702)	75	3 878	3 251	(61)	21	(1)	(2)	3 208	2 632

STATEMENT OF FINANCIAL POSITION

Fixed assets	67 953	98	1 006	69 057	222	710	204	207	70 400	69 473
Other assets	12 942	2 239	341	15 522	10 851	269	1 068	175	27 885	27 843
Total assets	80 895	2 337	1 347	84 579	11 073	979	1 272	382	98 285	97 316
Debts and advances	48 413	2 865	173	51 451	6 131	448	308	62	58 400	58 055
Other liabilities	11 160	(2 438)	(2 174)	6 548(2)	510	340	926	182	8 506	12 072
Total liabilities	59 573	427	(2 001)	57 999	6 641	788	1 234	244	66 906	70 127
Accumulated other comprehensive income items	(3 110)	269	7 580	4 739	29	105	(7)	(2)	4 864	1 652
Other shareholders' equity items	24 432	1 641	(4 232)	21 841	4 403	86	45	140	26 515	25 537
Total shareholders' equity	21 322	1 910	3 348	26 580	4 432	191	38	138	31 379	27 189
Consolidation adjustments				24	28			(3)	49	(93)

Equity value (modified method)				26 604	4 460	191	38	135	31 428	27 096
Loans					1 243	192		23	1 458	878

Investment in government enterprises				26 604	5 703	383	38	158	32 886	27 974

Dividends and other contributions paid	1 727				―	457	1 219	67	3 470	4 797
Main contractual obligations	56 552				1 618	59	―	―	58 229	55 351
Main contingent liabilities	4 000 (3)				372	―	4	―	4 376	362

(1) The adjustments to bring Hydro-Québec's financial information in line with the IFRS resulted in an increase in the Government's share in this enterprise of $3 109 M, i.e. a $769 M reduction in the income from government enterprises and a $3 878 M increase in the other items of the comprehensive income. The combined adjustments to IFRS had the effect of an increase in the Government's share by $3 348 M (increasing it by $239 M as at March 31, 2020).

(2) The Government granted a financial guarantee of $685 M ($685 M as at March 31, 2020) for the Gentilly-2 nuclear generating station. In order to finance the costs related to the long-term nuclear fuel waste management, Hydro-Québec set up a trust of $166 M ($160 M as at March 31, 2020).

(3) Pertaining to a lawsuit for damages and interest filed by Innus Nation inc. Joint lawsuits have also been instituted against Hydro-Québec and the Government. Those lawsuits are disclosed in Note 25 on contingencies.

96	PUBLIC ACCOUNTS 2020-2021

11.  Investment in government enterprises (cont'd)

Inter-entity operations and operations with third-parties not included in the reporting entity

(millions of dollars)

	As at March 31
	2021			2020

		Third parties			Third parties
		not included in			not included in
	Inter-	the reporting		Inter-	the reporting
	entities	entity	Total	entities	entity	Total

STATEMENT OF OPERATIONS

Revenue	824	20 620	21 444	678	20 624	21 302

Expenditure	1 372	15 677	17 049	1 396	15 518	16 914

Annual surplus (deficit)	(548)	4 943	4 395	(718)	5 106	4 388

STATEMENT OF FINANCIAL POSITION

Fixed assets		70 400	70 400		69 473	69 473

Other assets	5 445	22 440	27 885	5 654	22 189	27 843

Total assets	5 445	92 840	98 285	5 654	91 662	97 316

Debts and advances	1 473	56 927	58 400	882	57 173	58 055

Other liabilities	751	7 755	8 506	632	11 440	12 072

Total liabilities	2 224	64 682	66 906	1 514	68 613	70 127

Loans granted to government enterprises	1 458			878

Dividends and other contributions paid	3 470			4 797

CONSOLIDATED FINANCIAL STATEMENTS	97

11.  Investment in government enterprises (cont'd)

Repayment schedule for debts and advances contracted with third parties and with the Government(1)

(millions of dollars)

(millions of dollars)

						2027 and
	2022	2023	2024	2025	2026	thereafter	Total
Hydro-Québec
Third parties not included in the reporting entity	5 466	2 017	1 069	1 430	421	41 048	51 451
Government							―
	5 466	2 017	1 069	1 430	421	41 048	51 451
Investissement Québec
Third parties not included in the reporting entity	1 687	1 259	1 049	439	603	2	5 039
Government	560	249	235	196	17	18	1 275
	2 247	1 508	1 284	635	620	20	6 314
Loto-Québec
Third parties not included in the reporting entity	249	4	2			2	257
Government	10	11	34	11	10	115	191
	259	15	36	11	10	117	448
Société des alcools du Québec
Third parties not included in the reporting entity	49	44	39	34	29	113	308
Government							―
	49	44	39	34	29	113	308
Other
Third parties not included in the reporting entity	5	4	4	5	4	17	39
Government	23						23
	28	4	4	5	4	17	62
Total debt and advances
Third parties not included in the reporting entity	7 456	3 328	2 163	1 908	1 057	41 182	57 094
Government	593	260	269	207	27	133	1 489
	8 049	3 588	2 432	2 115	1 084	41 315	58 583

(1) The Government guarantees borrowings contracted by Hydro-Québec and Investissement Québec in different currencies. The net value of these guaranteed borrowings stood at $48 665 M ($48 623 M as at March 31, 2020) for Hydro-Québec and at $4 827 M ($5 122 M as at March 31, 2020) for Investissement Québec.

98	PUBLIC ACCOUNTS 2020-2021

▌ 12.  Loans

Significant accounting policies

Loans are recorded at cost.

When loans have significant concessionary terms, that is, if there is a difference of over 25% between their face value and their present value at the Government's average debt rate, the loans are recorded at their present value when they take effect. This difference constitutes a grant component, which is recognized as an expense. Subsequently, the interest income is recognized and added to the book value of the loan until its maturity date, using the effective interest method.

When a direct link can be established between government grants and the repayment of a loan, the latter is recorded as a transfer expenditure.

When the facts or circumstances point to the risk of a loss, a valuation allowance is recorded as a reduction in loans in order to reflect their net recoverable value. The annual change in these allowances is charged to expenditure. Any write-off of the book value of a loan is recorded as an expenditure and, if subsequently recovered, it is recognized as revenue.

Measurement uncertainty

Loans are subject to measurement uncertainty because estimates and assumptions are used to determine the valuation allowance and the net recovery value of the loans. The valuation allowance estimate is revised regularly and adjusted to take several factors into account, including the rate of past losses, sector risks and the borrower's financial situation.

The consequences of the COVID-19 pandemic on economic activity are substantial, and it is hard to foresee the full impacts on business credit risks. In order to estimate the valuation allowance on business loans as at March 31, 2021, the Government included additional risk factors in its usual valuation methods. The estimates for those factors are based on the information available, taking the impact of the crisis on credit portfolios by sector and borrower's risk level into account and are adjusted to factor in the average credit portfolio risk reduction related to the pandemic since March 31, 2020.

CONSOLIDATED FINANCIAL STATEMENTS	99

12.  Loans (cont'd)

Loans granted and weighted average rate by category of borrower

		As at March 31
		2021					2020
							(adjusted - Note 3)

	Weighted			Valuation	Net book				Valuation	Net book
	average rate	Cost		allowances	value		Cost		allowances	value
	(percent)			(millions of dollars)					(millions of dollars)

Local administrations
Municipalities	2.65	701		(44)	657		628		(9)	619
Municipal bodies	2.55	1 511	(1)	(64)	1 447		1 422	(1)	(37)	1 385

	2.58	2 212		(108)	2 104		2 050		(46)	2 004

Enterprises(2),(3)	2.18	3 233	(1)	(831)	2 402	(4)	2 717	(1)	(1 092)	1 625	(4)

Non-profit and fiduciary organizations	2.71	190	(1)		190		209	(1)	(4)	205
Students	2.99	620		(231)	389		637		(243)	394
Other		82			82		69			69

		4 125		(1 062)	3 063		3 632		(1 339)	2 293

	2.42	6 337		(1 170)	5 167		5 682		(1 385)	4 297

(1) As part of its operations, the Government grants loans to third parties not included in the reporting entity and receives assets as collateral. The cost of the loans granted by the Economic Development Fund was $3 134 M ($2 643 M as at March 31, 2020). The table below shows, for each category of loan, the proportion of the nominal balance for which the Government received significant securities and sureties:

	As at March 31
	2021		2020

		Proportion of		Proportion of
		the nominal		the nominal
	Cost	balance of loans	Cost	balance of loans

Loans - fixed rate	1 542	29%	1 326	16%

Loans - variable rate	477	39%	361	24%

Loans - no interest	1 115	38%	956	33%

For loans granted by other entities within the reporting entity, the cost of which was $3 202 M ($3 039 M as at March 31, 2020), the guarantees received totalled $197 M ($183 M as at March 31, 2020).

(2) Loans to enterprises include U.S. $74 M (U.S. $27 M as at March 31, 2020) in loans, whose equivalent value is C $93 M (C $37 M as at March 31, 2020), and €60 M (€53 M as at March 31, 2020) in loans whose equivalent value is C $88 M (C $82 M as at March 31, 2020).

(3) Loans with repayment clauses based on royalties are included in the loans to enterprises. The conditions associated with these loans are such that the entire amount advanced is more similar to a subsidy. Therefore, these loans have a zero value.

(4) The value of loans has been reduced by $113 M ($103 M as at March 31, 2020), which represents the impact of the significantly advantageous terms of some of these loans.

100	PUBLIC ACCOUNTS 2020-2021

12.  Loans (cont'd)

Schedule of loan payments receivable by category of borrower

(millions of dollars)

	Municipalities		Non-profit
Maturing on	and municipal		and fiduciary
March 31	bodies	Enterprises	organizations	Students	Other	Total

2022	300	387	37	58	43	825

2023	155	241	5	48		449

2024	129	317	5	48		499

2025	135	291	17	48		491

2026	146	264	6	48		464

	865	1 500	70	250	43	2 728

2027-2031	604	711	42	139		1 496

2032-2036	226	100	36			362

2037-2041	134	167	17			318

2042-2046	46	7				53

2047 and thereafter	37	2				39

	1 912	2 487	165	389	43	4 996

No fixed maturity date	192	28	25		39	284

	2 104	2 515	190	389	82	5 280

Reduction of the value related to loans with significant concessionary terms		(113)				(113)

	2 104	2 402	190	389	82	5 167

CONSOLIDATED FINANCIAL STATEMENTS	101

▌ 13.  Generations Fund

The purpose of the Generations Fund, created under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), is to reduce the Government's debt. In accordance with this Act, the fund's assets are used exclusively to repay the Government's gross debt.

Significant accounting policies

Demand and participation deposits in a particular fund of the Caisse de dépôt et placement du Québec (the Caisse) are recorded at cost.

Where participation deposits suffer a loss in value that is other than a temporary decline, their book value is reduced to reflect this decline and the resulting reduction in value is charged to expenditure. At the time of disposition of participation deposits, the difference between the amount received and the book value of these units established using the average cost method is charged to results.

Measurement uncertainty

The value of participation deposits in the particular funds of the Caisse is subject to measurement uncertainty because assumptions are used to estimate the recoverable value of the investments that are not transacted on an active market. The value may vary due to gaps between the assumptions used and the actual value recovered. Among the assumptions used are the judgments of experts and approaches based on models that factor in current economic conditions, the financial situation and the profitability perspectives of the issuing entities.

Statement of financial position
(millions of dollars)

	As at March 31

	2021	2020

Sums managed by the Caisse de dépôt et placement du Québec
Demand deposits	2 275	1 051
Income receivable on portfolio investments	28	23
Participation deposits(1)	9 833	7 757
	12 136	8 831

Accounts receivable	76	68

Fund balance	12 212	8 899

(1) The Generations Fund holds participation units in a specific fund at the Caisse. These units are repaid with prior notice according to the Caisse's settlement terms and conditions at the fair value of the fund's net equity at the end of each month. The Generations Fund had 8 669 534 participation units with a total fair value of $11 307 M (7 077 487 participation units with a total fair value of $8 633 M as at March 31, 2020).

102	PUBLIC ACCOUNTS 2020-2021

13.  Generations Fund (cont'd)

Statement of change in the balance of the Generations Fund
(millions of dollars)

	Fiscal year ended March 31

	2021		2020

		Actual	Actual
	Budget (1)	results	results

Opening balance	8 926	8 899	8 293

Own-source revenue

Consumption taxes

Specific tax on alcoholic beverages	500	500	500

Duties and permits

Water-power royalties	866	834	803

Mining revenues	283	574	286

Miscellaneous revenue

Unclaimed property	15	39	21

Revenue on portfolio investments	462	769	464

Revenue from government enterprises, taken out of dividends

Hydro-Québec

Indexation of the average cost of heritage pool electricity	388	382	317

Additional contribution from Hydro-Québec(2)	215	215	215

Total own-source revenue	2 729	3 313	2 606

Balance before debt repayment	11 655	12 212	10 899

Sums used to repay debts			(2 000)

Closing balance	11 655	12 212	8 899

(1) According to Data presented in Budget 2020-2021 of the Ministère des Finances tabled on March 10, 2020.

(2) Under the Hydro-Québec Act (CQLR, chapter H-5), a sum of $215 M is taken annually out of Hydro-Québec's dividends and will be deposited in the Generations Fund until 2043.

CONSOLIDATED FINANCIAL STATEMENTS	103

▌ 14.  Other financial assets

Significant accounting policy

Deffered expenses related to debts The accounting policy on deffered expenses related to debts is presented in Note 21 on debts.

Detail of other financial assets

(millions of dollars)

	As at March 31
	2021	2020

Inventories and other assets intended for sale	39	46
Interests in government business partnerships	79	28
Deffered expenses related to debts	752	734

	870	808

▌ 15.  Accounts payable and accrued expenses

Significant accounting policies

Refunds of income and other taxes

The amounts of refunds of income and other taxes are based on notices of assessment issued before the end of the fiscal year. Refunds of individual income taxes and consumption taxes that have not yet been made at the fiscal year end are recorded as accounts payable and accrued expenses per estimates based on transactions carried out after the end of the fiscal year end.

Measurement uncertainty

Initial valuation of income and other taxes to be refunded

Income and other tax refunds stemming from disputed taxpayer notices of assessment are based on estimates for which measurement may be uncertain. The initial valuation of the amounts the Government expects to pay with regard to such disputes is based mainly on the settlement rates of similar files in the past.

104	PUBLIC ACCOUNTS 2020-2021

15.  Accounts payable and accrued expenses (cont'd)

Accounts payable and accrued expenses

(millions of dollars)

As at March 31
	2021	2020
(adjusted - Note 3)
Remuneration	13 436	10 648
Income taxes and other taxes refundable
Income and property taxes	3 969	4 444
Consumption taxes	2 268	2 579
Suppliers	5 976	4 346
Transfers	6 230	5 591
Accrued interest on debts	3 050	2 929
Advances from trust funds	1 158	1 137
Clearing accounts for collected taxes	839	246

	36 926	31 920

▌ 16.  Deferred revenue

Significant accounting policies

Amounts received or receivable in regard to revenue that will be earned in a subsequent year are deferred and presented as deferred revenue. More precisely:

— revenue from government transfers is deferred when the stipulations as to the use of the transferred or received resources or as to the actions to be taken in order to keep them create an obligation that meets the definition of a liability. When these stipulations are of a general nature, the actions or communications of the Government that establish those stipulations up to the date of the financial statements may also create a liability. When transfer revenue is deferred, it is recorded as revenue as the liabilities are paid;

— revenue from donors other than governments that is designated for a specific purpose is deferred and recorded as revenue when the resources are used for their prescribed purposes. Donations in the form of fixed assets or cash to acquire fixed assets will be deferred and recorded as revenue at the same pace as fixed asset depreciation;

— revenue from duties and permits refundable on demand that is linked to clearly identifiable goods and services to be rendered by the Government to the right or permit holder is deferred and recorded as revenue during the reference period of such right or permit;

— revenue from school taxes is deferred and recorded for the period during which it is levied.

—
CONSOLIDATED FINANCIAL STATEMENTS	105

16.  Deferred revenue (cont'd)

Measurement uncertainty

Deferred transfer revenue from the federal government is subject to measurement uncertainty due to possible gaps between the estimate of the Government's expenditures or work progress and what was actually carried out.

Deferred revenue by source or by nature

(millions of dollars)

	As at March 31

	2021	2020

Federal government transfers	4 176	3 944
Third-party donations(1)	1 930	1 834
Transfers from entities other than the federal government	102	108
Registration and drivers license fees	893	796
School property tax	268	376
Guarantee fees for Hydro-Québec borrowings	171	163
Other	465	384

	8 005	7 605

(1) The third-party donations are mainly from non-profit organizations, including foundations that provide financial support to public institutions in the health and social services network.

Deferred revenue - Stipulations of federal government transfers

(millions of dollars)

	As at March 31

	2021	2020

For acquisition or construction of fixed assets	2 216	2 148

For other purposes

Financing of municipal and local infrastructures	1 067	1 393

Maintenance of dams transferred by the federal government	3	3

Financing of research and other projects	890	400

	1 960	1 796

	4 176	3 944

106	PUBLIC ACCOUNTS 2020-2021

16.  Deferred revenue (cont'd)

Deferred revenue - Third-party donation restriction and variations

(millions of dollars)

	Fiscal year ended March 31, 2021

	Opening	New	Recognition	Closing	Balance as at
	balance	donations	in revenue	balance	March 31, 2020

For acquisition of fixed assets	1 166	134	96	1 204	1 166

For other purposes	668	564	506	726	668

	1 834	698	602	1 930	1 834

▌ 17.  Environmental liability

Significant accounting policies

Environmental liability

Obligations resulting from the remediation of contaminated sites under the Government's responsibility, or probably under its responsibility, are recognized as environmental liabilities when the contamination exceeds an existing environmental standard, it is expected that the sites can be remediated and a reasonable estimate can be made. In some cases, we have not been able to ascertain the likelihood of the Government being called upon to assume the remediation costs, and in other cases, we were not able to estimate how much it would cost. Sites the Government does not plan to remediate are those that do not pose a danger to public health and safety or those where the contamination is hardly likely to have a significant environmental impact. The environmental liability includes the estimated cost of contaminated site management and remediation.

Material measurement uncertainty

Environmental liability is subject to measurement uncertainty because different methods are used to estimate the remediation and management costs, which increase according to the degree of precision deployed. It is also subject to measurement uncertainty due to the constantly evolving technology used for remediation, which can affect costs, and the fact that not all sites have been thoroughly evaluated as to the extent and nature of the remediation required.

The main assumptions used to estimate the liability are related to the contaminated areas, labour and material costs and the choice of technologies available to eliminate or control contamination. Changes to those assumptions and the regulations could entail significant changes to the recorded liabilities.

CONSOLIDATED FINANCIAL STATEMENTS	107

17.  Environmental liability (cont'd)

Environmental liability

(millions of dollars)

	As at March 31

	2021	2020

Environmental liabilities	2 838	2 988

The environmental liability recorded for the 1 767 sites inventoried (1 803 sites as at March 31, 2020) takes into account an increase of $675 million in costs, representing an average cost increase rate of 31% ($736 million and 33% as at March 31, 2020).

Contingent assets related to the environmental liability

A portion of the costs pertaining to third parties cleaning up contaminated sites for which the Government is probably responsible is recoverable. Those recoverable amounts mainly come in the form of financial guarantees to cover the work if third parties do not honour their commitments. The probable recoverable amounts recorded as contingent Government assets were $14 million.

▌ 18.  Other liabilities

Significant accounting policies

Liabilities stemming from transfer agreements

Liabilities stemming from transfer agreements are recorded in the fiscal year during which the transfers were duly authorized and during which the recipients met the eligibility criteria.

Allowance for losses on guaranteed financial initiatives

Obligations resulting from financial initiatives guaranteed by the Government, mainly loan guarantees, are recorded on the basis of probable losses. The allowance is established on the balance of the guaranteed financial initiatives reduced by the estimated realizable value of the security and surety obtained. The annual change in the allowance is charged to expenditure.

Probable losses are annually estimated by grouping financial initiatives into various risk classes and applying an average loss rate to each class. In the case of enterprises whose Government-guaranteed financial initiatives show an exceptionally high cumulative balance or are characterized by specific features, the estimate of probable losses relating to these initiatives is made using case-by-case analysis, regardless of risk class. The authorized guarantees in effect that are not subject to an allowance constitute a contingent liability for the Government.

108	PUBLIC ACCOUNTS 2020-2021

18.  Other liabilities (cont'd)

Measurement uncertainty

Estimated liabilities arising from transfer agreements

Liabilities arising from transfer agreements are subject to measurement uncertainty due to possible differences between the estimated expenditures or work progress performed by recipients and the value of those actually performed.

Estimated allowance for losses on guaranteed financial initiatives

The allowance for losses on financial guarantees is subject to measurement uncertainty because of the assumptions used to assess the likelihood of a borrower defaulting on one of his obligations and forcing the Government to make good on the financial guarantee. Financial guarantees are grouped into different classes with an average rate applied to each one. The allowance rate is based on past experience, the type of guarantee and past losses. When the allowances are taken individually, the main considerations are the sector risks and the borrower's financial situation.

The COVID-19 pandemic has had serious consequences for businesses' economic activities and credit risks. The Government has included risk factors in its usual valuation methods in order to estimate the allowance for losses on loan guarantees granted to them as at March 31, 2021. The Government estimates those factors based on available information, taking into account the impact of the crisis on the guarantee portfolios in effect, by sector and by the borrower's risk level and are adjusted to factor in the average guarantee portfolio risk reduction related to the pandemic since March 31, 2020.

No significant adjustments were made to the methodologies used to estimate allowances for loan guarantees to non-profit organizations and cooperatives, forest, farm and fishery producers and students because the Government estimates that their credit risks are lower due to assistance programs set up by financial institutions and the different levels of government.

Other liabilities

(millions of dollars)

	As at March 31

	2021	2020
		(adjusted - Note 3)

Liability stemming from transfer agreements	6 155	6 232

Allowance for losses on guaranteed financial initiatives	758	666

	6 913	6 898

CONSOLIDATED FINANCIAL STATEMENTS	109

18.  Other liabilities (cont'd)

Schedule of liabilities stemming from transfer agreements

(millions of dollars)

Maturing
on March 31	Total

2022	648
2023	579
2024	529
2025	460
2026	412
	2 628
2027 and thereafter	3 527

	6 155	(1)

(1) As part of its transfer programs, the government subsidizes the interest that will be borne by the recipients in subsequent years. For the next five fiscal years, interest is estimated at $1 590 M and repayments are expected to be $386 M in 2022, $355 M in 2023, $320 M in 2024, $280 M in 2025 and $249 M in 2026.

110	PUBLIC ACCOUNTS 2020-2021

18.  Other liabilities (cont'd)

Guaranteed loans and other guaranteed financial initiatives by third party category

(millions of dollars)

(1) Guarantees of $942 M ($953 M as at March 31, 2020) were granted by the Government under the Act respecting Investissement Québec (CQLR, chapter I-16.0.1). In addition to loan guarantees, the guarantees include loss and payment guarantees introduced to facilitate the funding of aircraft purchasers. As at March 31, 2021, the Government has received significant securities and sureties for 75% of the nominal balance of its guarantee portfolio (99% of the nominal balance as at March 31, 2020).

(2) Guarantees of $2 351 M ($2 270 M as at March 31, 2020) are granted by the Government under the Act respecting the Société d'habitation du Québec (CQLR, chapter S-8). The Government guarantees borrowings with financial institutions contracted by non-profit organizations and cooperatives for periods of 25 or 35 years following the approval of an extension by the Government. The principal and interest associated with these borrowings are covered by the non-profit organization or the cooperative. These borrowings finance the cost of acquiring buildings. These guarantees totalled $2 240 M ($2 141 M as at March 31, 2020).

In addition, the Government has concluded agreements with the Canada Mortgage and Housing Corporation (CMHC) under which it is committed to pay certain amounts to the CMHC as compensation for losses sustained when a borrower defaults on payment because a project is in difficulty. The guarantees granted cover 25-year periods, except if they are related to borrowings granted for projects in urban regions under the private non-profit housing program, in which case they cover periods of 35 years. The payment of the principal and interest associated with these borrowings is covered by the organizations concerned. These borrowings finance the cost of acquiring buildings. These guarantees totalled $97 M ($115 M as at March 31, 2020).

(3) Guarantees of $5 978 M ($5 744 M as at March 31, 2020) are granted by the Government under the Act respecting La Financière agricole du Québec (CQLR, chapter L-0.1). This amount corresponds to balances of principal and interest on borrowings for which La Financière agricole du Québec reimburses the lenders' residual losses and related charges. The producers' assets are held as security by the lenders; they consist particularly of farm or forest production units, milk quotas and surety.

(4) These borrowings bear interest at the banker's acceptance rate plus 150 basis points. The interest that will be subsidized by the Government in subsequent years is estimated at $90 M.

(5) The guarantees are granted by the Government under the Act respecting financial assistance for education expenses (CQLR, chapter A-13.3). It guarantees the reimbursement of losses of principal and interest to lending institutions.

(6) To help individuals during the COVID-19 crisis, the Government will assume the repayment of interest on student loans for a twelve-month period beginning April 1, 2021. The interest to be assumed by the Government during this period is estimated at $72 M.

CONSOLIDATED FINANCIAL STATEMENTS	111

▌ 19.  Pension plans and other employee future benefits

Significant accounting policies

Obligations relating to the pension plans and other employee future benefits

Obligations relating to defined-benefit pension plans and employee future benefit programs are evaluated using the projected benefit method prorated on years of service and the most probable assumptions set by the Government. The method used takes into account the way in which benefits payable by the Government are accrued by participants. The Survivor's Pension Plan's obligations are established using an actuarial method that determines the present value of the pensions accrued by beneficiaries as a result of the eligible person's death.

Actuarial gains and losses determined during the revaluation of obligations stem from experience adjustments to forecasts and from changes to assumptions. They are recognized in expenditure using the straight-line method, as of the fiscal year following the year in which they are taken into account in the value of obligations relating to accrued benefits. The amortization period corresponds to the expected average remaining service life (EARSL) of plan or program participants. For the Survivor's Pension Plan, the amortization period corresponds to the average remaining life expectancy of beneficiaries.

Annual interest is determined by applying the discount rate of the obligation relating to accrued benefits to each program or plan to the average value of the related obligation.

Retirement Plans Sinking Fund and specific pension funds

The investments of the Retirement Plans Sinking Fund (RPSF), specific pension funds and employee future benefit programs funds are valued at an adjusted market value. With this valuation method, the difference between the real return based on market value and the forecast return is amortized over five years.

When the adjusted market value of a pension plan fund is higher than that of its obligations, the resulting surplus is capped through a valuation allowance so that the pension plans liability reflects only the future benefit that the Government expects to derive from this surplus. The annual change in the allowance is charged to expenditure.

Actuarial gains and losses attributable to the use of the forecast rate of return are amortized using the straight-line method. The amortization period corresponds to the EARSL of plan or program.

The annual return of a fund is obtained by applying the rate of return stipulated in the actuarial valuations of the obligations of each pension plan or the employee future benefit program to the average balance of the plan in question.

Material measurement uncertainty

Obligations relating to pension plans and other employee future benefits may vary because of differences between the economic and demographic assumptions made for actuarial valuation purposes and the actual results. The impact of a change in the main assumptions on the value of obligations relating to accrued benefits under the four main pension plans is shown after the table "Main economic assumptions used".

112	PUBLIC ACCOUNTS 2020-2021

19.  Pension plans and other employee future benefits (cont'd)

Liability regarding the pension plans and other employee future benefits

(millions of dollars)

	As at March 31
	Value before
	unamortized	Unamortized
	actuarial (losses)	actuarial (losses)
	gains	gains	2021	2020

Pension plans
Obligations relating to accrued benefits	116 681	(3 820)	112 861	109 310
Retirement Plans Sinking Fund	(97 425)	3 276	(94 149)	(88 404)
Specific pension plan funds	(6 353)	198	(6 155)	(5 942)
	12 903	(346)	12 557	14 964

Other employee future benefits
Obligations relating to accrued benefits	1 479	(34)	1 445	1 450
Other employee future benefit funds	(1 776)	142	(1 634)	(1 698)
	(297)	108	(189)	(248)

	12 606	(238)	12 368	14 716

The Government's defined-benefit pension plans

Several defined-benefit pension plans have been put in place by the Government for its employees, for the Members of the National Assembly and for the judges. The Government and participants contribute to the funding of all of these plans.

The Government's defined benefits plans are divided into two categories: cost-sharing and cost-balance. The distinction lies in the Government's responsibility for funding vested benefits and for paying benefits.

The obligations related to vested benefits borne by the participants and the net assets available for paying those benefits are set out in Appendix 8 entitled "Fiduciary transactions conducted by the Government". Further information can be found in the financial statements of plans published by Retraite Québec.

The Government's pension plans grant a defined benefit to participants when they retire, which is calculated on the basis of an average for their best paid years, generally five, and their number of years of service. The portion of benefits accrued after July 1, 1982 or, in the case of the Pension Plan of the Université du Québec (PPUQ), after January 1, 2005, is partially indexed to the cost of living; the portion of benefits accrued before those dates is usually indexed.

CONSOLIDATED FINANCIAL STATEMENTS	113

19.  Pension plans and other employee future benefits (cont'd)

The Government's defined-benefit pension plans (cont'd)

The Government allows its enterprises and organizations not included in the Government's reporting entity1  to join its pension plans, with the employers making contributions to the plans.

Funding and paying benefits

The Government established the RPSF to create an asset for paying all or part of the pension plans' benefits. The RPSF is for plans whose benefits are paid by the general fund of the Consolidated Revenue Fund.

Some pension plans have their own pension funds so that they can pay the benefits required by their provisions. If the amounts in a pension fund are insufficient to pay the benefits payable by the Government, or if there is no pension fund, the benefits are paid by the general fund of the Consolidated Revenue Fund. This situation does not apply to the PPUQ.

_____________________________________

1 Those organisms are mainly organizations that conduct fiduciary transactions for the Government or provide services to bodies within the Government's reporting entity.

114	PUBLIC ACCOUNTS 2020-2021

19.  Pension plans and other employee future benefits (cont'd)

Characteristics of the Government's defined-benefit plans

(1) The percentage indicated represents the portion of obligations relating to accrued benefits payable by the Government.

(2) The EARSL is used to determine the amortization period for the plan's actuarial gains and losses.

(3) A common EARSL is used for this group of plans whose continuity is ensured by the Government and Public Employees Retirement Plan (RREGOP).

(4) Contributions paid by employers required to pay contributions are deposited in a transitional fund. This fund is liquidated regularly because the sums deposited in it are used to pay benefits.

(5) The Government's portion is 58.3% in the case of benefits accrued prior to July 1, 1982.

(6) In accordance with the Act to foster the financial health and sustainability of the Pension Plan of Management Personnel and to amend various legislative provisions (S.Q. 2017, chapter 7), assented to in May 2017, the Government will henceforth cover the portion of benefits payable by participants to pensioners who retired before January 1, 2015 or to their assigns. In exchange, the Government received a share of the value of the contribution fund of Pension Plan of Management Personnel (PPMP) participants, which was transferred to the RPSF.

(7) The Government's portion is 61% in the case of benefits accrued between January 1, 2020, and January 1, 2021 and 66.7% in the case of benefits accrued before January 1, 2020.

(8) Every three years at the latest, the Government must pay its contributions into the fund, as determined by the actuarial valuations realized for that purpose.

(9) The Government's portion is 46.0% in the case of benefits accrued prior to January 1, 2013.

CONSOLIDATED FINANCIAL STATEMENTS	115

19.  Pension plans and other employee future benefits (cont'd)

Pension plans liability

(millions of dollars)

	As at March 31
	Value before
	unamortized	Unamortized
	actuarial	actuarial
	(losses) gains	(losses) gains	2021	2020

Obligations relating to accrued benefits
RREGOP
- regular service	69 469	(2 288)	67 181	64 007
- transferred service	2 463	(98)	2 365	2 432
PPMP
- regular service	17 764	(120)	17 644	17 178
- transferred service	1 007	(71)	936	977
- RPSO	2 103	(87)	2 016	1 891
TPP	8 866	(656)	8 210	8 530
PPCT	1 020	(136)	884	924
CSSP	2 835	(144)	2 691	2 830
PPUQ	4 309	143	4 452	4 278
SPMSQ	4 959	(309)	4 650	4 510
PPPOCS	608	(23)	585	553
PPCJQ	845	(18)	827	788
PPFEQ	201	(11)	190	184
PPMNA	232	(2)	230	228
	116 681	(3 820)	112 861	109 310

Retirement Plans Sinking Fund	(97 425)	3 276	(94 149)	(88 404)

Specific pension plan funds
PPUQ fund	(4 894)	123	(4 771)	(4 519)
SPMSQ fund	(950)	50	(900)	(864)
Other pension plan funds	(925)	25	(900)	(892)
Valluation allowance - PPUQ	338		338	261
Valluation allowance - Other funds	78		78	72
	(6 353)	198	(6 155)	(5 942)
	12 903	(346)	12 557	14 964

116	PUBLIC ACCOUNTS 2020-2021

19.  Pension plans and other employee future benefits (cont'd)

Change in obligations relating to accrued pension plan benefits

(millions of dollars)

(1) The Government pays an annual amount of compensation into the funds of contributions by RREGOP and PPMP participants in order to finance those plans and limit contribution increases for the participants. For the PPMP, the annual compensation paid up until 2022, based on services rendered during the fiscal year, must be enough to offset the fund's loss due to the transfer of RREGOP participants, and is capped at $100 M.

(2) Amendments, coming into effect January 1, 2021 and January 1, 2020 respectively, were made to the provisions of the PPUQ and resulted in a $5 M ($6 M as at March 31, 2020) increase in the value of its obligations.

(3) The Government's obligations regarding certain pension credits acquired following the transfer of supplemental pension plans to RREGOP correspond to the actuarial value of these acquired pension credits or to the actuarial value of the fund created to provide for their payment, whichever is higher.

CONSOLIDATED FINANCIAL STATEMENTS	117

19.  Pension plans and other employee future benefits (cont'd)

Actuarial valuations

Every three years, the value of obligations relating to accrued benefits under the pension plans is determined by actuarial valuations. The value of these obligations is extrapolated for the period between two actuarial valuations.

Date of the most recent actuarial valuations used to determine the value of obligations related to vested benefits

December 31, 2020	December 31, 2019	December 31, 2018	December 31, 2017
(filed in 2020-2021)	(filed in 2020-2021)	(filed in 2019-2020)	(filed in 2018-2019)

PPUQ	RPSO	RREGOP	RREGOP

	PPPOCS	- pension credits related to plan-to-plan transfers	- regular service

	PPCJQ		- service transferred from the CSSP and the TPP

	PPFEQ	- redemption of years of service

	PPMNA	PPCT	PPMP

		SPMSQ	- regular service(1)

- service transferred from the CSSP and the TPP

TPP

CSSP

Note: The filing year corresponds to the government fiscal year for which an actuarial valuation of the plan is required, based on the timetable for preparing the valuation.

(1) PPMP regular service is divided into two categories, as shown in the table entitled "Characteristics of the Government's defined-benefit plans".

118	PUBLIC ACCOUNTS 2020-2021

19.  Pension plans and other employee future benefits (cont'd)

Main economic assumptions used

(percent)

	Plans administered by
	Retraite Québec		PPUQ

		2031 and		2031 and
	2021-2030	thereafter	2021-2030	thereafter

Rate of return, net of inflation	4.35	4.35	4.20	4.20

Inflation rate	2.00	2.00	2.00	2.00

Discount rate for obligations relating to accrued benefits	6.35	6.35	6.20	6.20

Salary growth rate, net of inflation	0.50	0.50	0.50	0.50

Impact of a change in the main assumptions on the value of obligations relating to accrued benefits under the main pension plans(1)

		Impact on the value of obligations as
Assumptions	Change	at March 31, 2021
		(millions of dollars)	(percent)
Economic

- Rate of return, net of inflation	- Increase of 0.05%	(650)	-0.6
	- Decrease of 0.05%	660	+0.7

- Inflation rate	- Increase of 0.25%	(1 570)	-1.6
	- Decrease of 0.25%	1 610	+1.6

- Salary growth rate, net of inflation	- Increase of 0.25%	560	+0.6
	- Decrease of 0.25%	(540)	-0.5

Demographic

- Life expectancy(2)	- Increase of 0.5 year	780	+0.8
	- Decrease of 0.5 year	(790)	-0.8

(1) The main pension plans are the RREGOP - regular service, the PPMP - regular service, the Teachers Pension Plan (TPP) and the Superannuation Plan for the Members of the Sûreté du Québec (SPMSQ).

(2) According to current RREGOP assumptions, the life expectancy of recipients aged 60 is 26.3 years for men and 29.5 years for women.

CONSOLIDATED FINANCIAL STATEMENTS	119

19.  Pension plans and other employee future benefits (cont'd)

Change in the adjusted market value of the RPSF
and specific pension plan funds

(millions of dollars)

	Fiscal year ended March 31

	2021						2020

	RPSF		PPUQ fund	SPMSQ fund	Other pension plan funds	Total	Total

Adjusted market value, beginning of year	90 722		4 561	907	916	97 106	91 369

Anticipated investment income	5 761	(1)	277	57	27	6 122	5 829

Deposit from the general fund of the

Consolidated Revenue Fund						―	1 500

Contributions paid(2)			158		304	462	441

Benefits paid			(190)	(25)	(334)	(549)	(520)

Actuarial gains (losses)	942		88	11	4	1 045	(1 513)

Change in the value of assets relating to certain pension credits(3)					8	8	―

Adjusted market value, end of year(4)	97 425		4 894	950	925	104 194	97 106

(1) The forecast return on the RPSF is 6.35% (6.35% in 2019-2020); the realized return, based on the market value of investments, was 16.50% (-2.92% in 2019-2020).

(2) This item included $208 M ($204 M in 2019-2020) in contributions from participants, government enterprises and organizations not included in the Government's reporting entity.

(3) The Government's obligations regarding certain pension credits acquired following the transfer of supplemental pension plans to RREGOP correspond to the actuarial value of these acquired pension credits or to the actuarial value of the fund created to provide for their payment, whichever is higher.

(4) The market value of the RPSF and the specific pension plan funds totalled $106 543 M ($91 400 M as at March 31, 2020). More precisely, the respective market values of the RPSF, the PPUQ fund, the SPMSQ fund and other specific pension funds were $99 514 M, $5 107 M, $973 M and $949 M respectively ($85 421 M, $4 243 M, $857 M and $879 M, respectively, as at March 31, 2020).

RPSF investment policy as at March 31 of the current year

The sums deposited in the RPSF are entrusted to the Caisse de dépôt et placement du Québec (the Caisse). The Caisse manages these sums according to the investment policy set by the Minister of Finance. This policy provides for investments in a diversified portfolio that includes fixed income securities (e.g. bonds), inflation-sensitive investments (e.g. actual assets such as real estate assets and infrastructure) and equity.

120	PUBLIC ACCOUNTS 2020-2021

19.  Pension plans and other employee future benefits (cont'd)

RPSF portfolio

(percent)

	As at March 31

	2021	2020

Fixed-income securities	33.00	33.00

Actual assets	21.75	20.00

Equity	45.25	47.00

	100.00	100.00

Pension benefits expense
(millions of dollars)

	Fiscal year ended March 31

	2021	2020

Cost of accrued benefits	2 803	2 677
Compensations(1)	122	120
Contributions from participants and employers	(208)	(204)
	2 717	2 593

Changes to plans(1)	5	6
Amortization of actuarial losses	587	749
Change in valuation allowances	83	78

	3 392	3 426

(1) Information on compensations and changes to the plans is presented in the notes under the table "Change in obligations relating to accrued pension plan benefits".

Pension plan debt service expense
 (millions of dollars)

	Fiscal year ended March 31

	2021	2020

Interest on obligations relating to accrued benefits	7 045	6 875

Investment income of the funds(1)	(6 120)	(5 928)

	925	947

(1) This income was reduced by $2 M (increased by $99 M in 2019-2020) due to the amortization in actuarial losses (actuarial gains in 2019-2020) related to the RPSF and other specific pension plan funds.

CONSOLIDATED FINANCIAL STATEMENTS	121

19.  Pension plans and other employee future benefits (cont'd)

Other employee future benefits

The Government has also introduced other future benefit programs for its employees, which provide for the accumulation of sick leave and the payment of survivor's pensions. The Université du Québec and its constituent universities also offer their employees certain lump-sum payments upon early retirement as well as a retiree group insurance plan. These programs give rise to long-term obligations for the Government, which generally covers all of the costs.

Accumulated sick leave

Certain public service employees subject to the Public Service Act (CQLR, chapter F-3.1.1) and teachers in the school service centres and school board network can accumulate, in a reserve, the unused sick leave days they are entitled to annually.

For non-management employees, the number of unused sick leave days that may be accumulated in a reserve is limited to 20 days. This reserve is convertible into cash in its entirety in the event of termination of the employment relationship and may not be used during preretirement leave. Sick leave days accumulated before those agreements limiting the reserve to 20 days come into effect, minus the days originally transferred to this reserve, may continue to be used as preretirement leave up to the expiry date prescribed in the agreement, which varies between March 31, 2022 and March 31, 2024. The balance of these unused days at the expiry date will be convertible into cash at the rate of 70%.

For non-unionized employees who are members of the PPMP and Retirement Plan for Seniors Officials (RPSO), mainly management, the days accumulated in the reserve can be utilized as fully paid leave days in certain situations provided for in the different labour agreements or for preretirement leave. In case of termination of employment, retirement or death, the employees receive in money 50% of the value of these accumulated days, up to an amount representing the equivalent of 66 days' salary. Teachers receive in money the total value of the accumulated days.

The Financial Administration Act (CQLR, chapter A-6.001) authorizes the Minister of Finance to deposit money with the Caisse, up to an amount equal to the value of its obligation relating to accumulated sick leave in order to build up the Accumulated Sick Leave Fund. The purpose of this fund is to provide for the payment of some or all of the benefits due to employees for accumulated sick leave.

Survivor's Pension Plan

The Survivor's Pension Plan stipulates that a pension is paid to the spouse and dependent children following the death of an eligible person. The plan chiefly covers management and similar personnel in the public and parapublic sectors. The Government pays amounts into a fund at the Caisse, reserved exclusively for the payment of benefits earned by plan beneficiaries.

122	PUBLIC ACCOUNTS 2020-2021

19.  Pension plans and other employee future benefits (cont'd)

Other employee future benefits liability

(millions of dollars)

	As at March 31

	Value before
	unamortized	Unamortized
	actuarial (losses)	actuarial
	gains	(losses) gains (1)	2021	2020

Obligations relating to accrued benefits

Accumulated sick leave	739	(7)	732	759

Survivor's Pension Plan	448	(8)	440	431

Université du Québec programs	292	(19)	273	260

	1 479	(34)	1 445	1 450

Other employee future benefit funds

Accumulated Sick Leave Fund	(1 311)	129	(1 182)	(1 250)

Survivor's Pension Plan Fund	(465)	13	(452)	(448)

	(1 776)	142	(1 634)	(1 698)

	(297)	108	(189)	(248)

(1) The amortization period for actuarial gains and losses varies from 14 to 15 years for accumulated sick leave, while it is 18 years for the Survivor's Pension Plan and 13 years for Université du Québec programs.

Change in obligations relating to accrued other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2021				2020

	Accumulated sick leave	Survivor's Pensio Plan	Université du Québe programs	Total	Total

Obligations, beginning of year	768	438	278	1 484	1 530

Cost of accrued benefits	41	20	19	80	74

Interest on obligations	46	27	10	83	88

Benefits paid	(117)	(37)	(21)	(175)	(190)

Actuarial losses (gains)	1		6	7	(18)

Obligations, end of year	739	448	292	1 479	1 484

CONSOLIDATED FINANCIAL STATEMENTS	123

19.  Pension plans and other employee future benefits (cont'd)

Actuarial valuations

Every three years, the value of obligations relating to accrued other employee future benefits is determined by actuarial valuations. For the period between two actuarial valuations, this value is extrapolated.

Dates of the most recent actuarial valuations used to determine the value of obligations related to vested benefits

December 31, 2019	March 31, 2019	December 31, 2018

(filed in 2020-2021)	(filed in 2018-2019)	(filed in 2018-2019)

Université du Québec programs	Accumulated sick leave	Survivor's Pension Plan

Note: The filing year corresponds to the Government's fiscal year for which an actuarial valuation of the plan is required based on the production schedule of the valuation.

Main long-term economic assumptions used

(percent)

	Accumulated sick leave	Survivor's Pension Plan	Université du Québec programs

Rate of return, net of inflation	4.35	4.35	―

Inflation rate	2.00	2.00	2.00

Discount rate for obligations relating to accrued benefits	6.35	6.35	3.50

Salary growth rate, net of inflation	0.50	―	0.50

124	PUBLIC ACCOUNTS 2020-2021

19.  Pension plans and other employee future benefits (cont'd)

Change in the adjusted market value of other employee future benefit funds

(millions of dollars)

	Fiscal year ended March 31

	2021			2020

	Accumulated Sick Leave Fund	Survivor's Pension Plan Fund	Total	Total

Adjusted market value, beginning of year	1 373	453	1 826	1 858

Anticipated investment income(1)	84	28	112	116

Deposits from the general fund of the Consolidated Revenue Fund		15	15	17

Repayments to the general fund of the Consolidated Revenue Fund(2)	(165)		(165)	(100)

Benefits paid		(37)	(37)	(37)

Actuarial gains (losses)	19	6	25	(28)

Adjusted market value, end of year(3)	1 311	465	1 776	1 826

(1) The forecast returns on the assets of the Accumulated Sick Leave Fund and the Survivor's Pension Plan Fund both amount to 6.35% (6.35% in 2019-2020); the realized returns, based on the market value of investments, were 17.11% and 17.24% respectively (-2.31% and -2.87% respectively in 2019-2020).

(2) Under the Financial Administration Act (CQLR, chapter A-6.001), the payment of any benefit that affects the liabilities of the obligation relating to accumulated sick leave may be repaid into the Consolidated Revenue Fund out of the Accumulated Sick Leave Fund.

(3) The market values of the Accumulated Sick Leave Fund and the Survivor's Pension Plan Fund were $1 347 M and $477 M respectively ($1 297 M and $427 M respectively as at March 31, 2020).

Accrued benefits expense relating to other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2021				2020

	Accumulated sick leave	Survivor's Pension Plan	Université du Québec programs	Total	Total

Cost of accrued benefits	41	20	19	80	74

Amortization of actuarial losses (gains)	3	(1)	5	7	7

	44	19	24	87	81

CONSOLIDATED FINANCIAL STATEMENTS	125

19.  Pension plans and other employee future benefits (cont'd)

Debt service expense relating to other employee future benefits

(millions of dollars)

	Fiscal year ended March 31

	2021				2020

	Accumulated sick leave	Survivor's Pension Plan	Université du Québec programs	Total	Total

Interest on obligations relating to accrued benefits	46	27	10	83	88

Investment income of the funds(1)	(97)	(26)		(123)	(128)

	(51)	1	10	(40)	(40)

(1) This income is increased by the amortization of $13 M ($13 M in 2019-2020) in actuarial gains related to the Accumulated Sick Leave Fund and reduced by the amortization of $2 M ($1 M in 2019-2020) in actuarial losses related to the Survivor's Pension Plan Fund.

▌ 20.  Risk management and derivative instruments

To meet the financial requirements arising from its operations and investment activities and from the repayment of borrowings that are maturing, the Government has provided itself with an annual financing and debt-management program targeting Canadian and international financial markets.

Participation in these markets involves various types of risk. Therefore, the Government devises risk-management strategies using the different derivative instruments at its disposal.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to pay the interest and repay the principal on borrowings in foreign currency will vary according to exchange market fluctuations. To manage this risk, the Government uses derivative instruments such as currency swap contracts and foreign exchange forward contracts. These contracts, whose purpose is to exchange cash flows from one currency to another, will mature at various dates up to 2037. In managing foreign exchange risk, the Government also acquires assets in foreign currency within its sinking funds relating to borrowings.

126	PUBLIC ACCOUNTS 2020-2021

20.  Risk management and derivative instruments (cont'd)

Foreign exchange risk (cont'd)

As at March 31, 2021 and 2020, after taking into account derivative instruments used to manage foreign exchange risk and assets in foreign currency held in sinking funds relating to borrowings, 100% of the structure of the debt was in Canadian dollars. This percentage is calculated on the basis of the Government's gross debt.[1] A change of 1% in the Canadian dollar in relation to foreign currencies would not have a significant impact on the gross debt1 and debt service.

Debt service takes into account foreign exchange losses of $12 million (foreign exchange gains of $57 million in 2019-2020).

Interest rate risk

Interest rate risk is the risk that debt service will vary according to interest rate fluctuations. To reduce its exposure to interest rate risk, the Government uses interest rate swap contracts or other types of derivative instruments. Interest rate swap contracts make it possible to exchange payments of interest at fixed rates for payments of interest at variable rates, or vice versa, on the basis of a reference par value.

After taking into account derivative instruments used to manage interest rate risk, the structure of the debt was 83% at fixed interest rates and 17% at variable interest rates (88% at fixed interest rates and 12% at variable interest rates as at March 31, 2020). These percentages are calculated on the basis of the Government's gross debt.1 The debt at fixed rates is the debt that will not mature and not be subject to a change of interest rate in the coming fiscal year.

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. To protect itself from such a risk within the scope of derivative instrument transactions, the Government has adopted a credit risk management policy that limits potential counterparty losses. In accordance with this policy, the Government uses over-the-counter derivative instruments only with counterparties with which it has concluded framework agreements.

A credit limit is set for each counterparty based mainly on its credit rating. When this limit is exceeded, a process is implemented to ensure compliance with the limit set with the counterparty. Under certain framework agreements, credit overruns receive credit support that may be covered through short-term securities or cash.

______________________________

[1]   Gross debt including advance borrowings.

CONSOLIDATED FINANCIAL STATEMENTS	127

20.  Risk management and derivative instruments (cont'd)

Credit risk (cont'd)

The Government deals with major financial institutions that receive credit ratings from at least two credit rating agencies, one of which must be Standard & Poor's or Moody's. When a transaction agreement comes into effect, the institution must have a rating of A or higher from at least one of these agencies. As at March 31, 2021 and 2020, 100% of the transactions in effect met this criterion.

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term. To offset this risk, the general fund of the Consolidated Revenue Fund has lines of credit totalling C$1 165 million with various Canadian banking institutions. As at March 31, 2021, the outstanding amount of these lines of credit was $28 million. As at March 31, 2020, the lines of credit were not being used.

The general fund of the Consolidated Revenue Fund has also concluded a credit agreement totalling U.S. $3 400 million with a Canadian and international banking syndicate. To date, no transactions have been carried out under this credit agreement.

In addition, the general fund of the Consolidated Revenue Fund keeps, in the sinking fund for government borrowings, prudential liquid assets invested mainly in highly liquid securities of the federal Government. In the event of major disruptions in financial markets, these securities can be sold and the liquid assets recovered rapidly, thus enabling the Government to honour its financial commitments. As at March 31, 2021, the book value of these prudential liquid assets was C$13 182 million (C$13 226 million as at March 31, 2020).

128	PUBLIC ACCOUNTS 2020-2021

▌ 21.  Debts

Significant accounting policies

Debts

Debts are recorded at the amount received at the time of issue, adjusted by the premium or discount amortization to obtain the amount of principal repayable at maturity. The amortization is calculated using the effective rate for each borrowing.

Issue expenses related to debts are deferred and amortized over the term of each borrowing using the straight-line method. The unamortized balance is included in deferred expenses related to debts.

Derivative instruments

The Government uses derivative instruments to manage foreign exchange and interest rate risks related to debts. These instruments are recorded at cost.

Derivative instruments, such as currency swap contracts and foreign exchange forward contracts, are used to manage the foreign exchange risk associated with the repayment of interest and principal on borrowings in foreign currency and with the cash management transactions this entails. The components of these instruments, namely, financial assets and liabilities, are offset against one another and presented in "Debts".

Interest rate exchanges stemming from interest rate swap contracts used to change exposure to interest rate risk over the long term are reconciled with interest charges for the borrowings with which these swap contracts are associated.

Gains or losses on long-term derivative instruments are deferred and amortized using the straight-line method over the term of each contract. However, gains or losses on derivative instruments used to modify the interest rate risk are amortized over the term of the underlying security.

Sinking funds relating to borrowings

Securities held by the sinking funds relating to borrowings are recorded at the amount paid at the time of purchase, adjusted by the premium or discount amortization to obtain the amount of principal receivable at maturity. The amortization is calculated on the basis of the effective rate for each security.

The difference between the book value of a security and the amount received at the time of its disposal is recorded in the Consolidated statement of operations.

CONSOLIDATED FINANCIAL STATEMENTS	129

21.  Debts (cont'd)

Debts by category and weighted average rate

	As at March 31
		2021			2020
	Weighted	In	Equivalent in	Weighted	In	Equivalent in
	average	monetary	Canadian	average	monetary	Canadian
	rate(1)	units	dollars	rate(1)	units	dollars
		(millions)	(millions)		(millions)	(millions)
Debts contracted on financial markets
In Canadian dollars
Short-term borrowings(2),(3)		3 887	3 887		3 930	3 930
Treasury bills		3 898	3 898(2)		3 884	3 884
Savings products(4)		12 081	12 081		11 287	11 287
Bonds and notes(2),(4)		172 262	172 262		156 742	156 742
Mortgage loans		44	44		40	40
Sums payable to (receivable from) counterparties(5)		(699)	(699)		2 927	2 927
Sub-total	3.22%	191 473	191 473	3.44%	178 810	178 810
Derivatives		50 348	50 348		42 506	42 506
		241 821	241 821		221 316	221 316
In U .S. dollars
Short-term borrowings(3)					1 252	1 776
Bonds and notes(2)		22 600	28 419		20 598	29 223
Sums payable to (receivable from) counterparties (5)		364	458		406	576
Sub-total	3.15%	22 964	28 877	3.44%	22 256	31 575
Derivatives		(21 480)	(27 011)		(20 245)	(28 722)
		1 484	1 866		2 011	2 853
In euros
Bonds and notes	0.91%	13 128	19 376	1.25%	9 267	14 442
Derivatives		(12 092)	(17 847)		(8 249)	(12 856)
		1 036	1 529		1 018	1 586
In Australian dollars
Bonds and notes	3.89%	1 870	1 790	3.89%	1 874	1 626
Derivatives		(1 867)	(1 787)		(1 871)	(1 623)
		3	3		3	3
In pound sterling
Bonds and notes	1.19%	1 049	1 818	1.19%	1 048	1 845
Derivatives		(1 050)	(1 820)		(1 050)	(1 848)
		(1)	(2)		(2)	(3)
In Swiss franc
Bonds and notes	1.41%	1 024	1 366	1.41%	1 024	1 506
Derivatives		(1 025)	(1 367)		(1 025)	(1 507)
		(1)	(1)		(1)	(1)
In yens
Bonds and notes	2.42%	21 000	239	2.42%	21 000	276
Derivatives		(21 000)	(239)		(21 000)	(276)
		―	―		―	―
In Swedish kronas
Bonds and notes	1.17%	1 700	245	1.17%	1 700	242
Derivatives		(1 698)	(245)		(1 698)	(241)
		2	―		2	1

Total carried forward			245 216			225 755

130	PUBLIC ACCOUNTS 2020-2021

21.  Debts (cont'd)

Debts by category and weighted average rate (cont'd)

	As at March 31
			2021				2020
	Weighted		In	Equivalent in	Weighted		In	Equivalent in
	average		monetary	Canadian	average		monetary	Canadian
	rate(1)		units	dollars	rate(1)		units	dollars
			(millions)	(millions)			(millions)	(millions)
Debts contracted on financial markets
Total brought forward				245 216				225 755
In New Zealand dollars
Bonds and notes	3.35%		181	159	3.35%		181	152
Derivatives			(181)	(159)			(181)	(152)
			―	―			―	―
In Hong Kong dollars
Bonds and notes	1.95%		540	87	1.95%		540	99
Derivatives			(540)	(87)			(540)	(99)
			―	―			―	―
Sub-total				245 216				225 755
Debts arising from agreements and contracts
In Canadian dollars
Private-public partnership agreements			3 876	3 876			3 928	3 928
Capital leases			324	324			299	299
Sub-total	4.74%		4 200	4 200	4.74%		4 227	4 227
Total	3.00%	(6)		249 416	3.35%	(6)		229 982

Less
Sinking funds relating to borrowings(7)
In Canadian dollars			27 345	27 345			24 318	24 318
In U .S. dollars			1 680	2 112			2 203	3 126
In euros			1 010	1 491			1 011	1 575
				30 948				29 019

Total debts before deferred foreign exchange gains				218 468				200 963
Deferred foreign exchange gains				123				171

Total debts				218 591				201 134

(1) The weighted average rates by currency of the debts are determined based on the effective interest rates of the debts in effect as at March 31, not including derivatives.

(2) The Government held $16 499 M of his own securities ($14 243 M as at March 31, 2020), i.e. $11 877 M ($11 400 M as at March 31, 2020) in its sinking funds relating to borrowings, $2 917 M ($771 M as at March 31, 2020) in its short-term investments, $771 M ($723 M as at March 31, 2020) in its investments in government enterprises, $457 M ($535 M as at March 31, 2020) in its portfolio investments and $477 M ($814 M as at March 31, 2020) in its cash equivalents.

(3) Short-term borrowings are mainly comprised of bank loans and short-term notes. As at March 31, 2020, short-term notes in American dollars included commercial paper.

(4) These categories included securities issued with a book value of $2 858 M ($2 847 M as at March 31, 2020) the proceeds of which are allocated to specific projects with environmental benefits. As at March 31, 2021, no assets were allocated to specific projects (allocated assets with a book value of $401 M were included in cash equivalents as at March 31, 2020).

(5) Sums received (paid) as security for credit support under credit risk management agreements. Additional information is provided in Note 20, "Risk management and derivative instruments".

(6) This weighted average rate is determined based on the effective interest rates of debts in effect as at March 31, taking derivatives into account.

(7) Payments to the sinking funds relating to borrowings stem from commitments made by the Government to pay off its debts. These funds are associated with $89 800 M in debts ($79 692 M as at March 31, 2020).

CONSOLIDATED FINANCIAL STATEMENTS	131

21.  Debts (cont'd)

Change in the balance of sinking funds relating to borrowings

(millions of dollars)

Fiscal year ended March 31

	2021	2020

Equivalent in Canadian dollars

Opening balance	28 659	25 632

Payments from the general fund of the Consolidated Revenue Fund and from other entities included in the Government's reporting entity	3 167	3 495

Net investment income	1 133	1 140

	32 959	30 267

Sums used to repay debts	(1 902)	(1 608)

Closing balance	31 057	28 659

Balance of sinking funds relating to borrowings - Detailed information

(millions of dollars)

	As at March 31

	2021	2020

	Equivalent in Canadian dollars

Investments

Treasury bills	5 516	6 897

Deposit certificates		27

Bonds and notes(1)	25 304	21 787

Derivatives	(1)	132

	30 819	28 843

Accrued interest and other assets	129	176

Funds balance before deferred foreign exchange losses (gains)	30 948	29 019

Deferred foreign exchange losses (gains)	109	(360)

Funds balance	31 057	28 659

(1) As part of its operations related to risk management, the Government gives as security financial securities. The Government had given investment securities included in the sinking funds relating to borrowings, whose book value was $180 M ($63 M as at March 31, 2020).

132	PUBLIC ACCOUNTS 2020-2021

21.  Debts (cont'd)

Debt repayment schedule by currency

(millions of dollars)

	Equivalent in Canadian dollars
	Debts contracted on financial markets									Debts arising from agreements and contracts

Maturing on March 31	In Canadian dollars (1)		In U.S. dollars	In euros	In Australian dollars	In pound sterling	In Swiss francs	Other currencies	Sub-total	In Canadian dollars	Total

2022	20 123	(2)	(238)						19 885	116	20 001

2023	13 293		24						13 317	103	13 420

2024	15 051		(1 355)	(21)		(1)			13 674	107	13 781

2025	17 875		(21)	(7)	1	(1)	(1)		17 846	112	17 958

2026	17 130		350	(7)					17 473	117	17 590

	83 472		(1 240)	(35)	1	(2)	(1)	―	82 195	555	82 750

2027-2031	55 822		921	17	2				56 762	671	57 433

2032-2036	13 586		73	56					13 715	815	14 530

2037-2041	13 627								13 627	969	14 596

2042-2046	22 529								22 529	840	23 369

2047 and thereafter	25 440								25 440	350	25 790

	214 476		(246)	38	3	(2)	(1)	―	214 268	4 200	218 468

(1) In regard to callable savings products totalling $2 487 M, the schedule provides for the repayment of $1 348 M in 2022, $356 M in 2023, $236 M in 2024, $155 M in 2025, $102 M in 2026 and $290 M in 2027-2031.

(2) The debt repayment schedule in Canadian dollars contracted on financial markets takes into account the repayment of $3 898 M in treasury bills and $3 887 M in short-term borrowings for 2022.

CONSOLIDATED FINANCIAL STATEMENTS	133

21.  Debts (cont'd)

Debt repayment schedule by sinking funds relating to borrowings, by currency

(millions of dollars)

Equivalent in Canadian dollars

Maturing	In Canadian
on March 31	dollars	In U.S. dollars	In euros	Total

2022	2 775			2 775

2023	4 389			4 389

2024	2 016	1 382	1 491	4 889

2025	3 011			3 011

2026	1 680			1 680

	13 871	1 382	1 491	16 744

2027-2031	11 152	730		11 882

2032-2036				―

2037-2041				―

2042-2046	1 610			1 610

2047 and thereafter	712			712

	27 345	2 112	1 491	30 948

Debts arising from private-public partnership agreements and capital leases

(millions of dollars)

	As at March 31

	2021	2020

	Equivalent in Canadian dollars

Private-public partnership agreements(1)

Hospital centres and residential and long-term care centres	2 675	2 695

Road transportation infrastructures	1 058	1 084

Correctional facility	83	86

Performance hall	60	63

	3 876	3 928

Capital leases	324	299

	4 200	4 227

(1) Private-public partnership agreements are contracts that provide for the design, construction, financing and maintenance of fixed assets by a private partner and, in some cases, for the operation of those assets by the partner. The debts related to these private-public partnership agreements have a term of 25 to 39 years.

134	PUBLIC ACCOUNTS 2020-2021

▌ 22.  Fixed assets

Significant accounting policies

Fixed assets

Fixed assets are recorded at cost and depreciated-except for land, which is not depreciated-on a straight-line basis over a period corresponding to their useful life. Their cost includes financing charges capitalized during their construction, improvement or development.

Works of art and historic properties, such as paintings, sculptures, drawings, prints, photographs, films and videos are not recorded as fixed assets. Their cost is charged to expenditure in the fiscal year during which they are acquired.

Fixed assets acquired through government transfer or through donation, including those acquired for a nominal value, are recorded at their fair value at the time of acquisition.

Land in the public domain and natural resources, such as forests, water and mining resources, which the Government holds by virtue of the fact that they were devolved to the state and not purchased, are not recorded in the Government's consolidated financial statements. Intangible items do not constitute non-financial assets for the Government.

Fixed assets held under capital leases

The cost of fixed assets held under capital leases is equal to the present value of minimum payments due for the rental of such assets, without exceeding the fair value of the leased asset. Fixed assets under construction, development or improvement are not depreciated.

Fixed assets acquired under private-public partnership agreements

Some fixed assets are acquired under private-public partnership agreements. These agreements are long-term contracts by which the Government involves one or more private partners in designing, building, maintaining and operating a public good, with or without funding from these partners. The fixed asset and the debt associated with it are recognized when the risks and advantages associated with the ownership of the public good are devolved to the Government, for the most part, in accordance with the terms of the agreement concerned.

The cost of a fixed asset acquired under a private-public partnership agreement is equal to the lower of the present value of the cash flows associated with the fixed asset and the fixed asset's fair value. If the cash flows associated with the fixed asset cannot be isolated from those related to its operation, the cost of the asset is determined on the basis of its fair value. The fair value of the fixed asset is estimated on the basis of the agreement's specifications.

CONSOLIDATED FINANCIAL STATEMENTS	135

22.  Fixed assets (cont'd)

Categories	Useful life

Buildings (Institutional and operational buildings, leasehold improvements, etc.)	10 to 50 years

Facilities (Organization and development of natural spaces: land, parks, forests, watercourses, etc.)	5 to 20 years

Complex networks (Road, maritime and air transportation infrastructures, natural resource development networks, dams and other large structures, etc.)	10 to 60 years

Equipment (Transport vehicles, machinery, office furniture and equipment, specialized medical, educational, scientific and industrial equipment, etc.)	3 to 30 years

Data processing and office automation equipment (Computers, printers and other peripheral devices, software, telecommunication, radiocommunication and information processing equipment, etc.)	3 to 10 years

Development of data processing systems (Design, production and implementation of data processing systems, including the cost of equipment and software acquired for this purpose)	5 to 10 years

136	PUBLIC ACCOUNTS 2020-2021

22.  Fixed assets (cont'd)

Change in fixed assets by category

(millions of dollars)

Net book value as
	Land	Buildings	Facilities	Complex networks	Equipment	Data processing and office automation equipment	Develop- ment of data processing systems	Total

Cost

Opening balance	2 733	61 873	1 914	46 300	12 624	3 015	5 525	133 984

Acquisitions	87	675	35	100	920	585	58	2 460

Work in progress		3 277	207	2 389	77	55	375	6 380

Impact of disposals and reductions in value	(1)	(189)	(16)	(949)	(649)	(258)	(90)	(2 152)

Restatements and other adjustments		(17)	13	3	6	3	(8)	―

Closing balance	2 819	65 619	2 153	47 843	12 978	3 400	5 860	140 672

Accumulated depreciation

Opening balance	―	25 001	757	19 132	8 082	2 275	3 684	58 931

Depreciation expenses		1 513	85	1 379	726	400	296	4 399

Impact of disposals		(141)	(14)	(944)	(623)	(260)	(80)	(2 062)

Restatements and other adjustments						(1)	1	―

Closing balance	―	26 373	828	19 567	8 185	2 414	3 901	61 268

Net book value as at March 31, 2021	2 819	39 246	1 325	28 276	4 793	986	1 959	79 404	(1)

Net book value as at March 31, 2020	2 733	36 872	1 157	27 168	4 542	740	1 841	75 053	(1)

(1) Financing charges of $27 M ($78 M in 2019-2020) were capitalized during the fiscal year in the cost of the fixed assets.

CONSOLIDATED FINANCIAL STATEMENTS	137

22.  Fixed assets (cont'd)

Fixed assets rented under capital leases

(millions of dollars)

	Buildings	Equipment	Other	Total

Cost	338	18	16	372

Accumulated depreciation(1)	72	13	10	95

Net book value as at March 31, 2021	266	5	6	277

Net book value as at March 31, 2020	251	6	14	271

(1) The depreciation expense for these fixed assets was $16 M ($12 M in 2019-2020).

Fixed assets acquired under private-public partnership agreements

(millions of dollars)

	Buildings	Facilities	Complex networks	Equipment	Total

Cost	5 397	196	2 303	152	8 048

Accumulated depreciation(1)	526	41	496	53	1 116

Net book value as at March 31, 2021	4 871	155	1 807	99	6 932

Net book value as at March 31, 2020	4 902	155	1 864	110	7 031

(1) The depreciation expense for these fixed assets was $178 M ($179 M in 2019-2020).

Fixed assets under construction, development or improvements (work in progress)(1)

(millions of dollars)

					Data
					processing	Development
					and office	of data
			Complex		automation	processing
	Buildings	Facilities	networks	Equipment	equipment	systems	Total

Cost as at
March 31, 2021	5 042	243	302	108	59	938	6 692

Cost as at
March 31, 2020	3 788	215	1 062	87	50	758	5 960

(1) No depreciation expense was recorded for these fixed assets in 2020-2021 and 2019-2020

138	PUBLIC ACCOUNTS 2020-2021

▌ 23.  Other non-financial assets

Significant accounting policy

Inventories Inventories are valued at the lower of cost and net realizable value.

Detail of the other non-financial assets

(millions of dollars)

	As at March 31

	2021		2020

Inventories	1 409		523

Prepaid expenses	704		531

	2 113	(1)	1 054

(1) Includes $1 022 M pertaining to personal protective equiment and medical supplies related to management of the pandemic, in particular, masks, gloves, and protective gowns.

▌ 24.  Contractual obligations and contractual rights

Significant accounting policies

A contractual obligation is presented when all of the following conditions are met:

— there is a legally enforceable written document dated March 31 giving the other party the power to take the matter to court for enforcement;

— this written document leads to the loss of discrionary power, that is, the Government is likely to have little or no opportunity to amend the written terms and conditions or withdraw from them on its own initiative and therefore has no other realistic alternative than to settle the obligation when the transaction or event occurs;

— the Government will have to sacrifice economic resources in the future to settle the obligation;

— the transaction or event giving rise to the obligation or right has not yet occurred.

A contractual right is disclosed under the same circumstances, i.e. when there is a legally enforceable written document as at March 31 depriving the other party of discretionary power and will lead to an inflow of economic resources for the Government when the transaction or event occurs.

Contractual obligations or rights stemming from agreements of indeterminate length are calculated and presented over a six-year period: each of the first five years of the agreements and an additional year for the balance. Contractual obligations resulting from agreements where the amounts are paid in perpetuity are spread over 30 years.

CONSOLIDATED FINANCIAL STATEMENTS	139

24.  Contractual obligations and contractual rights (cont'd)

Contractual obligations by expenditure and investment category

(millions of dollars)

	Expenditures						Investments

	Transfers			Operating

Maturing on March 31	Capital	Agreements concerning non-capital expenditures	Remune- ration (1)	Capital leases	Procurement of goods and services (2)	Others	Acquisitions of fixed assets	Loan and investment pledges	Total

2022	2 303	4 463	8 099	621	5 690	1 021	4 960	1 638	28 795

2023	1 187	2 484	8 258	512	2 828	617	1 330	435	17 651

2024	1 110	1 526	235	432	1 731	3	818	173	6 028

2025	1 114	1 055	115	411	1 109	1	604	65	4 474

2026	1 057	455	115	328	965		175	51	3 146

	6 771	9 983	16 822	2 304	12 323	1 642	7 887	2 362	60 094

2027 and thereafter	7 296	5 650	100	1 995	7 965		103	91	23 200

	14 067	15 633	16 922	4 299	20 288	1 642	7 990	2 453	83 294

No fixed maturity date								1 019	1 019

	14 067	15 633	16 922	4 299	20 288	1 642	7 990	3 472	84 313

(1) Remuneration-related contractual obligations stem from agreements with medical specialists and general practitioners.

(2) Contractual obsligations related to the procurement of goods and services included an amount of $7 366 M stemming from private-public partnership agreements.

Contractual rights by revenue category

(millions of dollars)

						Federal government
	Duties and permits		Miscellaneous revenue			transfers

Maturing on March 31	Natural resources	Other	Sales of goods and services	Third-party donations	Other	Health transfers	Other programs	Total

2022	409	8	357	120	26	338	4 928	6 186

2023	98	3	235	63	13		4 811	5 223

2024	22	1	223	46	12		5 715	6 019

2025	19	1	215	25	11		5 197	5 468

2026	20	1	211	5	4		4 751	4 992

	568	14	1 241	259	66	338	25 402	27 888

2027 and thereafter	85	2	417	2	37		5 879	6 422

	653	16	1 658	261	103	338	31 281	34 310

140	PUBLIC ACCOUNTS 2020-2021

▌ 25.  Contingencies

Significant accounting policies

Contingent liabilities

Obligations stemming from lawsuits and disputes are recorded as liabilities when a future event is likely to confirm the existence of a liability as at the date of the financial statements and a reasonable estimate of the loss can be made. If it is impossible to determine whether the event is likely to occur, or the event is likely to occur but no reasonable estimate of that likeliness can be made, a contingent liability is presented in an additional note.

The accounting principles used for contingent liabilities relating to environmental liabilites and allowances for losses from guaranteed financial initiatives are presented in Note 17 on environmental liabilities and Note 18 on other liabilities respectively.

Contingent assets

Contingent assets are presented when a future event is likely to confirm the existence of an asset as at the date of the financial statements.

Material measurement uncertainty

Contingent assets and liabilities may vary based on the assumptions made to determine the likelihood that an existing situation will be resolved as at the date of the financial statements and the assumptions made to estimate the value of contingent liabilities. Among the assumptions used are past experience, current negotiations, recent settlements and court rulings.

Those forecasts may vary widely in the coming year. Since the disclosure of information could negatively affect the outcomes of lawsuits and disputes, information as to the amounts and extent of related uncertainties is not provided.

The measurement uncertainty with respect to environmental liability and the allowance for losses on guaranteed financial initiatives is presented in Note 17 on environmental liability and Note 18 on other liabilities respectively.

CONSOLIDATED FINANCIAL STATEMENTS	141

25.  Contingencies (cont'd)

Contingent liabilities

Legal proceedings and disputes

A number of claims have been instituted against the Government, which is also involved in legal proceedings before the courts. These different disputes result from breaches of contract and damages suffered by individuals or property. In some cases, the amounts claimed are mentioned, in others, no mention is made of them. Claims for which an amount has been established total $2 750 million, after deducting the allowances taken by the Government in this regard.

Some of Québec's Indigenous communities have instituted legal proceedings involving $10 082 million in damages and interest against the Government for land claims, the recognition of certain ancestral rights and other related questions. These proceedings are at different stages (some proceedings being currently suspended or inactive) and should eventually be resolved through negotiations, rulings or the abandonment of proceedings by applicants.

Since the outcome of these proceedings is uncertain, the Government cannot determine its potential losses.

Complaints have also been filed against the Government by some of its employees and some of the unions representing them pursuant to the application of the Pay Equity Act (CQLR, chapter E-12.001), particularly within the framework of pay equity audits conducted in 2010 and 2015 for the parapublic sector plan. Regarding the 2020 evaluation of pay equity maintenance, work has begun for the programs concerned in accordance with the process established by the Act. The exercise should be carried out over several years. The Government records an allowance for a given job class targeted by complaints when a compensation adjustment will probably be made for that job class and the Government can reasonably estimate the amount that it will have to disburse. The estimation method used to value the liability includes the assumptions deemed most probable by the Government.

Contingent assets

Legal proceedings and disputes

The Government has made claims to third parties and filed lawsuits. Those different disputes arise notably from losses incurred and damages to property. Claims for which the Governement thinks that it is probable that the resolution will be favorable for it and that a compensation will be received, amount to $52 million.

142	PUBLIC ACCOUNTS 2020-2021

▌ 26.  Cash flow information

Items not affecting cash flow

(millions of dollars)

	Fiscal year ended March 31

	2021		2020
			(adjusted - Note 3)

Doubtful accounts		221		1 027

Allowances related to loans and portfolio investments and guaranteed financial initiatives		227		1 769

Capitalized interests on loans and portfolio investments		(89)		(85)

Reinvestment of the income from Generations Fund investments		(769)		(464)

Revenue from government enterprises		(4 491)		(4 419)

Gains on the disposal of assets		(714)		(625)

Loss in value of assets other than temporary		321		305

Amortization of deferred expenses related to debts		144		113

Amortization of deferred revenue related to the acquisition of fixed assets		(210)		(225)

Activities related to pension plans and other employee future benefits

Cost of accrued benefits(1)	3 006		2 871

Changes to plans	5		6

Amortization of actuarial losses	595		756

Interest on obligations relating to accrued benefits	7 128		6 963

Change in valuation allowances	83		78

	10 817		10 674

Reinvestment of revenue from fund's investments	(6 243)	4 574	(6 056)	4 618

Amortization of discounts and premiums		18		(135)

Amortization of deferred foreign exchange losses (gains)		12		(64)

Depreciation of fixed assets		4 399		4 198

Other items not affecting cash flow		2		(14)

		3 645		5 999

(1) This item includes compensations paid by the Government into the contribution funds of participants in the Government and Public Employees Retirement Plan (RREGOP) and the Pension Plan of Management Personnel (PPMP).

CONSOLIDATED FINANCIAL STATEMENTS	143

26.  Cash flow information (cont'd)

Change in assets and liabilities related to operations

(millions of dollars)

	Fiscal year ended March 31

	2021	2020
		(adjusted - Note 3)

Assets

Accounts receivable	(2 590)	(1 430)

Generations Fund - Accounts receivable	(8)	42

Other financial assets	(207)	(263)

Other non-financial assets	(1 061)	(260)

	(3 866)	(1 911)

Liabilities

Accounts payable and accrued expenses	4 713	2 066

Deferred revenue	610	1 111

Environmental liabilities	(150)	(20)

Other liabilities	(90)	386

	5 083	3 543

	1 217	1 632

Additional information
(millions of dollars)

	Fiscal year ended March 31

	2021	2020

Interest paid	7 730	7 988

Dividends receivable from Government enterprises	423	338

Fixed asset acquisition included in accounts payable and accrued expenses	(1 337)	(1 038)

144	PUBLIC ACCOUNTS 2020-2021

26.  Cash flow information (cont'd)

Non-cash transactions

(millions of dollars)

	Fiscal year ended March 31

	2021	2020

Investment activities

Short-term investments - repurchase of titles	4 000	3 000

Portfolio investments made		(190)

Loans recovered		122

Governement enterprises

Abolition du Centre de recherche industrielle du Québec	(50)

Abolition of the Innovatech corporations		87

	3 950	3 019

Fixed asset investment activities

Fixed assets acquired(1)	(117)	(351)

Fixed assets disposed of	32

	(85)	(351)

Financing activities

Debts issued(1)	124	349

Debts - repurchase of titles	(4 017)	(3 000)

Specific pension plan funds	(8)

	(3 901)	(2 651)

(1) These non-cash transactions stem mainly from private-public partnership agreements and capital leases.

CONSOLIDATED FINANCIAL STATEMENTS	145

▌ 27.  Related party information

The Government is a related party to its key management personnel, their close relatives and entities for which one or more of those people have the power to guide financial and administrative decisions. The Government's main management personnel are ministers, deputy ministers, and presidents and executive directors or their equivalent.

The Government concluded no significant transactions with related parties during fiscal 2020-2021, for amounts different from those that would have been established between non-related parties.

146	PUBLIC ACCOUNTS 2020-2021

Appendix 1

Reporting entity

National Assembly, appointed persons, government departments and bodies whose financial transactions were conducted from
the general fund of the Consolidated Revenue Fund

National Assembly

Persons Appointed by the National Assembly

 Auditor General

 Chief Electoral Officer1

 Lobbyists Commissioner

 Public Protector

 The Ethics Commissioner

Departments and bodies

Affaires municipales et Habitation

 Commission municipale du Québec

 Tribunal administratif du logement

Agriculture, Pêcheries et Alimentation

 Commission de protection du territoire agricole du Québec

 Régie des marchés agricoles et alimentaires du Québec

Conseil du trésor

 Commission de la fonction publique

 Infrastructures technologiques Québec

Conseil exécutif

 Commission d'accès à l'information

Culture et Communications

 Conseil du patrimoine culturel du Québec

Économie et Innovation

 Commission de l'éthique en science et en technologie

Éducation

 Commission consultative de l'enseignement privé

 Conseil du statut de la femme

 Conseil supérieur de l'éducation

Énergie et Ressources naturelles

Enseignement supérieur

 Comité consultatif sur l'accessibilité financière aux études

 Commission d'évaluation de l'enseignement collégial

Environnement et Lutte contre les changements climatiques

 Bureau d'audiences publiques sur l'environnement

Famille

 Curateur public

CONSOLIDATED FINANCIAL STATEMENTS	147

Appendix 1

Reporting entity (cont'd)

National Assembly, appointed persons, government departments and bodies whose financial transactions were conducted from
the general fund of the Consolidated Revenue Fund (cont'd)

Finances

Forêts, Faune et Parcs

Immigration, Francisation et Intégration

Justice

 Comité de la rémunération des juges

 Comité de la rémunération des procureurs aux poursuites criminelles et pénales

 Commission de toponymie

 Commission des droits de la personne et des droits de la jeunesse

 Conseil de la justice administrative

 Conseil de la magistrature

 Conseil supérieur de la langue française

 Directeur des poursuites criminelles et pénales

 Office de la protection du consommateur

 Office québécois de la langue française

 Tribunal des droits de la personne

Relations internationales et Francophonie

Revenu2

Santé et Services sociaux

 Commissaire à la santé et au bien-être

 Office des personnes handicapées du Québec

Sécurité publique

 Bureau des enquêtes indépendantes

 Bureau du coroner

 Comité de déontologie policière

 Commissaire à la déontologie policière

 Commissaire à la lutte contre la corruption

 Commission québécoise des libérations conditionnelles

 Régie des alcools, des courses et des jeux

Tourisme

Transports

 Commission des transports du Québec

Travail, Emploi et Solidarité sociale

 Commission des partenaires du marché du travail

(1) The Chief Electoral Officer is also Chair of the Commission de la représentation électorale.

(2) Transactions of the general fund of the Consolidated Revenue Fund related to the enforcement or administration of any statute under the responsibility of the Minister of Revenue are administered by the Agence du revenu du Québec.

148	PUBLIC ACCOUNTS 2020-2021

Appendix 2

Reporting entity (cont'd)

Government bodies and special funds

Bodies1

Agence du revenu du Québec

Autorité des marchés financiers

Autorité des marchés publics

Bibliothèque et Archives nationales du Québec

Centre d'acquisitions gouvernementales

Centre de la francophonie des Amériques

Commission de la capitale nationale du Québec

Commission des services juridiques

Conseil des arts et des lettres du Québec

Conservatoire de musique et d'art dramatique du Québec (June 30)

Corporation d'urgences-santé

École nationale de police du Québec2 (June 30)

École nationale des pompiers du Québec2 (June 30)

Financement-Québec

Fondation de la faune du Québec

Fonds d'aide aux actions collectives

Fonds de l'assurance médicaments - Prescription Drug Insurance Fund

Fonds de recherche du Québec-Nature et technologies - Québec Research Fund-Nature and Technology

Fonds de recherche du Québec-Santé - Québec Research Fund-Health

Fonds de recherche du Québec-Société et culture - Québec Research Fund-Society and Culture

Héma-Québec

Institut de la statistique du Québec

Institut de tourisme et d'hôtellerie du Québec (June 30)

Institut national de santé publique du Québec

Institut national des mines

Institut national d'excellence en santé et en services sociaux

La Financière agricole du Québec

Musée d'art contemporain de Montréal

Musée de la civilisation

Musée national des beaux-arts du Québec

Office de la sécurité du revenu des chasseurs et piégeurs cris - Cree Hunters and Trappers Income Security Board (June 30)

Office des professions du Québec

Office Québec-Monde pour la jeunesse

Régie de l'assurance maladie du Québec

Régie de l'énergie

Régie du bâtiment du Québec

Société de développement de la Baie-James (December 31)

Société de développement des entreprises culturelles

Société de développement et de mise en valeur du Parc olympique3

Société de financement des infrastructures locales du Québec

Société de la Place des Arts de Montréal

Société de l'assurance automobile du Québec (December 31)

Société de télédiffusion du Québec (Télé-Québec)

Société des établissements de plein air du Québec

Société des parcs de sciences naturelles du Québec

CONSOLIDATED FINANCIAL STATEMENTS	149

Appendix 2

Reporting entity (cont'd)

Government bodies and special funds (cont'd)

Bodies1 (cont'd)

Société des traversiers du Québec

Société d'habitation du Québec

Société du Centre des congrès de Québec

Société du Grand Théâtre de Québec (August 31)

Société du Palais des congrès de Montréal

Société du parc industriel et portuaire de Bécancour

Société du Plan Nord

Société nationale de l'amiante4

Société portuaire du Bas-Saint-Laurent et de la Gaspésie inc.

Société québécoise de récupération et de recyclage

Société québécoise des infrastructures

Société québécoise d'information juridique

Special funds of the Consolidated Revenue Fund

Access to Justice Fund

Administrative Labour Tribunal (Fund of the)5

Administrative Tribunal of Québec (Fund of the)5

Air Service Fund

Assistance Fund for Independent Community Action

Avenir Mécénat Culture Fund

Cannabis Prevention and Research Fund

Cannabis Sales Revenue Fund

Capitale-Nationale Region Fund

Caregiver Support Fund

Crime Victims Assistance Fund

Economic Development Fund

Educational Childcare Services Fund

Electrification and Climate Change Fund

Energy Transition, Innovation and Efficiency Fund

Financing Fund

Financial Markets Administrative Tribunal (Fund of the)5

Fund for the Protection of the Environment and the Waters in the Domain of the State

Generations Fund

Goods and Services Fund

Government Infrastructure and Digital Services Fund

Health and Social Services Information Resources Fund

Health Services Fund

Highway Safety Fund

IFC Montréal Fund

Information Technology Fund of the Ministère de l'Emploi et de la Solidarité sociale

Labour Market Development Fund

Land Transportation Network Fund

Natural Resources and Energy Capital Fund

150	PUBLIC ACCOUNTS 2020-2021

Appendix 2

Reporting entity (cont'd)

Government bodies and special funds (cont'd)

Special funds of the Consolidated Revenue Fund (cont'd)

Natural Resources Fund

Northern Plan Fund

Police Services Fund

Public Contracts Fund

Québec Cultural Heritage Fund

Québec Enterprise Growth Fund

Québec Fund for Social Initiatives

Regions and Rurality Fund

Register Fund of the Ministère de la Justice

Rolling Stock Management Fund

Special Contracts and Financial Assistance for Investment Fund

Sports and Physical Activity Development Fund

Tax Administration Fund

Territorial Information Fund

Tourism Partnership Fund

University Excellence and Performance Fund

(1) When a fiscal year ends on a date other than March 31, the date is indicated in parentheses. Interim data are then used for the period between the end of the fiscal year and March 31.

(2) No data are available for the period between the end of the fiscal year and March 31.

(3) The Société de développement et de mise en valeur du Parc olympique replaced the Régie des installations olympiques on November 1, 2020.

(4) The Société nationale de l'amiante has ceased its operations. Since June 1, 2016, this entity has been constituted as a legal person established in the public interest governed by the provisions of the Business Corporations Act (CQLR, chapter S-3.1.1).

(5) The financial data for this special fund, which were used for consolidation purposes, also include those pertaining to the body financed by this fund.

CONSOLIDATED FINANCIAL STATEMENTS	151

Appendix 3

Reporting entity (cont'd)

Organizations in the Government's health and social services, education and higher education networks

Health and social services network

Integrated health and social services centres

Centre intégré de santé et de services sociaux de Chaudière-Appalaches

Centre intégré de santé et de services sociaux de l'Abitibi-Témiscamingue

Centre intégré de santé et de services sociaux de la Côte-Nord

Centre intégré de santé et de services sociaux de la Gaspésie

Centre intégré de santé et de services sociaux de la Montérégie-Centre

Centre intégré de santé et de services sociaux de la Montérégie-Est

Centre intégré de santé et de services sociaux de la Montérégie-Ouest

Centre intégré de santé et de services sociaux de Lanaudière

Centre intégré de santé et de services sociaux de Laval

Centre intégré de santé et de services sociaux de l'Outaouais

Centre intégré de santé et de services sociaux des Îles

Centre intégré de santé et de services sociaux des Laurentides

Centre intégré de santé et de services sociaux du Bas-Saint-Laurent

Centre intégré universitaire de santé et de services sociaux de la Capitale-Nationale

Centre intégré universitaire de santé et de services sociaux de la Mauricie-et-du-Centre-du-Québec

Centre intégré universitaire de santé et de services sociaux de l'Est-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux de l'Estrie - Centre hospitalier universitaire de Sherbrooke

Centre intégré universitaire de santé et de services sociaux de l'Ouest-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Centre-Ouest-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Centre-Sud-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Nord-de-l'Île-de-Montréal

Centre intégré universitaire de santé et de services sociaux du Saguenay-Lac-Saint-Jean

Other public institutions and regional authorities

Centre de santé Inuulitsivik - Inuulitsivik Health Centre

Centre de santé Tulattavik de l'Ungava - Ungava Tulattavik Health Centre

Centre hospitalier de l'Université de Montréal

Centre hospitalier universitaire Sainte-Justine

Centre régional de santé et de services sociaux de la Baie-James

Centre universitaire de santé McGill - McGill University Health Centre

CHU de Québec - Université Laval

CLSC Naskapi

Conseil cri de la santé et des services sociaux de la Baie-James - Cree Board of Health and Social Services of James Bay

Institut de cardiologie de Montréal

Institut national de psychiatrie légale Philippe-Pinel

Institut universitaire de cardiologie et de pneumologie de Québec - Université Laval

Régie régionale de la santé et des services sociaux du Nunavik - Nunavik Regional Board of Health and Social Services

152	PUBLIC ACCOUNTS 2020-2021

Appendix 3

Reporting entity (cont'd)

Organizations in the Government's health and social services, education and higher education networks (cont'd)

Education network

School service centres1

Centre de services scolaire au Coeur-des-Vallées

Centre de services scolaire de Charlevoix

Centre de services scolaire de Kamouraska-Rivière-du-Loup

Centre de services scolaire de la Baie-James

Centre de services scolaire de la Beauce-Etchemin

Centre de services scolaire de la Capitale

Centre de services scolaire de la Côte-du-Sud

Centre de services scolaire De La Jonquière

Centre de services scolaire de la Moyenne-Côte-Nord

Centre de services scolaire de la Pointe-de-l'Île

Centre de services scolaire de la Région-de-Sherbrooke

Centre de services scolaire de la Riveraine

Centre de services scolaire de la Rivière-du-Nord

Centre de services scolaire de la Seigneurie-des-Mille-Îles

Centre de services scolaire de Laval

Centre de services scolaire de la Vallée-des-Tisserands

Centre de services scolaire de l'Énergie

Centre de services scolaire de l'Estuaire

Centre de services scolaire de l'Or-et-des-Bois

Centre de services scolaire de Montréal

Centre de services scolaire de Portneuf

Centre de services scolaire de Rouyn-Noranda

Centre de services scolaire de Saint-Hyacinthe

Centre de services scolaire de Sorel-Tracy

Centre de services scolaire des Affluents

Centre de services scolaire des Appalaches

Centre de services scolaire des Bois-Francs

Centre de services scolaire des Chênes

Centre de services scolaire des Chic-Chocs

Centre de services scolaire des Découvreurs

Centre de services scolaire des Draveurs

Centre de services scolaire des Grandes-Seigneuries

Centre de services scolaire des Hautes-Laurentides

Centre de services scolaire des Hautes-Rivières

Centre de services scolaire des Hauts-Bois-de-l'Outaouais

Centre de services scolaire des Hauts-Cantons

Centre de services scolaire des Îles

Centre de services scolaire des Laurentides

Centre de services scolaire des Monts-et-Marées

Centre de services scolaire des Navigateurs

Centre de services scolaire des Patriotes

Centre de services scolaire des Phares

Centre de services scolaire des Portages-de-l'Outaouais
Centre de services scolaire des Premières-Seigneuries

CONSOLIDATED FINANCIAL STATEMENTS	153

Appendix 3

Reporting entity (cont'd)

Organizations in the Government's health and social services, education and higher education networks (cont'd)

Education network (cont'd)

School service centres1 (cont'd)

Centre de services scolaire des Rives-du-Saguenay

Centre de services scolaire des Samares

Centre de services scolaire des Sommets

Centre de services scolaire des Trois-Lacs

Centre de services scolaire du Chemin-du-Roy

Centre de services scolaire du Fer

Centre de services scolaire du Fleuve-et-des-Lacs

Centre de services scolaire du Lac-Abitibi

Centre de services scolaire du Lac-Saint-Jean

Centre de services scolaire du Lac-Témiscamingue

Centre de services scolaire du Littoral

Centre de services scolaire du Pays-des-Bleuets

Centre de services scolaire du Val-des-Cerfs

Centre de services scolaire Harricana

Centre de services scolaire Marguerite-Bourgeoys

Centre de services scolaire Marie-Victorin

Centre de services scolaire René-Lévesque

School boards1

Commission scolaire Central Québec - Central Québec School Board

Commission scolaire crie - Cree School Board

Commission scolaire Eastern Shores - Eastern Shores School Board

Commission scolaire Eastern Townships - Eastern Townships School Board

Commission scolaire English-Montréal - English Montreal School Board

Commission scolaire Kativik - Kativik School Board

Commission scolaire Lester-B.-Pearson - Lester B. Pearson School Board

Commission scolaire New Frontiers - New Frontiers School Board

Commission scolaire Riverside - Riverside School Board

Commission scolaire Sir-Wilfrid-Laurier - Sir Wilfrid Laurier School Board

Commission scolaire Western Québec - Western Québec School Board

Comité de gestion de la taxe scolaire de l'île de Montréal

154	PUBLIC ACCOUNTS 2020-2021

Appendix 3

Reporting entity (cont'd)

Organizations in the Government's health and social services, education and higher education networks (cont'd)

Higher education networks

General and vocational colleges (CEGEPs)1

Cégep André-Laurendeau

Cégep Beauce-Appalaches

Cégep d'Ahuntsic

Cégep de Baie-Comeau

Cégep de Bois-de-Boulogne

Cégep de Chicoutimi

Cégep de Drummondville

Cégep de Granby

Cégep de Jonquière

Cégep de l'Abitibi-Témiscamingue

Cégep de la Gaspésie et des Îles

Cégep de La Pocatière

Cégep de Lévis-Lauzon

Cégep de l'Outaouais

Cégep de Maisonneuve

Cégep de Matane

Cégep de Rimouski

Cégep de Rivière-du-Loup

Cégep de Rosemont

Cégep de Sainte-Foy

Cégep de Saint-Félicien

Cégep de Saint-Hyacinthe

Cégep de Saint-Jérôme

Cégep de Saint-Laurent

Cégep de Sept-Îles

Cégep de Sherbrooke

Cégep de Sorel-Tracy

Cégep de Thetford

Cégep de Trois-Rivières

Cégep de Valleyfield

Cégep de Victoriaville

Cégep du Vieux Montréal

Cégep Édouard-Montpetit

Cégep François-Xavier Garneau

Cégep Gérald-Godin

Cégep Limoilou

Cégep Lionel-Groulx

Cégep Marie-Victorin

Cégep Montmorency

Cégep régional Champlain - Champlain Regional College

Cégep régional de Lanaudière

Cégep Saint-Jean-sur-Richelieu

CONSOLIDATED FINANCIAL STATEMENTS	155

Appendix 3

Reporting entity (cont'd)

Organizations in the Government's health and social services, education and higher education networks (cont'd)

Higher education networks (cont'd)

General and vocational colleges (CEGEPs)1 (cont'd)

Collège d'Alma

Collège Shawinigan

Dawson College

Heritage College

John Abbott College

Vanier College of General and Vocational Education

Université du Québec and its constituent universities2

École de technologie supérieure

École nationale d'administration publique

Institut national de la recherche scientifique

Télé-université

Université du Québec

Université du Québec à Chicoutimi

Université du Québec à Montréal

Université du Québec à Rimouski

Université du Québec à Trois-Rivières

Université du Québec en Abitibi-Témiscamingue

Université du Québec en Outaouais

(1) School service centres, school boards and colleges have a fiscal year that ends on June 30. Interim data are used for the period between the end of their fiscal year and March 31, except in the case of the Cree School Board. No data are available for that school board for the period from July 1 to March 31.

(2) The financial data of the Université du Québec and its constituent universities that were used for consolidation purposes cover the period from May 1, 2020 to April 30, 2021, the date on which their fiscal year ends. Operations and events relating to these entities that occurred between April 1 and 30, 2021 did not have a material financial impact on the Government's financial position and consolidated results.

156	PUBLIC ACCOUNTS 2020-2021

Appendix 4

Reporting entity (cont'd)

Government enterprises1

Capital Financière agricole inc.

Hydro-Québec (December 31)

Investissement Québec

Loto-Québec

Société des alcools du Québec (fiscal year ended on the last Saturday of the month of March)

Société ferroviaire et portuaire de Pointe-Noire S.E.C.

Société québécoise du cannabis (fiscal year ended on the last Saturday of the month of March)

(1) When the fiscal year of a government enterprise ends on a date other than March 31, the date is indicated in parentheses. Interim data are then used for the period between the end of the enterprise's fiscal year and March 31.

The Government holds a 100% share of those enteprises, except for Capitale Financière agricole inc. where it holds 90.10%.

CONSOLIDATED FINANCIAL STATEMENTS	157

Appendix 5

Partnerships

Government business partnerships - Purpose and percentage holding1

(1) When the fiscal year of a partnership ends on a date other than March 31, the date is indicated in parentheses. Interim data are then used for the period between the end of the partnership's fiscal year and March 31.

158	PUBLIC ACCOUNTS 2020-2021

Appendix 5

Partnerships (cont'd)

Government non-business partnerships - Purpose and percentage holding1

(1) When the fiscal year of a partnership ends on a date other than March 31, the date is indicated in parentheses. Interim data are then used for the period between the end of the partnership's fiscal year and March 31.

CONSOLIDATED FINANCIAL STATEMENTS	159

Appendix 6

Properties held and fiduciary transactions

Properties held and fiduciary transactions that are not part of the Government's reporting entity and that are administered for designated beneficiaries1

Accounts under administration (December 31)

Under administration of the Curateur public

Account under administration of the Educational Childcare Services Fund under administration of the Ministère de la Famille

Caisse de dépôt et placement du Québec (December 31)

Cautionnements individuels des agents de voyages

under administration of the Office de la protection du consommateur

Comité Entraide - public and parapublic sectors

under administration of the Ministère du Travail, de l'Emploi et de la Solidarité sociale

Commission de la construction du Québec (December 31)

Compensation regime for municipal bodies

under administration of the Société québécoise de récupération et de recyclage

Conseil de gestion de l'assurance parentale (December 31)

Fonds central de soutien à la réinsertion sociale (December 31)

under administration of the Ministère de la Sécurité publique

Fonds d'assurance automobile du Québec (December 31)

under administration of the Société de l'assurance automobile du Québec

Fonds d'assurance-garantie

under administration of the Régie des marchés agricoles et alimentaires du Québec

Fonds d'assurance-récolte

Fonds d'assurance-stabilisation des revenus agricoles

under administration of the La Financière agricole du Québec

Fonds des pensions alimentaires

under administration of the Agence du revenu du Québec

Fonds d'indemnisation des clients des agents de voyages

under administration of the Office de la protection du consommateur

Fonds d'indemnisation des services financiers

under administration of the Autorité des marchés financiers

160	PUBLIC ACCOUNTS 2020-2021

Appendix 6

Properties held and fiduciary transactions (cont'd)

Properties held and fiduciary transactions that are not part of the Government's reporting entity and that are administered for designated beneficiaries1 (cont'd)

Guarantee fund

under administration of the Régie du bâtiment du Québec

Parental Insurance Fund (December 31)

under administration of the Conseil de gestion de l'assurance parentale (December 31)

Retraite Québec (December 31)

Trust fund under administration of the Bureau général de dépôts pour le Québec under administration of the Ministère des Finances

Unclaimed property (December 31)

under administration of the Agence du revenu du Québec

Workforce Skills Development and Recognition Fund

under administration of the Ministère du Travail, de l'Emploi et de la Solidarité sociale

(1) When a fiscal year ends on a date other than March 31, the date is indicated in parentheses.

CONSOLIDATED FINANCIAL STATEMENTS	161

Appendix 7

Segment disclosures

Consolidated statement of revenue and consolidated statement of expenditure by government mission

The Government provides segmented financial information for each of its missions. This information is intended to present the resources allocated to support its missions, and to provide users with relevant information for accountability and decision-making purposes. Intersegment transactions are usually evaluated at book value.

The following tables present the revenue sources and costs of each of the Government's missions, namely:

  Health and Social Services, which encompasses the activities of:

- the Ministère de la Santé et des Services sociaux (except for the condition of seniors sector),

- the bodies and special funds that contribute to this mission;

  Education and Culture, which encompasses the activities of:

- the Ministère de la Culture et des Communications (except for the debt management sector),

- the Ministère de l'Éducation (except for the status of women sector),

- The Ministère de l'Enseignement supérieur,

- the Ministère de l'Immigration, de la Francisation et de l'Intégration,

- the bodies and special funds that contribute to this mission;

  Economy and Environment, which encompasses mainly the activities of:

- the Ministère des Affaires municipales et de l'Habitation (except for the sector related to compensation in lieu of taxes and support to municipalities, the sector related to support to ministerial activities and the Commission municipale du Québec sector),

- the Ministère de l'Agriculture, des Pêcheries et de l'Alimentation,

- the Ministère de l'Économie et de l'Innovation,

- the Ministère de l'Énergie et des Ressources naturelles,

- the Ministère de l'Environnement et de la Lutte contre les changements climatiques,

- the Ministère des Forêts, de la Faune et des Parcs,

- the Ministère des Relations internationales et de la Francophonie,

- the Ministère de la Sécurité publique (promotion and development of the Capitale-Nationale sector),

- the Ministère du Tourisme,

- the Ministère des Transports,

162	PUBLIC ACCOUNTS 2020-2021

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of revenue and consolidated statement of expenditure by government mission (cont'd)

  Economy and Environment, which encompasses mainly the activities of (cont'd):

- the Ministère du Travail, de l'Emploi et de la Solidarité sociale (sector regarding employment assistance measures),

- the bodies and special funds that contribute to this mission;

  Support for Individuals and Families, which encompasses mainly the activities of:

- the Ministère de l'Éducation (status of women sector),

- the Ministère de la Famille,

- the Ministère de la Justice (compensation and recognition sector),

- the Ministère de la Santé et des Services sociaux (condition of seniors sector),

- the Ministère du Travail, de l'Emploi et de la Solidarité sociale (except for the sector regarding employment assistance measures),

- the bodies and special funds that contribute to this mission;

  Administration and Justice, which encompasses mainly the activities of:

- the National Assembly and persons appointed by it,

- the Ministère des Affaires municipales et de l'Habitation (sector related to compensation in lieu of taxes and support to municipalities, the sector related to support to ministerial activities and the Commission municipale du Québec sector),

- the Conseil du trésor,

- the Conseil exécutif,

- the Ministère des Finances (except for the debt management),

- the Ministère de la Justice (except for the compensation and recognition sector),

- the Ministère de la Sécurité publique,

- the Generations Fund,

- the bodies and special funds that contribute to this mission.

CONSOLIDATED FINANCIAL STATEMENTS	163

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of revenue and consolidated statement of expenditure by government mission (cont'd)

  Administration and Justice (cont'd):

In addition, revenue and expenditure related to the application or enforcement of any Act, which are under the responsibility of the Minister of Revenue, are presented in this mission, except for refundable tax credits that meet the definition of a tax-funded transfer. Each of these tax credits is presented in the expenditures of the government mission with which it is associated. Revenue from federal government transfers falling under the responsibility of the Ministère des Finances, i.e. revenue from equalization payments, payments from transfers for health care and for post-secondary education and other social programs, are also presented in this mission;

  Debt Service: which encompasses mainly the activities of the Ministère des Finances (debt management sector).

The revenue and expenditure of each government mission are presented after the eliminations of transactions and balances between the entities and unrealized gains and losses related to transactions on assets and liabilities that remained in the Government's reporting entity. In addition, when an entity's activities are related to several missions, its revenue and expenditure are allocated among the missions concerned.

164	PUBLIC ACCOUNTS 2020-2021

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of revenue by government mission

(millions of dollars)

	Fiscal year ended March 31, 2021

	Health and Social Services	Education and Culture	Economy and Environment	Support for Individuals and Families	Administration and Justice	Total

REVENUE

Income and property taxes		1 156	79		50 268	51 503

Consumption taxes		108	1 990	15	19 264	21 377

Duties and permits	2	41	2 786	54	1 730	4 613

Miscellaneous revenue	3 786	1 440	1 286	125	3 247	9 884

Revenue from government enterprises			161		4 330	4 491

Total own-source revenue	3 788	2 745	6 302	194	78 839	91 868

Federal government transfers	592	1 160	2 948	36	25 980	30 716

Total revenue	4 380	3 905	9 250	230	104 819	122 584

	Fiscal year ended March 31, 2020

	Health and Social Services	Education and Culture	Economy and Environment	Support for Individuals and Families	Administration and Justice	Total

REVENUE

Income and property taxes		1 539	79		48 864	50 482

Consumption taxes		90	2 338	30	18 890	21 348

Duties and permits	2	54	3 031	47	1 401	4 535

Miscellaneous revenue	4 135	1 976	1 732	208	2 911	10 962

Revenue from government enterprises					4 419	4 419

Total own-source revenue	4 137	3 659	7 180	285	76 485	91 746

Federal government transfers	228	1 380	2 185	38	21 397	25 228

Total revenue	4 365	5 039	9 365	323	97 882	116 974

CONSOLIDATED FINANCIAL STATEMENTS	165

Appendix 7

Segment disclosures (cont'd)

Consolidated statement of expenditure by government mission

(millions of dollars)

	Fiscal year ended March 31, 2021

	Health and Social Services	Education and Culture	Economy and Environment	Support for Individuals and Families	Administration and Justice	Debt Service	Total

EXPENDITURE BY SUPERCATEGORY

Transfer	6 167	6 320	12 504	10 086	3 708		38 785

Remuneration	32 843	16 089	1 603	604	4 641		55 780

Operating	14 237	4 097	3 807	332	1 318		23 791

Doubtful accounts and other allowances	92	37	539	41	56		765

Total expenditure excluding debt service	53 339	26 543	18 453	11 063	9 723	―	119 121

Debt service						7 689	7 689

Total expenditure	53 339	26 543	18 453	11 063	9 723	7 689	126 810

Fiscal year ended March 31, 2020
	Health and			Support for
	Social	Education	Economy and	Individuals	Administration	Debt
	Services	and Culture	Environment	and Families	and Justice	service	Total
(adjusted - Note 3)

EXPENDITURE BY SUPERCATEGORY

Transfer	5 246	5 647	10 436	9 956	2 070		33 355

Remuneration	28 488	15 371	1 591	583	4 865		50 898

Operating	10 116	4 391	4 415	356	1 346		20 624

Doubtful accounts and other allowances	81	64	1 311	21	861		2 338

Total expenditure excluding debt service	43 931	25 473	17 753	10 916	9 142	―	107 215

Debt service						7 676	7 676

Total expenditure	43 931	25 473	17 753	10 916	9 142	7 676	114 891

166	PUBLIC ACCOUNTS 2020-2021

Appendix 8

Fiduciary transactions conducted by the Government

Summary of properties held and fiduciary transactions administered for designated beneficiaries

(millions of dollars)

	As at March 31, 2021
				Net assets
	Assets		Liabilities	(liabilities)

Accounts under administration(1), under administration of the Curateur public	731		113	618
Account under administration of the Educational Childcare Services Fund	4		4	―
Caisse de dépôt et placement du Québec(1)	412 093		46 601	365 492	(2),(3)
Cautionnements individuels des agents de voyages	8	(2)	5	3
Comité Entraide - public and parapublic sectors	5		5	―
Commission de la construction du Québec
General administration fund(1)	315		343	(28)
Supplemental Pension Plan(1) :
general account	4 014	(2)	2 354	1 660
complementary account	14 346	(2)	14 346	―
pensioners' account	9 500	(2)	9 115	385
Other funds(1)	2 402		1 428	974
Compensation regime for municipal bodies	182		182	―
Conseil de gestion de l'assurance parentale(1)	12		12	―
Parental Insurance Fund(1)	582	(2)	71	511
Fonds central de soutien à la réinsertion sociale(1)	2			2
Fonds d'assurance automobile du Québec(1)	13 539	(2)	8 581	4 958
Fonds d'assurance-garantie	11	(2)		11
Fonds d'assurance-récolte	268	(2)	16	252
Fonds d'assurance-stabilisation des revenus agricoles	25		132	(107)
Fonds des pensions alimentaires	176		176	―
Fonds d'indemnisation des clients des agents de voyages	154	(2)	86	68
Fonds d'indemnisation des services financiers	99	(2)	24	75
CONSOLIDATED FINANCIAL STATEMENTS	167

Appendix 8

Fiduciary transactions conducted by the Government (cont'd)

Summary of properties held and fiduciary transactions administered for designated beneficiaries (cont'd)

(millions of dollars)

(1) The data are as at December 31, 2020, i.e. the end date of the trust fund's fiscal year.

(2) The funds of certain trusts are entrusted in whole or in part to the Caisse de dépôt et placement du Québec (the Caisse). The net assets of the Caisse, shown at fair value, included $224 053 M in funds entrusted to it by these trusts.

(3) The net assets of the Caisse include assets taken into account in the Government's consolidated financial statements, particularly those of the Retirement Plans Sinking Fund and the Generations Fund. The fair value of these assets was $119 463 M.

168	PUBLIC ACCOUNTS 2020-2021

Glossary

The following terms are used in the sections "Analysis of the consolidated financial statements" and "Consolidated financial statements" contained in this volume. Definitions mainly come from the CPA Canada Public Sector Accounting Handbook.

Accrual basis of accounting

The accrual basis of accounting is an accounting method that involves taking into account, in determining an entity's net results, the revenues the entity earned and the expenditures it incurred during a fiscal year without considering the moment the transactions were settled through cash receipts or disbursements or in any other manner.

Advance borrowings

Advance borrowings are borrowings made by the general fund of the Consolidated Revenue Fund in a fiscal year to meet its financial requirements in the next fiscal year.

Budget balance

The budget balance and its calculation method are defined in the Balanced Budget Act (CQLR, chapter E-12.00001).

The budget balance measures the attainment of a balanced budget. For a given fiscal year, it is the result of the difference between the revenue and expenditure determined in accordance with the Government's accounting policies and taking into account the following adjustments:

  items not included in the bdget balance:

i) the revenue and expenditure recorded in the Generations Fund,

ii) certain retroactive adjustments to revenue from government enterprises,

iii) for fiscal 2012-2013, the result arising from discontinued operations following the decision to close the Gentilly-2 nuclear generating station, presented in Hydro-Québec's annual consolidated financial statements;

  items included in the budget balance:

i) entries charged directly to the accumulated deficit, except for those resulting from:

(1) the retroactive effect of any new CPA Canada standard or the years preceding the changeover year proposed by the CPA Canada,

(2) accounting changes resulting from the 2006-2007 accounting reform appearing in the public accounts.

PUBLIC ACCOUNTS 2020-2021	171

Glossary (cont'd)

Cash equivalents

Cash equivalents are short-term highly liquid investments that are readily convertible to known amounts of cash and that are subject to an insignificant risk of changes in value. Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investing or other purposes. An investment would normally qualify as a cash equivalent only when it has a short maturity of, say, three months or less from the date of acquisition.

Consolidated Revenue Fund

The Consolidated Revenue Fund consists of all money received or collected from various sources over which the Parliament of Québec has the power of appropriation. It comprises a general fund and special funds.

Cost-sharing plans

Cost-sharing pension plans are joint plans for which the Government's responsibility for payment of the benefits granted by the plan is limited to its share of the cost of benefits accrued by employees.

Cost-balance plans

Cost-balance pension plans are plans for which the Government covers the total cost of accrued benefits, net of the contributions paid by employees and certain employers.

Debt representing accumulated deficits

The debt representing accumulated deficits consists of the accumulated deficits presented in the Government's consolidated financial statements.

Derivative instruments

Derivative instruments are instruments whose value fluctuates depending on an underlying instrument, regardless of whether the underlying instrument is actually held or issued.

Financial assets

Financial assets represent assets available at the end of the fiscal year that can be used to repay existing debts or to finance future operations. They are not intended to be used to deliver public services.

Financial instruments

Financial instruments are liquid assets, equity securities in an entity or contracts that are both a source of financial assets for one of the two contracting parties and a source of financial liabilities or equity instruments for the other contracting party.

172	PUBLIC ACCOUNTS 2020-2021

Glossary (cont'd)

Fixed assets

Fixed assets consist of acquired, built, developed or improved non-financial assets, whose useful life extends beyond the fiscal year and which are intended to be used on an ongoing basis for producing goods or delivering services.

General fund

The general fund consists of money paid into the Consolidated Revenue Fund that has not been credited to a special fund under legislative provisions.

Generations Fund

Under the Act to reduce the debt and establish the Generations Fund (CQLR, chapter R-2.2.0.1), the Minister of Finance deposits the sums that make up this fund with the Caisse de dépôt et placement du Québec. These sums are used exclusively for repaying the Government's gross debt.

Government enterprises

A government enterprise has all of the following characteristics:

  it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

  it is vested with the financial and administrative power to carry out commercial activities;

  its main activity is the sale of goods or the delivery of services to individuals or to organizations not included in the Government's reporting entity;

  it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources not included in the Government's reporting entity.

Government business partnerships

A government business partnership has all of the following characteristics:

  it is a separate legal entity that has the authority to enter into contracts in its own name and to go before a court;

  it is vested with the financial and administrative power to carry out commercial activities;

  its main activity is the sale of goods or the delivery of services to individuals or to organizations other than the partners, not included in the Government's reporting entity;

  it may, during the normal course of its operations, pursue its activities and settle its debts using revenue from sources other than the partners, not included in the Government's reporting entity.

PUBLIC ACCOUNTS 2020-2021	173

Glossary (cont'd)

Gross debt

The gross debt corresponds to the sum of debts before deferred foreign exchange gains or losses and the liability regarding the pension plans and other employee future benefits. The balance of the Generations Fund is subtracted from this amount.

The gross debt for a fiscal year does not include borrowings contracted by the Minister of Finance for the following fiscal year.

Gross domestic product (GDP)

GDP is the value of all goods and services produced within the geographical limits of a country or a territory during a given calendar year.

Inventories

Inventories consist of supplies that are consumed in the normal course of operations during the coming fiscal years.

Liabilities

Liabilities are obligations of the Government toward third parties on the financial statement date arising from past transactions or events, and whose fulfilment will give rise to an outflow of resources representative of economic benefits in the future.

Missions

Missions are the basic activity areas of a government that constitute its raison d'être. In Québec, there are six missions: "Health and Social Services", "Education and Culture", "Economy and Environment", "Support for Individuals and Families", "Administration and Justice", and "Debt Service".

Net debt

The net debt corresponds to the difference between the Government's financial assets and its liabilities. It consists of accumulated deficits and non-financial assets.

Non-financial assets

Non financial assets represent assets who, by their nature, are used in the normal course of the Government's activities to deliver public services.

Own-source revenue

Own-source revenue consists of revenue from income and property taxes, consumption taxes, duties and permits, miscellaneous sources and government enterprises.

174	PUBLIC ACCOUNTS 2020-2021

Glossary (cont'd)

Retirement Plans Sinking Fund (RPSF)

Under the Financial Administration Act (CQLR, chapter A-6.001), the Minister of Finance may make long-term investments by depositing money from the general fund of the Consolidated Revenue Fund with the Caisse de dépôt et placement du Québec, up to an amount equal to the sums recorded as the pension plans liability, in order to create a sinking fund to provide for the payment of all or part of the benefits awarded under these plans.

Revenue from duties and permits

Revenue from duties and permits arises from transactions with consideration for which the Government grants a third party, in exchange for liquid assets, a right of use or an operating permit or issues a third party a certificate.

Sinking Fund relating to Government Borrowings

Under the Financial Administration Act (CQLR, chapter A-6.001), the Minister of Finance may create a sinking fund to provide for the repayment of any borrowing that is part of the Government's public debt. To that end, the Minister may, with the authorization of the Government, take out of the general fund of the Consolidated Revenue Fund any sum the Minister pays into the sinking fund. In addition, prudential liquid assets are kept in the sinking fund to enable the Government to fulfill its financial commitments in the event of major disruptions in financial markets.

Special fund

A special fund is a fund established by an Act to provide for certain financial commitments of a minister, a budget-funded body or a non-budget-funded body exercising an adjudicative function. Legislative provisions determine which sums paid into the Consolidated Revenue Fund must be credited to a special fund.

Supercategories

Supercategories consist of the categories used to account for expenditures. There are five expenditures supercategories.

Transfer

This supercategory includes expenditures that are paid out to provide beneficiaries with various forms of financial support. For the Government, these expenditures do not constitute direct acquisitions of goods or services or funds granted for the purpose of obtaining a return, as in the case of an investment, or amounts for which it expects to be repaid at a later date, as in the case of loans.

PUBLIC ACCOUNTS 2020-2021	175

Glossary (cont'd)

Supercategories (cont'd)

Remuneration

This supercategory includes expenditures incurred for ordinary remuneration, overtime and certain other indemnities paid directly by the Government to permanent and part-time employees and to casual employees, including students and seasonal public sector employees. It also includes the remuneration of health professionals, salaries and allowances incurred towards members of the National Assembly, any person appointed or designated by the National Assembly to perform a function under its jurisdiction, the personnel it manages, judges and members of the Sûreté du Québec. Lastly, it includes all benefits and other contributions paid by the Government in its capacity as an employer, particularly, contributions to the pension plans, the Québec Pension Plan, the Québec Parental Insurance Plan and employment insurance.

Operating

This supercategory includes expenditures incurred in the course of an entity's administrative activities, apart from remuneration expenses, transfer expenses, doubtful accounts and other allowances, and debt service. In particular, it includes the estimated cost of reassessments and of the Government's new obligations regarding the remediation of contaminated sites, as well as the depreciation of fixed assets.

Doubtful accounts and other allowances

This supercategory includes expenditures resulting from changes in the allowance for doubtful accounts, the allowance for losses on financial initiatives guaranteed by the Government and the valuation allowance for loans, portfolio investments and advances.

Debt service

This supercategory includes interests on debts and on obligations related to accrued benefits of pensions plans and other future benefits. he revenues dedicated to the repayment of those liabilities are presented as a reduction of debt service is sufficient. The latter also includes the amortization of premiums, discounts and costs related to the issuance and management of debts, as well as foreign exchange gains and losses, including their amortization.

Transfer expenditures

Transfers are economic benefits granted by a government to a recipient, for no consideration in goods or services and for which the government does not expect to be reimbursed at a later date or to obtain a direct financial return.

176	PUBLIC ACCOUNTS 2020-2021